Exhibit 10.37

BUILDING LOAN AGREEMENT

Dated as of September 11, 2012

BY AND AMONG

GSB NMTC INVESTOR LLC,
a Delaware limited liability company
(“Administrative Agent”)

and

NCIF NEW MARKETS CAPITAL FUND IX CDE, LLC,
a Delaware limited liability company
(“NCIF Lender”)

and

CARVER CDC — SUBSIDIARY CDE 21, LLC,
a Delaware limited liability company
(“Carver Lender”)

and

BACDE NMTC FUND 4, LLC,
a Delaware limited liability company
(“BA Lender”)

and

GSNMF SUB-CDE 2 LLC,
a Delaware limited liability company
(“GS Lender”, and together with NCIF Lender, Carver Lender and BA Lender, “Lenders” and each a “Lender”)

and

TEACHERS VILLAGE PROJECT A QALICB URBAN RENEWAL ENTITY, LLC,
a New Jersey limited liability company
(“Borrower”)

“Administrative Agent’s Counsel”:	Jones Day
222 East 41st Street
New York, New York 10017
Attn: Aviva Yakren, Esq.

TABLE OF CONTENTS

		Page

ARTICLE I	PARTICULAR TERMS AND DEFINITIONS	2

ARTICLE II	ADVANCES OF THE LOANS	20

ARTICLE III	CONDITIONS PRECEDENT TO ADMINISTRATIVE AGENT’S OBLIGATION TO APPROVE THE MAKING OF THE INITIAL RELEASE	25

ARTICLE IV	CONDITIONS PRECEDENT TO ADMINISTRATIVE AGENT’S OBLIGATIONS TO APPROVE THE RELEASES OF THE PROCEEDS FROM THE DISBURSEMENT FUND AFTER THE INITIAL RELEASE	32

ARTICLE V	BORROWER’S REPRESENTATIONS, WARRANTIES AND COVENANTS	38

ARTICLE VI	EVENTS OF DEFAULT AND REMEDIES	53

ARTICLE VII	GENERAL CONDITIONS	59

ARTICLE VIII	PARTICULAR PROVISIONS	71

ARTICLE IX	ADMINISTRATIVE AGENT AND LENDER	77

ARTICLE X	NEW MARKETS TAX CREDITS PROVISIONS	86

i

Recitals

WHEREAS, on the date hereof, GS Halsey 2 NMTC Investment Fund LLC, a Delaware limited liability company (the “Investment Fund”) will make an equity investment in the (a) NCIF Lender in the amount of $10,000,000 (the “NCIF Equity Investment”), (b) Carver Lender in the amount of $12,500,000 (the “Carver Equity Investment”), (c) BA Lender in the amount of $10,000,000 (the “BA Equity Investment”), and (d) GS Lender in the amount of $8,500,000 (the “GS Equity Investment”), each of which shall be designated as a “qualified equity investment” or “QEI”) under Section 45D of the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws (the “Code”), in exchange for an equity interests therein; and

WHEREAS, each Lender is a “qualified community development entity” formed for the purpose of serving or providing investment capital for low-income communities or low-income persons (as such terms are defined for the purposes of Section 45D of the Code, consistent with the requirements of Section 45D of the Code); and

WHEREAS, in order to finance the development of the Projects (as hereinafter defined) the Lenders have determined to provide certain financing for the Projects, by using a new markets tax credit structure, as permitted by the Code; and

WHEREAS, the Lenders have agreed to provide the Loans (as hereinafter defined) to the Borrower, from the proceeds of the QEIs, to finance the costs of Borrower’s construction of the Improvements (as hereinafter defined); and

WHEREAS, a portion of each of the Notes (as hereinafter defined) shall be advanced to Borrower pursuant to the terms hereof to finance the Projects;

WHEREAS, the Borrower is expected to constitute a “qualified active low-income community business” as that term is defined in Section 45D of the Code (a “QALICB”); and

WHEREAS, each Lender intends to fulfill its purpose by making the Loans, each of which is intended to constitute a “qualified low income community investment” as that term is defined under Code Section 45D(d) and Treasury Regulations Section 1.45D-1(d) (a “QLICI”); and

WHEREAS, to evidence the Loans, Borrower has executed and delivered to the Lenders, respectively, the Notes; and

WHEREAS, the Notes are secured by the Mortgages (as hereinafter defined); and

WHEREAS, each Lender has agreed to make the Loans to Borrower, and the Administrative Agent has agreed to act as administrative agent for the benefit of the Lenders with respect to the Loans, upon and subject to all of the terms, conditions, covenants and agreements of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PARTICULAR TERMS AND DEFINITIONS

1.1.                            As used in this Building Loan Agreement (this “Agreement”), the following terms shall have the respective meanings indicated opposite each of them:

“ADA Indemnification Agreement”	—	ADA Indemnification Agreement, dated the date hereof, made by Borrower to Administrative Agent and Lenders, and any future amendments or modifications thereof.

“Administrative Agent”	—	Has the meaning given to such term on the cover page of this Agreement, and any successors thereof pursuant to the terms of this Agreement.

“Administrative Agent’s Counsel”	—	Has the meaning given to such term on the cover page of this Agreement.

“Affiliate”	—	With respect to any specified Person, any other Person who has Control over such specified Person.

“Agent Affiliates”	—	As such term is defined in Section 7.1(p)(iii) hereto.

“Agreement”	—	Defined in Section 1.1 above.

“Aggregate Change Order Amount”	—

With respect to Project 1, $320,000; with respect to Project 2, $830,000; and with respect to Project 3, $620,000. (Such amounts are the aggregate amounts permitted under the Loans and/or under the Direct Loan.)

“Allocatees”	—	Collectively, the NCIF Allocatee, the Carver Allocatee, the BA Allocatee and the GS Allocatee.

“Allocation Agreements”	—	Collectively, the NCIF Allocation Agreement, the Carver Allocation Agreement, the BA Allocation Agreement and the GS Allocation Agreement.

“Anti-Terrorism Laws”	—	Defined in Section 5.1(bb) hereof.

“Assignments of Contracts”	—	That certain Assignment of Contracts and Permits by Borrower in favor of Administrative Agent and the Lenders.

“Available Net Cash Flow”	—	Defined in Section 8.6 hereof.

“BA Allocatee”	—	Building America CDE Inc., a Delaware corporation.

“BA Allocation Agreement”	—	That certain Allocation Agreement by and between BA Allocatee, BA Lender (as well as other subsidiaries of BA Allocatee), and the CDFI Fund, effective April 3, 2012, as amended from time to time.

“BA Asset Management Fee”	—	As such term is defined in Section 8.5 hereof.

“BA Audit and Tax Fee”	—	As such term is defined in Section 8.5 hereof.

“BA CDE Account”	—	As such term is defined in Section 8.5 hereof.

“BA Equity Investment”	—	As such term is defined in the Recitals to this Agreement.

“BA Loan Servicing Fee”	—	As such term is defined in Section 8.5 hereof.

“Benefitted Persons”	—	As such term is defined in Section 7.16 hereof.

“Borrower”	—	Has the meaning given to such term on the cover page of this Agreement.

“Borrower’s Architect”	—	Richard Meier & Partners Architects LLP.

“Borrower’s Equity”	—

That portion of the Project Cost Statement for Hard Costs and Soft Costs to be funded by Borrower in the amount of $4,448,170 in advance of the Initial Release (or simultaneously with the funding of each Requisition).

“Budget” or “Budgets”	—	Collectively or individually, as applicable, the Project 1 Budget, the Project 2 Budget and the Project 3 Budget.

“Business Day”	—	A day other than a Saturday, Sunday or legal holiday for commercial banks in New York, New York.

“Carver Allocatee”	—	Carver Community Development Corporation, a Delaware corporation.

“Carver Allocation Agreement”	—	That certain Allocation Agreement by and between Carver Allocatee, Carver Lender (as well as other subsidiaries of Carver Allocatee), and the

CDFI Fund, effective May 6, 2009, as amended from time to time.

“Carver Equity Investment”	—	As such term is defined in the Recitals to this Agreement.

“Carver Asset Management Fee”	—	As such term is defined in Section 8.3 hereof.

“Carver Audit and Tax Fee”	—	As such term is defined in Section 8.3 hereof.

“Carver CDE Account”	—	As such term is defined in Section 8.3 hereof.

“CDE Expenses”	—

All costs and expenses incurred by, or on behalf of, the Lenders or their respective managing members from time to time on account of, or in connection with, the administration of the Loans and the Loan Documents and/or the operation, oversight and management of the investment and business activities of the Lenders, including, but not limited to: (i) fees for bookkeeping, accounting, and other similar services relating to the affairs of the Lenders (including, without limitation, the annual audit and tax return preparation, the preparation of annual and interim Financial Statements, and the preparation and submission of reports to the Lenders’ respective members, the Investment Fund and/or the CDFI Fund), (ii) any program participation fee that may be charged by the CDFI Fund, (iii) any local, state or federal taxes or other annual filing or reporting fees, charges or expenses (including, without limitation, any income, withholding or gross receipts tax imposed on the Lenders as a result of the Loans), (iv) annual asset management or compliance fees in the amounts reflected in the Projections, (v) any third party fees and expenses incurred outside of the ordinary course of business, such as the exercise of remedies in the case of an Event of Default hereunder.

“CDFI Fund”	—	The Community Development Financial Institutions Fund, an agency of the United States Treasury Department.

“Census Tract”	—	Census tract number 34013008100, which as of the date hereof is a Low-Income Community within the meaning of Section 45D of the Code.

“Change Order”	—	Any modification or amendment to the Plans, General Contract or Major Subcontracts.

“Change Order Amount”	—	$150,000. (Such amount is the aggregate amount permitted under the Loans and/or under the Direct Loan.)

“City”	—	The City of Newark, a municipal corporation in the County of Essex, State of New Jersey.

“Code”	—	Has the meaning given to such term in the Recitals of this Agreement.

“Community Benefits Agreement”	—	The Community Benefits Agreement, dated as of the date hereof, among the Lenders and the Borrower.

“Completion Date”	—	September 11, 2014, TIME BEING OF THE ESSENCE.

“Construction Consultant”	—	Hillmann Consulting, LLC, or other person or firm designated by Administrative Agent with the consent of the Lenders.

“Control”	—

When used with respect to any Person, the power to direct the day to day management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise, and the terms “controlling,” “controlled by” and “under common control with” shall have the meanings correlative therewith.

“Control Agreements”	—

Collectively, all account control agreements pertaining to all of the bank accounts of the Borrower pledged to the Administrative Agent for the benefit of the Lenders pursuant to the terms and conditions of this Agreement.

“CRDA”	—	Casino Reinvestment Development Authority.

“CRDA Loan”	—	The loan by CRDA to the Borrower in the amount of $5,250,000 for the construction of the Projects.

“Direct Costs” or “Hard Costs”	—	The aggregate costs of all labor, materials, equipment and fixtures necessary for completion of construction of the Improvements as more particularly set forth in the Direct Cost Statement.

“Direct Cost Statement”	—	A statement in form approved by Administrative Agent of Direct Costs incurred and to be incurred, trade by trade, to be prepared by the General Contractor.

“Direct Lender”	—	Goldman Sachs Bank USA.

“Direct Loan”	—	The loan made by the Direct Lender to the Borrower in the principal amount of $9,000,000.

“Disapproval Notice”	—	As such term is defined in Section 2.10 hereof.

“Disbursement Fund”	—

A controlled account established with Provident Bank for the benefit of Borrower into which the Lenders shall deposit funds, and from which the Administrative Agent, in accordance with the terms of this Agreement, shall thereafter authorize releases of proceeds of the Loans.

“Engineer”	—	Collectively, Arup USA, Inc. and McLaren Engineering Group, or such person or firm as may be approved by Administrative Agent to provide engineering services in connection with the Projects.

“Environmental Indemnity”	—

That certain Environmental Indemnity Agreement, dated as of the date hereof, from the Borrower, whereby, among other things, Administrative Agent and the Lenders are indemnified against damage, loss, cost, liability or expense suffered by Administrative Agent and/or the Lenders as a result of any Hazardous Materials at, on or about the Premises.

“Environmental Report”	—	Collectively, the documents listed on Exhibit A to the Environmental Indemnity.

“ERISA”	—	As such term is defined in Section 5.1(y) hereof.

“Event of Default”	—	As such term is defined in Section 6.1 hereof.

“Excluded Businesses”	—	As such term is defined in Section 10.3(j) hereof.

“Executive Order”	—	Defined in Section 5.1(bb) hereof.

“Fees”	—

Means any and all fees payable to the Lenders or Allocatees in connection with the Loans, including, without limitation, the NCIF Fees, the Carver Fees and the BA Fees, and as more particularly set forth herein or in the fee letters and/or agreements by and between the Borrower and any Lender or either Allocatee executed as of the date hereof.

“Financial Agreement”	—	As such term is defined in Section 3.2(v) hereof.

“Financial Statements”	—

Statements of the assets, liabilities (direct or contingent), income, expenses and cash flow of the Borrower and the General Contractor, prepared in accordance with the usual practices of the Borrower and the General Contractor.

“Fund Expenses”	—

All out of pocket third party costs and expenses actually incurred by, or on behalf of, the Investment Fund on account of, or in connection with, the administration of its investments in the Lenders and/or the operation, oversight, and management of the investment and business activities of the Investment Fund, including, but not limited to: (i) expenses related to overseeing compliance by the Lenders with the NMTC Program Requirements, (ii) management fees payable to the Investment Fund’s managing member, fees for bookkeeping, accounting, and other similar services relating to the affairs of the Investment Fund (including, without limitation, the annual audit and tax return preparation and submission of reports to the member(s) of the Investment Fund), (iii) bank account and funds transfer fees and charges, and (iv) any local, state or federal taxes or annual filing or reporting fees, charges or expenses.

“GAAP”	—	Generally accepted accounting principles as in effect from time to time in the United States and consistently applied.

“General Contract” or “General Contracts”	—	Individually or collectively, as applicable, any contract (together with all riders, addenda and other instruments referred to therein as “contract documents”) between Borrower and General

Contractor or any other person which requires General Contractor or such other person to provide, or supervise or manage the procurement of, substantially all labor and materials needed for completion of the Improvements.

“General Contractor”	—	Holister Construction or such other general contractor or site work contractor as are approved by Administrative Agent.

“Governmental Authorities”	—

The United States, the State of New Jersey and City of Newark and any political subdivision, agency, department, commission, board, bureau or instrumentality of any of them, including any local authorities, which exercises jurisdiction over the Premises or the Improvements.

“GS”	—	As such term is defined in Section 7.9 hereof.

“GS Allocatee”	—	GS New Markets Fund LLC, a Delaware limited liability company.

“GS Allocation Agreement”	—	That certain Allocation Agreement by and between GS Allocatee, GS Lender (as well as other subsidiaries of GS Allocatee), and the CDFI Fund, effective April 11, 2012, as amended from time to time.

“GS Equity Investment”	—	As such term is defined in the Recitals to this Agreement.

“Hazardous Materials”	—

Asbestos, polychlorinated biphenyls and petroleum products, and any other hazardous or toxic materials, wastes and substances (including, but not limited to, toxic mold) which are defined, determined or identified as such in, or subject to, any present and future federal, state or local laws, rules or regulations and judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments.

“HUD”	—	The United States Department of Housing and Urban Development.

“Improvements”	—

The construction of (i) in connection with Project 1, a building to be located on Block 57, Lot 31 (“Building 1”) that will consist of multiple retail spaces on the ground floor and approximately 24 residential rental units on the upper floors, (ii) in connection with Project 2, a building located on Block 58, Lot 1 (f.k.a. Lots 1, 2, 4, and 41, and portions of Lots 5, 35.02, and 43) (“Building 6”) that will consist of multiple retail spaces on the ground floor and approximately 65 residential rental units on the upper floors, and (iii) the building to be located at Block 95, Lot 1.02 (f.k.a. Lot 10 and portions of Lots 9 and 16) (“Building 7”) that will consist of multiple retail spaces on the ground floor and approximately 42 residential rental units on the upper floors, and which shall be additional collateral for the Loan.

“Indirect Costs” or “Soft Costs”	—

Certain costs (other than Direct Costs) of completion of the Improvements, including, but not limited to, brokerage fees, developer fees, architects’, engineers’ and Administrative Agent’s and/or the Lenders’ attorneys’ fees, ground rents, interest on the Notes and recording taxes and title charges in respect of the Mortgages, real estate taxes, water and sewer rents, survey costs, loan commitment fees, insurance and bond premiums and such other non-construction costs as are part of the “cost of improvement”.

“Indirect Cost Statement”	—	A statement in form approved by Administrative Agent of Indirect Costs incurred and to be incurred, to be prepared by Borrower.

“Initial Release”	—	The first release of proceeds of the Loans from the Disbursement Fund to the Borrower to be made hereunder and on even date herewith.

“Intercreditor Agreement”	—	That certain Subordination and Intercreditor Agreement, dated as of the date hereof, by and among Borrower, Lenders, Administrative Agent, CRDA, and Direct Lender.

“Investment Fund”	—	Has the meaning given to such term in the Recitals to this Agreement.

“Leases”	—	Collectively, the leases to be entered into by RBH Retail, LLC (as lessee under the Master Lease) related to the retail spaces at the Projects in excess of 5,000 square feet.

“Lender” or “Lenders”	—	Has the meaning given to such term on the cover page of this Agreement.

“Loan” or “Loans”	—

Means, individually or collectively as the case may be, Loan A, Loan B and Loan C, as evidenced by the Notes and secured by the respective Mortgage, all to be advanced pursuant to the terms of this Agreement.

“Loan A”	—	Collectively, the portion of the Loans evidenced by the Loan A Notes.

“Loan A Notes”	—	Collectively, the Loan A-1 Note, the Loan A-2 Note, the Loan A-3 Note, and the Loan A-4 Note.

“Loan A-1 Note”	—	That certain Loan A-1 Note, in the maximum principal amount of $3,829,268, made by the Borrower to the NCIF Lender, dated as of the date hereof.

“Loan A-2 Note”	—	That certain Loan A-2 Note, in the maximum principal amount of $4,786,585, made by the Borrower to the Carver Lender, dated as of the date hereof.

“Loan A-3 Note”	—	That certain Loan A-3 Note, in the maximum principal amount of $3,829,268, made by the Borrower to the BA Lender, dated as of the date hereof.

“Loan A-4 Note”	—	That certain Loan A-4 Note, in the maximum principal amount of $3,254,878, made by the Borrower to the GS Lender, dated as of the date hereof.

“Loan B”	—	Collectively, the portion of the Loans evidenced by the Loan B Notes.

“Loan B Notes”	—	Collectively, the Loan B-1 Note, the Loan B-2 Note, the Loan B-3 Note, and the Loan B-4 Note.

“Loan B-1 Note”	—	That certain Loan B-1 Note, in the maximum principal amount of $2,430,000, made by the Borrower to the NCIF Lender, dated as of the date hereof.

“Loan B-2 Note”	—	That certain Loan B-2 Note, in the maximum principal amount of $2,787,500, made by the Borrower to the Carver Lender, dated as of the date hereof.

“Loan B-3 Note”	—	That certain Loan B-3 Note, in the maximum principal amount of $2,430,000, made by the Borrower to the BA Lender, dated as of the date hereof.

“Loan B-4 Note”	—	That certain Loan B-4 Note, in the maximum principal amount of $2,320,500, made by the Borrower to the GS Lender, dated as of the date hereof.

“Loan C”	—	Collectively, the portion of the Loans evidenced by the Loan C Notes.

“Loan C Notes”	—	Collectively, the Loan C-1 Note, the Loan C-2 Note, the Loan C-3 Note, and the Loan C-4 Note.

“Loan C-1 Note”	—	That certain Loan C-1 Note, in the maximum principal amount of $3,440,732, made by the Borrower to the NCIF Lender, dated as of the date hereof.

“Loan C-2 Note”	—	That certain Loan C-2 Note, in the maximum principal amount of $4,300,915, made by the Borrower to the Carver Lender, dated as of the date hereof.

“Loan C-3 Note”	—	That certain Loan C-3 Note, in the maximum principal amount of $3,440,732, made by the Borrower to the BA Lender, dated as of the date hereof.

“Loan C-4 Note”	—	That certain Loan C-4 Note, in the maximum principal amount of $2,924,622, made by the Borrower to the GS Lender, dated as of the date hereof.

“Loan Budget Amounts”	—	The portion of the Loans as set forth on the Project Cost Statement, to be advanced for each category of Direct Costs and Indirect Costs.

“Loan Documents”	—

Collectively, and as may be amended from time to time, this Agreement, the Notes, the Mortgages, the Guaranties, the Environmental Indemnity, the ADA Indemnification Agreement, the Assignment of Contracts, the Control Agreements, any financing statement under the Uniform Commercial Code and any and all other documents, instruments and/or certificates executed by the Borrower in connection with the Loans.

“Low-Income Communities”	—	Has the meaning ascribed to it in Section 45D(e) of the Code.

“Major Subcontractor”; “Major Subcontract”	—

Any single subcontractor or materialman who enters into a contract or contracts with General Contractor or the Borrower in connection with the construction of the Improvements, which contract or contracts provide for aggregate payments to such subcontractor or materialman equal to or in excess of $250,000.

“Master Lease”	—	That certain master lease, between the Borrower, as lessor, and RBH Retail, LLC, as lessee, of the retail space at the Projects.

“Mortgages”	—

Collectively, those certain mortgages, assignment of leases and rents and security agreements, each made by the Borrower to the Lender, and each dated as of the date hereof, securing the Loan A, the Loan B and the Loan C, respectively.

“Mortgaged Property”	—	The Premises and other property constituting the “Mortgaged Property,” as said quoted term is defined in the Mortgages.

“NCIF Allocatee”	—	National Community Investment Fund, an Illinois charitable trust.

“NCIF Allocation Agreement”	—

That certain Allocation Agreement by and between NCIF Allocatee, NCIF Lender (as well as other subsidiaries of NCIF Allocatee), and the CDFI Fund, effective October 30, 2009, as amended from time to time.

“NCIF Equity Investment”	—	As such term is defined in the Recitals to this Agreement.

“NCIF Fee Agreement”	—	That certain Asset Management Agreement, dated as of the date hereof, between NCIF Allocatee and the NCIF Lender.

“NCIF CDE Account”	—	As such term is defined in Section 8.4 hereof.

“NMTC Program Requirements”	—	Collectively, all provisions of Section 45D of the Code, the Treasury Regulations and Guidance and the Allocation Agreements.

“Notes”	—	Collectively, the Loan A Notes, the Loan B Notes and the Loan C Notes.

“Operating Account”	—

A separate bank account established by the Borrower into which releases of the proceeds of the Loans from the Disbursement Fund shall be deposited which is pledged hereunder by the Borrower to the Lenders.

“Operating Agreement”	—	Collectively, the operating agreement of the Borrower and any and all amendments thereto.

“Other Lenders”	—	Collectively, the Direct Lender and CRDA.

“Other Mortgages”	—	As such term is defined in the Mortgages.

“Payment and Performance Bonds”	—

Payment and performance bonds, issued by a surety acceptable to Lenders in their sole discretion, in an amount of each General Contract, along with dual obligee riders naming Lenders and Administrative Agent as additional beneficiaries, in form and substance satisfactory to Lenders.

“Pension or Benefit Plan”	—	As such term is defined in Section 5.1(y) hereof.

“Permitted Contest”	—

A contest by Borrower by appropriate legal proceedings, promptly initiated and conducted in good faith and with due diligence, as to the amount or validity or application in whole or in part of liens of any mechanics, materialmen and similar liens provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) the Premises nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly, upon final determination thereof, pay or cause the payment of the amount of any such mechanics, materialmen or similar liens, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested any mechanics, materialmen or similar liens from the Premises; and (vi) Borrower shall furnish or cause to be furnished such security as may be required in the proceeding, or as may be reasonably requested by Administrative Agent, to insure the payment of any such mechanics, materialmen and similar liens, together with all interest and penalties thereon.

“Permitted Loans”	—	The Direct Loan and the CRDA Loan.

“Permitted Transferee”	—

One or more of the following: (i) one or more of the following: an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust or governmental entity or plan; or (ii) an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended; or (iii) an institution substantially similar to any of the foregoing, which, in the case of each of the sub-clauses of this definition, has at least $300,000,000 in total assets (in name or under management), and is regularly engaged in the business of making or owning commercial real estate loans or commercial loans or mezzanine loans (or interests therein) similar to the loans described herein; (iv) any entity Controlled (as defined below) by or Controlling, or under common Control with, any of the entities described in clauses (i)-(iii) above, or (v) a governmental entity. (“Control” means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise, and “Controlled” and “Controlling”

have the meaning correlative thereto).

“Person”	—

Any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, association, joint stock company, bank, trust, estate, unincorporated organization, any federal, state, county or municipal government (or any agency or political subdivision thereof), endowment fund or any other form of entity.

“Plans”	—

All final drawings, plans and specifications prepared by Borrower’s Architect, the General Contractor or Major Subcontractors, and approved by Administrative Agent, the Lenders and the Construction Consultant, which describe and show the labor, materials, equipment, fixtures and furnishings necessary for the construction of the Improvements, including all amendments and modifications thereof made by approved Change Orders (and also showing minimum grade of finishes and furnishings for all areas of the Improvements to be leased or sold in ready-for-occupancy conditions).

“Portion of the Loans”	—	The rights, interests, and obligations of any Lender with respect to its Loans under or pursuant to the provisions of this Agreement.

“Premises”	—	The real property described on Schedule A to the Mortgages, upon part of which the Improvements are to be constructed.

“Project” or “Projects”	—	Individually or collectively, as the context may require, Project 1, Project 2 and/or Project 3.

“Project 1”	—	Collectively, the Premises and Improvements in connection with the construction of Building 1.

“Project 1 Budget”	—

The budget for Project 1 (and any and all amendments, additions, deletions, supplements and restatements thereof which are specifically approved in writing by Administrative Agent) setting forth all of the estimated costs for construction, furnishing and equipping of the Improvements for Project 1 and all related soft costs, as approved by Administrative Agent.

“Project 2”	—	Collectively, the Premises and Improvements in connection with the construction of Building 6.

“Project 2 Budget”	—

The budget for Project 2 (and any and all amendments, additions, deletions, supplements and restatements thereof which are specifically approved in writing by Administrative Agent) setting forth all of the estimated costs for construction, furnishing and equipping of the Improvements for Project 2 and all related soft costs, as approved by Administrative Agent.

“Project 3”	—	Collectively, the Premises and Improvements in connection with the construction of Building 7.

“Project 3 Budget”	—

The budget for Project 3 (and any and all amendments, additions, deletions, supplements and restatements thereof which are specifically approved in writing by Administrative Agent) setting forth all of the estimated costs for construction, furnishing and equipping of the Improvements for Project 3 and all related soft costs, as approved by Administrative Agent.

“Project Cost Statement”	—

The statement setting forth, by category, the aggregate cost of each category of construction with respect to Project 1, Project 2 and/or Project 3, as applicable, as well as the amount of the applicable Loans and Borrower’s equity contribution attributable to each category.

“Projections”	—	The financial projections with respect to the Projects, dated as of the date hereof, and prepared by Reznick Group, P.C.

“Pro Rata Interest” or “Pro Rata Interests”	—

“Pro-Rata Interest” with respect to a Lender individually, or “Pro Rata Interests” with respect to the Lenders collectively, as the case may be, means the applicable percentage or percentages in which the Lenders agree to share in the collections, recoveries, and certain contribution obligations under and with respect to the Portion of the Loans being made by each Lender. The Pro Rata Interest of any Lender from time to time shall be equal to the percentage obtained by dividing (x) the outstanding principal balance of the Loans made by such Lender by (y) the outstanding principal balance of the Loans made by all Lenders.

“QALICB”	—	Has the meaning given to such term in the Recitals to this Agreement.

“QEIs”	—	Has the meaning given to such term in the Recitals to this Agreement.

“QLICI”	—	Has the meaning given to such term in the Recitals to this Agreement.

“Recapture Event”	—

Any event or condition that causes or results in a disallowance or recapture of all or any portion of the new market tax credits pursuant to Section 45D of the Code or the Treasury Regulations or Guidance thereunder.

“Reinvestment Proceeds”	—	As such term is defined in Section 9.19 hereof.

“Required Lenders”	—

For any decision required to be made by the Lenders but which, pursuant to the terms of this Agreement, is not required to be unanimous, shall require the consent of the GS Lender together with at least two (2) of the other three (3) Lenders.

“Requisition”	—

A statement by Borrower in form and substance similar to Exhibit B pursuant to the terms hereof, and approved by Administrative Agent setting forth the amount of the release of proceeds of the Loans from the Disbursement Fund, requested in each instance and including:

(i)                  the Direct Cost Statement and Indirect Cost Statement;

(ii)               a “Contractor’s Cost Certification” in form approved by Administrative Agent and the Construction Consultant;

(iii)            “Lien Waivers” from all General Contractor and, if requested by Administrative Agent, subcontractors, or suppliers covered by a previous Requisition in form approved by Administrative Agent;

(iv)           proof of payment of all Indirect Costs covered by a previous Requisition;

(v) proof of payment of Borrower’s Equity; and (vi) AIA Form G702 Application and Certificate for Payment.

“Residential Leases”	—	Collectively, the leases entered into by the Borrower with respect to the residential units of the Projects, in a form to be approved in writing by Lenders and Administrative Agent.

“Retainage”	—

A sum equal to 10% of any advance of a Loan to the extent it funds Direct Costs including any advance of the “Contingency” as shown on the Project Cost Statement, which amount shall be reduced (but not released) to 5% of any advance of such Loan after completion of 90% of the applicable Project.

“Retained Amounts”	—	The amounts permitted to be retained by Borrower from each draw request for Hard Costs under the General Contracts or Major Subcontracts.

“Shortfall Amount”	—	As such term is defined in Section 7.1(d) hereof.

“Shortfall Letter of Credit”	—	As such term is defined in Section 7.1(g) hereof.

“Shortfall Payment”	—	As such term is defined in Section 7.1(d) hereof.

“SPE”	—

A limited partnership or limited liability company which: (a) shall not commingle assets with those of any other entity and holds its assets in its own name; (b) conducts its business in its own name; (c) maintains separate bank accounts, books, records and Financial Statements; (d) pays its own liabilities out of its own funds; (e) maintains adequate capital in light of contemplated business operations; (f) observes all organizational formalities; (g) maintains an arm’s-length relationship with each Affiliate; (h) pays the salaries of its own employees, if any, in light of contemplated business operations; (i) shall not guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of others; (j) shall not acquire obligations or securities of any Affiliate; (k) shall not make loans to any other person or entity; (l) allocates fairly and reasonably any overhead for shared office space, if any; (m) shall not pledge its assets for the benefit of any other entity; (n) holds itself out as a separate entity and shall not fail to correct any known misunderstanding regarding its separate identity; and (o) shall not identify itself or any of its Affiliates as a division or part of the other.

“State”	—	The State of New Jersey.

“Stored Materials”	—	As such term is defined in Section 2.5 hereof.

“Stored Materials Statement”	—

A statement in form approved by Administrative Agent which, if advances are to be made for stored materials pursuant to Section 2.5 hereof, shall be prepared by Borrower as part of the Direct Cost Statement.

“Tax”	—	As such term is defined in Section 5.2(ee) hereof.

“Title Insurer”	—	Chicago Title Insurance Company or any other issuer(s) approved by Administrative Agent which is issuing the title insurance policy or policies insuring the Mortgages.

“Title Policy”	—	As such term is defined in Section 3.4(b) hereof.

“Treasury Regulations and Guidance”	—

Any proposed, temporary and/or final regulations promulgated under the Code and any guidance, rule or procedure published by the CDFI Fund, including, without limitation, the Community Development Entity Certification Application and Allocation Agreements.

“UBO”	—	As such term is defined in Section 5.2(ee) hereof.

“Unavoidable Delay”	—

Any delays due to industry-wide strikes or similar labor disputes, acts of God, governmental restrictions, enemy action, civil commotion, acts of terrorism, fire, unavoidable casualty, unusually adverse weather conditions; provided, however, that neither the failure of Borrower to fulfill the requirements to receive a release hereunder nor the lack of Borrower’s own funds shall be deemed a cause beyond the reasonable control of the Borrower.

(End of Article I)

ARTICLE II

ADVANCES OF THE LOANS

2.1.                            Subject to the provisions of this Agreement, including, without limitation, Articles III, IV, VIII and IX hereof, Administrative Agent will approve releases from the proceeds deposited into the Disbursement Fund, and Borrower will accept the releases of from the Disbursement Fund as follows:

The Initial Release will be made upon the satisfaction of the applicable conditions set forth in Article III hereof, and all subsequent releases from the Disbursement Fund shall be made no more frequently than every month thereafter, within ten (10) Business Days of receipt of a Requisition, and upon the satisfaction of the applicable conditions set forth in this Agreement, in amounts which shall be equal to the aggregate of the Direct Costs and Indirect Costs incurred by Borrower through the end of the period covered by the Requisition, less:

(a)                                 the greater of the Retainage of such Direct Costs or the actual “Retained Amounts” specified on the Direct Cost Statement; and

(b)                                 the total of the releases from the Disbursement Fund theretofore made;

and, at the election of Administrative Agent, less any costs covered by the Requisition not approved, certified or verified as provided in Section 2.2 hereof, any Indirect Costs covered by a previous or the current Requisition for which any requested proof of payment has not been received by Administrative Agent, and/or any Direct Costs covered by a previous or the current Requisition for which any requested payment receipts have not been received by Administrative Agent and the Construction Consultant.

2.2.                            Direct Costs are to be certified by the General Contractor and Borrower’s Architect and must be in accordance with the Direct Cost Statement.  Verification of the monthly progress and Direct Costs which have been incurred by Borrower from time to time, and the estimated total Direct Costs, shall be reasonably determined by the Construction Consultant, except that both Direct Costs and Indirect Costs are also subject to reasonable approval and verification by Administrative Agent from time to time.  Advances for Direct Costs shall be made only to the extent that the work is actually completed in accordance with the Plans and is in place and approved by the Construction Consultant and Administrative Agent.

2.3.                            All releases of proceeds from the Disbursement Fund to Borrower shall be deposited via wire transfer or other transfer of same day funds in the Borrower’s Operating Account; provided, however, that Administrative Agent reserves the right with respect to any Requisition, at any time and from time to time, to require that releases hereunder be made jointly to Borrower and the General Contractor and/or subcontractors and suppliers to be paid from the funds being advanced under such Requisition.  Requisitions shall be received by Administrative Agent and Lenders at least ten (10) Business Days prior to the date of the requested release from the Disbursement Fund of any of the proceeds held therein.  Administrative Agent shall fund such Requisition within ten (10) Business Days after all conditions to make advances under this Article II and under Sections 3.1, 3.2 or 3.3 hereof, as the case may be, but shall have no obligation to authorize releases of the proceeds more frequently than once per calendar month.

2.4.                            Amounts, including Retainage (and any other amounts), not authorized for release pursuant to Section 2.1 hereof during the course of construction of the Improvements shall be authorized for release from the Disbursement Fund upon the satisfaction of the conditions set forth in Section 4.2 hereof.  Loan Budget Amounts for Indirect Costs not released prior to completion of construction of the Improvements shall be released until exhausted, not more frequently than once a month, for Indirect Costs as incurred after such completion.

2.5.                            Administrative Agent shall, at its sole option, authorize release of proceeds from the Disbursement Fund, in such amounts as Administrative Agent shall approve, for Borrower’s building materials (the “Stored Materials”), approved by Administrative Agent in accordance with clauses (a)-(g) below, which have been purchased by Borrower and stored in either a bonded public warehouse or in such other storage facility as is satisfactory to Administrative Agent or stored on site prior to incorporation in the Improvements provided:

(a)                                 said Stored Materials are fully insured to Administrative Agent’s satisfaction (in transit and while in storage) and will be incorporated into the Improvements within thirty (30) days of receipt of same at the Premises,

(b)                                 the Stored Materials are marked and segregated from all other items stored in such bonded public warehouse or storage facility,

(c)                                  Administrative Agent and Borrower shall have entered into a security agreement, in form and substance satisfactory to Administrative Agent, covering the Stored Materials and Administrative Agent on behalf of the Lenders shall have been provided with a satisfactory first chattel lien with respect thereto,

(d)                                 Administrative Agent shall have received evidence, satisfactory to Administrative Agent, that the Borrower holds title (including, but not limited to, a bill of sale) to the Stored Materials free and clear of all liens and encumbrances (other than those in favor of Lenders and the Other Lenders), and any warehouseman’s receipt or similar document, for the stored materials,

(e)                                  if the Stored Materials are stored in a facility other than a bonded public warehouse, then the Stored Materials must be protected against theft and vandalism to Administrative Agent’s satisfaction,

(f)                                   Borrower shall provide to Administrative Agent photos of the Stored Materials; and

(g)                                  the Stored Materials have been inspected by the Construction Consultant.

2.6.                            Subject to Article IX hereof, after an Event of Default hereunder, Administrative Agent may, in its sole and absolute discretion, accelerate all or any portion of the amounts to be advanced or released hereunder or cease to fund any amounts hereunder, all without regard to Borrower’s satisfaction of the conditions to its entitlement to proceeds of the Loans to be disbursed from the Disbursement Fund and no person dealing with Borrower or the General Contractor or any other person (other than the Lenders) shall have standing to demand any different performance from Administrative Agent.

2.7.                            If, at any time, the Borrower shall request that the undisbursed balance of the Loan Budget Amount for any category of cost shown on the Project Cost Statement be reallocated to another category of cost, Administrative Agent shall consent to such reallocation only (i) if, in Administrative Agent’s reasonable judgment, the unreleased balance of the Loan Budget Amount for such category of cost is excessive given the remaining cost for such category, (ii) there is no Event of Default and (iii) provided that any reallocation of Loan Budget Amounts pursuant to this Section 2.7 will not have any other adverse effect upon the Loans.

2.8.                            The Borrower hereby irrevocably authorizes Administrative Agent (or its replacement pursuant to Article IX hereof) on behalf of the Lenders to approve releases of, and the Lenders to release, proceeds from the Disbursement Fund to pay interest accrued on the Notes as it comes due, or to satisfy any of the conditions of this Agreement, including, without limitation, the payment of the reasonable CDE Expenses and the payment of the reasonable fees and expenses of Administrative Agent’s Counsel and Lenders’ counsel and the Construction Consultant actually incurred, notwithstanding that the Borrower may not have requested authorization of the release of such amounts and whether or not an Event of Default is continuing under this Agreement; provided, however, that regarding amounts that the Borrower has not requested released, within ten (10) Business Days following any such release, the Borrower is provided with notice of such release together with a reasonable accounting of such amounts released; provided, further, however, that failure to notify the Borrower shall have no consequences whatsoever to the effectiveness of any such release.  The authorization granted hereby shall not prevent the Borrower from paying interest, or satisfying said conditions, from its own funds and shall in no event be construed so as to relieve the Borrower from its obligations to pay interest as and when due under the Notes, or to satisfy said conditions, or to obligate the Administrative Agent to approve releases of proceeds of the Loans for payment of interest or the satisfaction of said conditions.  At such time as the Borrower commences leasing of the Improvements, interest on the Loans shall be paid from the net operating income of the Improvements to the extent there is sufficient net operating income to do so and the remainder of the interest payment shall be made from the proceeds of the Loans to the extent available for payment of interest on the Loans.  Furthermore, if there are sufficient savings in line items in the Budget, the Borrower may request that Administrative Agent reallocate such savings toward payment of the NCIF Fees, the Carver Fees and the BA Fees (on a pro rata basis) or to an interest reserve, which reallocated amounts may then be used to make interest payments in place of net operating income making such interest payments; provided, however, that the determination as to whether to so reallocate any cost savings shall be made in the sole discretion of Administrative Agent.  Notwithstanding the Administrative Agent’s sole discretion, should the Borrower provide the Administrative Agent with a certificate from the applicable Borrower’s Architect stating there are sufficient funds to complete the Projects, the Administrative Agent shall reallocate such cost savings to make interests payments or to make payment of the NCIF Fees, the Carver Fees and the BA Fees (on a pro rata basis) as requested by the Borrower.

2.9.                            Intentionally Deleted.

2.10.                     Requisitions for the Initial Release and all subsequent releases from the Disbursement Fund shall be provided to each Lender by Borrower simultaneously with submission of such Requisition to Administrative Agent, together with all supporting material required by this Article II in the case of the Initial Release and Article IV in the case of each subsequent release (including, but not limited to, the reports of the Construction Consultant).  In the event that a Lender disapproves all or a portion of the Requisition and notifies (which disapproval notification shall be made to the Administrative Agent in writing, be reasonable and be in sufficient detail for the Administrative Agent to be able to assess the disapproval (the “Disapproval Notice”)) Administrative Agent of such disapproval prior to Administrative Agent disbursing the Loan proceeds, Administrative Agent shall not release such disbursement (or portion thereof that is being disapproved by the applicable Lender, as the case may be) until Administrative Agent, Required Lenders and the Borrower resolve the disputed items.  In the event that a Lender disapproves or disputes all or a portion of a Requisition and provides a Disapproval Notice to Administrative Agent after Administrative Agent has disbursed the Loan proceeds, Administrative Agent shall not disburse the immediately succeeding Requisition until Administrative Agent, Required Lenders and the Borrower resolve the disputed items. Notwithstanding the foregoing, if a Lender has not disapproved a Requisition within five (5) days after the release of such disbursement, such Lender’s consent shall be deemed given. For the purposes of this Section 2.10, in addition to delivering notices pursuant to Section 7.01(h) hereof, Required Lenders shall provide notice to Administrative Agent by electronic mail to Alexander.Ivanovic@gs.com. Notwithstanding anything to the contrary contained in this Agreement or otherwise, but subject to the Accepted Servicing Practices, Administrative Agent shall have no liability whatsoever to the Lenders for approving the advance of a Requisition that any Lender or Lenders subsequently disapprove, approved or are deemed to have approved.

2.11.                     Subject to Section 2.10 hereof, if Administrative Agent or a Lender questions the appropriateness of paying any portion of a Requisition, Administrative Agent shall nevertheless authorize the advance of the undisputed portion of the Requisition and the Administrative Agent and such Lender shall work with the Borrower in resolving any disputed items.  The disputed portion of a Requisition shall not be paid until the dispute is resolved.

(End of Article II)

ARTICLE III

CONDITIONS PRECEDENT TO ADMINISTRATIVE AGENT’S
OBLIGATION TO APPROVE THE MAKING OF THE INITIAL RELEASE

3.1.                            Administrative Agent, on behalf of the Lenders, shall not be obligated to approve the making of the Initial Release by the Lenders until the following conditions shall have been satisfied by the Borrower or have been waived by Administrative Agent (provided that unless such waiver has been granted in writing, it shall not be deemed to have been waived for future releases):

(a)                                 Administrative Agent and the Lenders shall have received and approved the items specified in Section 3.2 below;

(b)                                 The Construction Consultant shall have received and approved the items specified in Section 3.3 below;

(c)                                  Counsel to each of the Lenders and Administrative Agent shall have received and approved the items specified in Section 3.4 below;

(d)                                 Administrative Agent and the Lenders shall have approved the Plans, the Environmental Report, the state of title to the Premises reflected in the Title Policy, the survey and such other documents required by the Administrative Agent and the Lenders;

(e)                                  The representations and warranties made in Article V and Article X hereof shall be true and correct on and as of the date of the Initial Release with the same effect as if made on such date;

(f)                                   The Improvements, if any, shall not have been injured or damaged by fire or other casualty unless Administrative Agent, on behalf of the Lenders, shall have received insurance proceeds sufficient in the judgment of the Construction Consultant to effect the satisfactory restoration of the Improvements and to permit completion of the Improvements prior to the Completion Date;

(g)                                  Administrative Agent and the Lenders shall have received a copy of the fully executed Master Lease, in form and substance satisfactory to Administrative Agent and the Lenders;

(h)                                 Administrative Agent and the Lenders shall have received evidence satisfactory to them that the proceeds of the Permitted Loans made by the Other Lenders will be available to the Borrower; and

(i)                                     There shall exist no default beyond any applicable periods of notice and grace under any of the Loan Documents, irrespective of whether or not the same shall constitute an Event of Default thereunder.

3.2.                            The items to be received and approved by Administrative Agent and the Lenders prior to the Initial Release shall be:

(a)                                 Evidence that all of the Fees due on or prior to the date of the Initial Release have been paid to the respective parties or will be made out of the Initial Release;

(b)                                 An appraisal, in form, substance and amount, and from an appraiser, satisfactory to the Administrative Agent and the Lenders;

(c)                                  Current Financial Statements and such other financial data as Administrative Agent and the Lenders shall require including, but not limited to, consolidated, audited Financial Statements of any member and/or manager of the Borrower, together with evidence that there has occurred no material adverse change in the financial condition reflected therein between the respective dates thereof and the date hereof;

(d)                                 The following, in form and substance reasonably satisfactory to Administrative Agent and the Lenders: (i) evidence that the Plans have been approved by Construction Consultant and by Governmental Authorities, (ii) evidence that the Improvements as shown by the Plans will comply with applicable zoning and environmental ordinances and regulations, (iii) evidence that the executed General Contracts are in effect which satisfactorily provides for the construction of the Improvements in accordance with the Plans, (iv) evidence that all roads and utilities necessary for the full utilization of the Improvements for their intended purposes have been completed or will be completed prior to the Completion Date or the presently installed and proposed roads and utilities will be sufficient for the full utilization of the Improvements for their intended purpose, (v) evidence that the construction of the Improvements theretofore performed, if any, was performed in accordance with the Plans and will be finished along with all necessary roads and utilities on or before the Completion Date, and (vi) evidence that the cost of constructing the Improvements shall not exceed the total development costs approved by the Administrative Agent and the Lenders and set forth in the Budgets;

(e)                                  An executed copy of the General Contracts in connection with the Projects, together with a copy of the agreement with Borrower’s Architect;

(f)                                   An Architect’s Qualification Statement on AIA Document B431 for the Architect, together with evidence that the Architect is duly licensed and registered in the State of New Jersey; a fully executed copy of the contract between Borrower and the Engineer acceptable to Administrative Agent in all respects; a Qualification Statement on AIA Form B431 (or similar qualification form from the ACEC for Engineer), together with evidence that Engineer is duly licensed and registered in the State of New Jersey; and a list of all contractors to be employed in connection with the construction of the Projects, which at a minimum sets forth the nature of the work to be performed, the labor and materials to be supplied and the dollar amount of such work and/or materials.  The required list of contractors must specify the amount of each contract, subcontract, and material supply contract (which must be updated as and when additional contracts, subcontracts, or material supply contracts are awarded).  If all contracts, subcontracts, and material supply contracts have not been awarded as of the date of the Initial Release, Borrower shall provide Administrative Agent with an updated list of contractors prior to each subsequent release of proceeds from the Disbursement Fund.

(g)                                  The insurance policies for the types and in the amounts described on Exhibit H attached hereto, in form and substance satisfactory to Administrative Agent and Lenders, including flood insurance, if applicable (together with evidence of the payment of the premiums therefor when due) which policies will name Administrative Agent and each of the Lenders as additional insureds/loss payees and will contain an endorsement specifically providing that, in the case of any damage, all insurance proceeds will be paid to Administrative Agent for the benefit of the Lenders so long as it certifies to the insurer that the unpaid principal amount of the Mortgages exceeds the proceeds of insurance and if no flood insurance is applicable, evidence that the Premises are not located in an area that has been identified by the Secretary of Housing and Urban Development as an area requiring special flood insurance;

(h)                                 The building permits required for the construction of the Improvements for Project 1 in accordance with the Plans for Project 1;

(i)                                     A construction and Loans draw progress schedule or chart showing the interval of time over which each item of Direct Costs and Indirect Costs is projected to be incurred or paid for the Projects;

(j)                                    The Project Cost Statement, Direct Cost Statement and Indirect Cost Statement for the Projects;

(k)                                 A Requisition for the Initial Release, together with, if requested by Administrative Agent, proof of payment of any Indirect Costs included therein;

(l)                                     Evidence that, except as set forth on the Environmental Report and other than those items that are to be remediated in connection with the construction of the Improvements, the Premises and the Improvements thereon are not currently and have not been subject to Hazardous Materials;

(m)                             The executed Environmental Indemnity, ADA Indemnification Agreement and all other Loan Documents;

(n)                                 Evidence of all costs incurred by Borrower in connection with Project 1 as of the date of the Initial Release, as well as evidence that the same have been, or will be paid in full;

(o)                                 The Allocation Agreements and evidence of the Investment Fund making the initial QEIs, on the date hereof, in the Lenders;

(p)                                 A written legal opinion of Borrower’s counsel in form and substance reasonably satisfactory to the Administrative Agent and Lenders with respect to matters related to this Agreement and the Loan Documents executed by such party;

(q)                                 A written legal opinion of Borrower’s counsel confirming Borrower’s status as a QALICB, the status of the Loans as QLICIs and debt for federal income tax purposes and the reasonable expectation of the Lenders that the Borrower will remain a QALICB for the term of the Loans;

(r)                                    The Budgets for the Projects;

(s)                                   Projections covering the financial results of operation of the Projects prepared by Reznick Group, P.C., and a compilation letter with respect thereto prepared by Reznick Group, P.C.;

(t)                                    Payment and Performance Bonds for the full amount of the General Contracts;

(u)                                 The Community Benefits Agreement; and

(v)                                 The Financial Agreement dated as of the date hereof, by and between Newark Teachers Village Urban Renewal, LLC, and the City, executed by the parties thereto (the “Financial Agreement”).

3.3.                            The items to be received and approved by the Construction Consultant prior to the Initial Release shall be:

(a)                                 The Plans for the Projects;

(b)                                 Copies of the items required by Section 3.2 hereof and Section 3.4 hereof;

(c)                                  [Reserved];

(d)                                 Copies of all inspection and test records and reports made by or for Borrower’s Architect;

(e)                                  Copies of all documents listed as exceptions to title in the Title Policy;

(f)                                   Copies of all easements;

(g)                                  If the Initial Release consists in whole or in part of advances for Direct Costs, a copy of the Requisition therefor; and

(h)                                 Evidence that the Premises are not located in an area designated by the Secretary of Housing and Urban Development as having special flood hazards, or the flood-hazard insurance required by the NFIA of 1968, as amended (42 U.S. 4013, et seq.).

3.4.                            The items to be received and approved, on Administrative Agent’s and Lenders’ behalf, by Administrative Agent’s Counsel and counsel to each of the Lenders prior to the Initial Release shall be:

(a)                                 The executed Loan Documents;

(b)                                 Paid title insurance policies in the aggregate amount of the Mortgages, insuring the Mortgages (collectively, the “Title Policy”), in ALTA or other form approved by Administrative Agent, issued by the Title Insurer, which shall insure the Mortgages to be a valid lien on Borrower’s fee simple interest in the Premises free and clear of all defects and encumbrances except those previously received and approved by Lenders, and shall contain:

(1)                                 full coverage against mechanics’ liens (filed and inchoate),

(2)                                 a reference to the survey but no survey exceptions except those theretofore approved by counsel to the Lenders,

(3)                                 a Pending Disbursements Clause in the form of Exhibit A hereto; and, if any such policy is dated earlier than the date of the Initial Release, a continuation of or endorsement to such policy, in a form approved by Administrative Agent’s Counsel, conforming to the requirements of said Exhibit A and setting forth no additional exceptions except those approved by counsel to the Lenders; and

(4)                                 such endorsements as each Lender shall require in such party’s sole and absolute discretion;

(c)                                  Copies of any and all authorizations including plot plan and subdivision approvals, zoning variances, sewer, building and other permits required by Governmental Authorities for the commencement of construction of the Premises and/or Improvements for the purposes contemplated by the Plans in accordance with all applicable building, environmental, ecological, landmark, subdivision and zoning codes, laws and regulations;

(d)                                 Letters and/or agreements from the Borrower’s Architect and the General Contractor, in forms acceptable to Lenders and Administrative Agent, containing, among other things, their agreement to continue performance on behalf of the Lenders following an Event of Default;

(e)                                  UCC, judgment, litigation, lien and bankruptcy searches against Borrower or other owner of the Premises disclosing no judgments, liens or bankruptcies (except as set forth in a certificate, dated the date hereof, provided by Borrower to the Administrative Agent and the Lenders) and advice from the Title Insurer to the effect that searches of proper public records disclose no leases of personalty or financing statements filed or recorded against the Premises, Borrower or other owner of any Mortgaged Property (except as acceptable to Administrative Agent);

(f)                                   A survey (current to within thirty (30) days of the Initial Release or otherwise acceptable to Administrative Agent) of the Premises certified to Administrative Agent, the Lenders and the Title Insurer showing:

(1)                                 the location of the perimeter of the Premises by courses and distances,

(2)                                 all plottable easements, rights-of-way, and utility lines referred to in the Title Policy or which actually service or cross the Premises to the extent (A) discernable by a visual inspection by the surveyor, (B) made pursuant to a written agreement made available to the surveyor or (C) made pursuant to a recorded document,

(3)                                 the lines of the streets abutting the Premises and width thereof, and any established building lines,

(4)                                 encroachments and the extent thereof upon the Premises,

(5)                                 the Improvements to the extent constructed, and the relationship of the Improvements by distances to the perimeter of the Premises, established building lines and street lines, and

(6)                                 if the Premises are described as being on a filed map, a legend relating the survey to said map;

(g)                                  Copies of letters from local utility companies or Governmental Authorities or Borrower’s Architect stating that gas, electric power, sanitary and storm sewer and water facilities and other utilities are currently available or will be available to and servicing the Premises upon completion of construction of the Improvements;

(h)                                 Letters from the Borrower’s Architect stating that the anticipated use of the Premises complies with all applicable zoning regulations;

(i)                                     Evidence of Borrower’s Architect’s errors and omissions insurance, and evidence of General Contractor’s insurance required to be maintained under the applicable General Contract;

(j)                                    Any consents required by the General Contractor for the execution of the General Contracts;

(k)                                 [Reserved];

(l)                                     The Operating Agreement, certificate of formation, certificate of limited partnership, certificate of incorporation and/or operating agreement, partnership agreement or bylaws for the Borrower;

(m)                             Copies of the following documents with respect to Borrower, the constituent members and managers of the Borrower (to the extent applicable):

(1)                                 a good-standing certificate from the state of its formation,

(2)                                 resolutions or unanimous written consents, certified by the secretary, of the shareholders or directors of the corporation or manager or managing member of the limited liability company or general partner of the partnership authorizing the consummation of the transactions contemplated hereby and the execution, delivery and performance of the Loan Documents to be executed, delivered or performed by said corporation, partnership or limited liability company, and

(3)                                 an incumbency certificate of the parties executing this Agreement, or any of the other documents required hereby;

(n)                                 Copies of the items required by Section 3.2 hereof;

(o)                                 Evidence satisfactory to Administrative Agent and Lenders that the Premises upon completion will have a satisfactory payment in lieu of taxes (PILOT) agreement;

(p)                                 An opinion of Borrower’s counsel satisfactory to Administrative Agent and Lenders in all respects, regarding, among other things, the enforceability of the documents executed in connection with the Loans and the authorization of the Borrower to enter into the documents executed in connection with the Loans, in form and substance reasonably satisfactory to Lenders’ counsel;

(q)                                 Evidence of the establishment of the Disbursement Fund;

(r)                                    The Master Lease;

(s)                                   Compliance and debarment and tax certificates, tax opinions and all other instruments reasonably required by tax counsel for the Lenders; and

(t)                                    The Intercreditor Agreement.

(End of Article III)

ARTICLE IV

CONDITIONS PRECEDENT TO ADMINISTRATIVE AGENT’S OBLIGATIONS

TO APPROVE THE RELEASES OF THE PROCEEDS FROM THE DISBURSEMENT FUND AFTER THE INITIAL RELEASE

4.1.                            Administrative Agent, on behalf of the Lenders, shall not be obligated to approve any release of the proceeds of the Loans from the Disbursement Fund after the Initial Release until the following conditions shall have been satisfied by the Borrower or waived by the Administrative Agent (provided that unless such waiver has been granted in writing it shall not be deemed to have been waived for future releases):

(a)                                 All conditions of Article III shall have been and remain satisfied in the same manner as satisfied prior to the Initial Release as of the date of such release.

(b)                                 Administrative Agent, Lenders and the Construction Consultant shall have received a Requisition for the release, together with such other documentation and information as any of them may reasonably require.

(c)                                  Administrative Agent shall have received from the Title Insurer a continuation report of, or endorsement to, the title policies insuring the Mortgages to the date of such release, conforming to the pending disbursement requirements set forth in Exhibit A hereto, as applicable, confirming the priority position of the Mortgages and setting forth no additional exceptions (including survey exceptions) except those approved by the Administrative Agent.

(d)                                 If reasonably required by Administrative Agent or Construction Consultant, they shall have received a survey of the Premises certified to the Administrative Agent, the Lenders and the Title Insurer updated with respect to all relevant requirements and information to within fifteen (15) days of the release.

(e)                                  Unless the same has been bonded and released of record or otherwise satisfied and released to the satisfaction of Administrative Agent, no lien for the performance of work or supplying of labor, materials or services shall have been filed against the Mortgaged Property and/or a Project.  A lien search shall have been conducted (1) to verify that since the preceding disbursement, there have been no additional liens which have not been agreed to by Administrative Agent, and (2) to confirm that there has been no filing of any mechanic’s or materialmen’s or other lien that has not been released or bonded to Administrative Agent’s satisfaction.  Administrative Agent shall have received sworn statements and waivers of mechanics’ and materialmen’s liens, in form and substance satisfactory to Administrative Agent, covering all work done, materials supplied and services rendered to the date of disbursement in connection with the development and construction of the Projects, from all Persons who have furnished labor, materials and/or services in the construction of the Projects, in all cases in form satisfactory to the Lenders and Administrative Agent.

(f)                                   Borrower shall have delivered to Administrative Agent true and complete copies of the most recent tax bills for the Mortgaged Property, and, if there is any change in fee ownership or the taxes are not abated, any outstanding unpaid taxes, assessments or other charges or impositions of Governmental Authorities shall have been paid by Borrower.

(g)                                  There shall have been no material adverse change in the financial condition of Borrower or General Contractor.

(h)                                 No condemnation proceedings shall have been instituted, or to the best of Borrower’s knowledge threatened, with respect to the Mortgaged Property or any part thereof.

(i)                                     Borrower shall have delivered to Administrative Agent satisfactory evidence that the insurance required under the Loan Documents remains in full force and effect and is in compliance with the insurance requirements set forth in the Loan Documents.

(j)                                    Administrative Agent shall have received evidence satisfactory to it that the Mortgaged Property has not been materially damaged by fire or other casualty unless Administrative Agent shall have received insurance proceeds, or satisfactory assurance that it will receive such proceeds in a timely manner, sufficient in the judgment of Administrative Agent to effect a satisfactory restoration and completion of the Projects in accordance with the terms of the this Agreement and the other Loan Documents.

(k)                                 Administrative Agent shall have received evidence satisfactory to it that all work requiring inspection by any Governmental Authority having or claiming jurisdiction has been duly inspected and approved by such authority and by any rating or inspection organization, bureau, association or office having or claiming jurisdiction.

(l)                                     Administrative Agent and Lenders shall have received evidence satisfactory to it, including, if reasonably requested by Administrative Agent, an engineering certification, that all work completed at the time of the Requisition has been performed in a good and workmanlike manner, that all materials and fixtures usually furnished and installed at that stage of construction have been so furnished and installed, and that the Improvements can be completed in accordance with the approved construction schedule.

(m)                             The labor, materials, equipment, work, services and supplies performed upon or furnished to the Projects shall be in full accordance with the Plans, which have not been amended except as expressly permitted by this Agreement, and there have been no material changes in the costs of the Projects from those set forth on the Budget, as amended by any amendment thereto heretofore delivered by Borrower to Administrative Agent and approved by Administrative Agent.

(n)                                 There shall exist no condition or situation at the Premises which, in the reasonable determination of Administrative Agent, constitutes a danger to or impairment of the Projects or presents a danger or hazard to the public.

(o)                                 The representations and warranties made in this Agreement shall be true and correct in all material respects on and as of the date of the release with the same effect as if made on such date.

(p)                                 There shall exist no default hereunder or under any of the Loan Documents, irrespective of whether or not the same constitutes an Event of Default thereunder.

(q)                                 If the release of proceeds from the Loans is for Direct Costs, prior to approving such release, the Administrative Agent must obtain the report of the Construction Consultant, which report shall be in form and substance satisfactory to the Administrative Agent and shall state (i) that the work completed under the applicable General Contract as of the date of the inspection has been performed and constructed substantially in accordance with the Plans, (ii) that the work is progressing on schedule, (iii) that the disbursements to date (including the proposed release) plus Retainage correspond with the percentage of work completed and in place as of the current Retainage, (iv) that undisbursed or unreleased proceeds of the Loans and Borrower’s equity are sufficient to complete the remaining construction.  If the Construction Consultant does not approve an item of work, then the Administrative Agent may hold back an amount which in the Administrative Agent’s opinion shall be sufficient to remedy the item of work until the non-complying item of work is remedied.

(r)                                    Asbestos reports satisfactory to Administrative Agent in its reasonable discretion.

4.2.                            In the case of the last release of proceeds from the Disbursement Fund as provided in Section 2.4 hereof, Administrative Agent and Lenders shall also have received:

(a)                                 A certificate from the Construction Consultant and Borrower’s Architect, as applicable, to the effect that construction of the Improvements has been completed (subject to funded punchlist items), and any necessary utilities and roads have been finished and made available for use, substantially in accordance with the Plans and that the Construction Consultant has received satisfactory evidence of the approval by all Governmental Authorities of the Improvements in their entirety for the contemplated uses thereof, to the extent any such approval is a condition of the lawful use and occupancy thereof;

(b)                                 If requested by the Administrative Agent and/or the Title Insurer, a current final survey of the Premises, certified to the Title Insurer, the Lenders and the Administrative Agent showing the completed Improvements;

(c)                                  Final releases of liens and/or other documents and instruments as may reasonably be requested or required by the Administrative Agent with respect to the release of any mechanics and/or materialmen’s liens;

(d)                                 A certificate of Borrower’s Architect and the Construction Consultant to the effect that, inter alia, construction of the Improvements has been completed substantially in accordance with the Plans (on a form to be provided by Administrative Agent), together with the AIA G704 Certificate of Substantial Completion, approved by the Lenders and Administrative Agent and all the requirements of all applicable Governmental Authorities;

(e)                                  A final lien release and waiver from the General Contractor and all subcontractors, in form and substance acceptable to the Administrative Agent and the Lenders, with respect to all prior amounts funded from the Disbursement Fund pursuant to a Requisition and either final releases and waivers or releases and waivers conditioned only upon payment of amounts covered by the last Requisition of funds from the Disbursement Fund, from the General Contractor and all subcontractors;

(f)                                   Two (2) sets of detailed as-built plans and specifications for the Improvements.  The as-built plans and specifications shall be approved as such in writing by the Borrower, the General Contractor and Borrower’s Architect and shall include plans and specifications for architectural, structural, mechanical, plumbing, electrical and site development work (including storm drainage, utility lines and landscaping);

(g)                                  Insurance policies evidencing compliance with all insurance requirements under the Loan Documents;

(h)                                 The Title Policy shall have been fully endorsed assuring that all applicable amounts of the Loans released to pay Direct Costs and Indirect Costs have the priority specified in the Mortgages and are subject to no other encumbrances other than those previously approved in writing by the Lenders;

(i)                                     All conditions of Section 4.1 hereof, to the extent not otherwise enumerated above, shall have been satisfied; and

(j)                                    A temporary or permanent certificate of occupancy for the Improvements and, if a temporary certificate of occupancy, an escrow agreement between the Administrative Agent and Borrower pursuant to which an amount determined by the Administrative Agent in its sole discretion as twice the estimated cost to complete all of the construction of the Improvements, including all punchlist items, and make all the necessary filings and inspections in order to obtain a permanent certificate of occupancy is received plus an aggregate $100,000 ($50,000 per Project) is escrowed with the Administrative Agent.

4.3.                            Inspections.

(a)                                 Borrower shall be responsible for making inspections of the Projects during the course of construction, and Borrower shall determine to its own satisfaction that the work done or material supplied by the contractors to which disbursements are to be made out of each disbursement has been properly done or supplied in accordance with the applicable contract with such contractor.  Neither Administrative Agent nor the Lenders shall be required to conduct any inspection of the Projects.  Any inspections done by or on behalf of the Lenders and/or Administrative Agent shall be solely for the benefit of the Lenders and/or Administrative Agent, and Borrower may not rely thereon.

(b)                                 Lenders, Administrative Agent, and their consultants and representatives shall have access to the Projects and shall have the right to enter the Projects during normal business hours upon reasonable prior notice to the Borrower and to conduct such inspections thereof as they shall deem necessary or desirable for the protection of the Lenders’ interests, including, without limitation, an inspection of the progress of construction in connection with any Requisition.  Administrative Agent may take such steps as it may deem appropriate, at its option, to verify the application of the proceeds of the Loans to work done and material furnished for the Projects, including, without limiting the foregoing, reviewing invoices and such other supporting evidence as may be requested by Administrative Agent to establish the cost or value of the Projects for which disbursements are to be and have been made, or as may be required by this Agreement.  Notwithstanding any provision of this Agreement to the contrary, in the event that Administrative Agent should determine that the actual quality or value of the work performed or the materials furnished does not correspond with the quality or value of the work required by the Plans, Administrative Agent shall notify Borrower of its objections thereto, and, upon demand, Borrower shall immediately correct the conditions to which Administrative Agent and the Lenders objected.

4.4.                            Disbursement Amounts; Retainage.

(a)                                 Administrative Agent, subject to Section 2.10 hereof, shall determine the amount to be disbursed under each Requisition, and whether and to what extent amounts should be disbursed as requested in each Requisition, based on the information contained in each Requisition and subject to the provisions of this Agreement.  In any case in which the amount to be disbursed is less than the amount requested in a Requisition, after the Administrative Agent provides a written explanation of the reason for such reduction to Borrower and Borrower has an opportunity to cure the problem or consent to such reduction within three (3) Business Days, the Requisition shall be amended to reflect the adjustments, and the Borrower shall execute the amended Requisition to reflect its agreement to the adjustments.  Borrower acknowledges and agrees that Administrative Agent’s determination in regard to disbursements is final.

(b)                                 Borrower may obtain releases of proceeds of the Loans hereunder for payments owing to contractors only to the extent of the amount of the contract work satisfactorily completed or materials actually incorporated into the Projects by each such contractor in accordance with its contract, subcontract, or material supply contract, less amounts held as Retainage.

4.5.                            Contacts and Names of Contractors.  Borrower shall advise Administrative Agent of the name of each contractor and subcontractor for the Projects.  If requested by Administrative Agent or the Lenders, Borrower shall also furnish to Administrative Agent and the Lenders a copy of each contract with each of the contractors and subcontractors.  Borrower shall keep Administrative Agent advised at all times of the names of all contractors and subcontractors, and of the type of work, material or services and the dollar amount covered by each of their respective contracts with Borrower.

4.6.                            Building Permits.  Notwithstanding anything to the contrary contained herein, Administrative Agent shall not release proceeds of the Loans for Hard Costs of a particular Project until building permits are received for such Project.

(End of Article IV)

ARTICLE V

BORROWER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1.                            Borrower represents, warrants and covenants that:

(a)                                 It is duly organized, validly existing and in good standing under the laws of the state of its formation, is qualified to do business and is in good standing in the State of New Jersey with full power and authority to enter into and to perform this Agreement, to borrow pursuant to the Notes, to mortgage the Mortgaged Property and to deliver the Loan Documents, and other instruments as herein provided, and to consummate the transactions contemplated hereby;

(b)                                 The Plans are satisfactory to it, and have been reviewed and approved by the General Contractor, Borrower’s Architect and, to the extent required by applicable law or any effective restrictive covenant, by all Governmental Authorities and the beneficiary of any such covenant; all construction, if any, already performed on the Improvements has been performed on the Premises in accordance with the Plans approved by the persons named above and with any restrictive covenants applicable thereto and to Borrower’s knowledge there are no structural defects in such existing portions of the Improvements; the planned use of the Improvements complies with applicable zoning ordinances, regulations and restrictive covenants affecting the Premises as well as all environmental, ecological, landmark, and other applicable laws and regulations; and all requirements for such use have been or will be satisfied;

(c)                                  Financial Statements for the Borrower have been heretofore delivered to Administrative Agent and the Lenders which are true, correct and current in all material respects and which fairly present the respective financial conditions of the subjects thereof as of the respective dates thereof; no material adverse change has occurred in the financial conditions of the Borrower reflected therein since the respective dates thereof and no borrowings (other than the Loans and the Permitted Loans) which might give rise to a lien or claim against the Mortgaged Property or other collateral or proceeds of the Loans have been made by Borrower or others since the date thereof;

(d)                                 There are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against or affecting it, its constituent members or managers, the Premises or the validity or enforceability of the Mortgages or the priority of the lien thereof at law, in equity or before or by any Governmental Authorities; to Borrower’s knowledge, it is not in default with respect to any order, writ, injunction, decree or demand of any court or Governmental Authorities; nor is the Borrower in default in the payment of any indebtedness representing any borrowed money or any other indebtedness, nor is the Borrower aware of any facts or circumstances which would give rise to any such default, which in any case could reasonably be expected to have a material adverse effect;

(e)                                  The consummation of the transactions contemplated hereby and performance of this Agreement, the Notes, the Mortgages and all of the other Loan Documents have not and will not violate any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to the Borrower; conflict with any provision in the Borrower’s certificate of formation or Operating Agreement; or result in any breach of, or constitute a default under, any mortgage, deed of trust, lease, bank loan or credit agreement, corporate charter, bylaws or other instrument to which Borrower, or any constituent member or manager of the Borrower, is a party or by which Borrower, or any such constituent member or manager of the Borrower, or may be bound or affected;

(f)                                   All utility services necessary for the construction of the Improvements and the operation thereof for their intended purposes are available at the boundaries of the Premises (or through the course of the construction will become available at the Premises), including water supply, storm and sanitary sewer, gas, electric power and telephone facilities;

(g)                                  It has entered into no contract or arrangement of any kind the performance of which by the other party thereto could give rise to a lien on the Mortgaged Property prior to the Mortgages, except for its arrangements with Borrower’s Architect, the General Contractor, Major Subcontractors and contractors or subcontractors, all of whom have filed lien waivers or signed payment receipts in form approved by Administrative Agent for all payments due under said arrangements as of the end of the period covered by the last Requisition;

(h)                                 All roads necessary for the full utilization of the Improvements for their intended purposes have either been completed or the necessary rights of way therefor have been acquired by appropriate Governmental Authorities or dedicated to public use, and all necessary steps have been taken by Borrower and said Governmental Authorities to assure the complete construction and installation thereof no later than the Completion Date or any earlier date required by any law, order or regulation;

(i)                                     There exists no “Event of Default” under the Mortgages or any other Loan Documents and no event has occurred and is continuing which after notice or the passage of time, or both, would give rise to a default thereunder;

(j)                                    The approved Plans referred to in paragraph (b) above are scheduled by sheet number, title, date and revised date in the letter from Borrower’s Architect required by paragraph of Section 3.4 hereof, which schedule is hereby certified by Borrower to be true and correct;

(k)                                 It has advised the Title Insurer in writing prior to the issuance of the Title Policy whether any site-development, excavation or other work related to construction of the Improvements was begun or done before the Mortgages were recorded;

(l)                                     The Premises are not located in an area designated by the Secretary of Housing and Urban Development as having special flood hazards, or, if it is, Borrower has obtained the flood-hazard insurance required by the NFIA of 1968, as amended (42 U.S. 4013, et seq.);

(m)                             Except as disclosed in the Environmental Report, the Premises, and the Improvements thereon, are not currently subject to Hazardous Materials or their effects;

(n)                                 There are no claims, litigation, administrative or other proceedings, whether actual or threatened, or judgments or orders, relating to any hazardous or toxic substances or wastes, discharges, emissions or other forms of pollution relating in any way to the Premises or the Improvements thereon;

(o)                                 The Borrower has, on the date hereof, certified to the Administrative Agent for the benefit of the Lenders, as true, correct and complete the organizational structure of the Borrower;

(p)                                 None of the Borrower or any of its direct or indirect officers, managers, members, partners or principal employees is on the list of Specially Designated Nationals and Blocked Persons issued by the Office of Foreign Assets Control of the U.S. Department of Treasury;

(q)                                 The Borrower is an SPE;

(r)                                    Each Requisition presented to Administrative Agent, and the receipt of the funds requested thereby, shall constitute an affirmation that all of the representations and warranties of Borrower contained in this Agreement (including, but not limited to, those contained in this Section 5.1) remain true and correct in all respects as of the respective dates thereof;

(s)                                   The Borrower has filed all tax returns, federal, state and local, required to be filed and has paid all taxes reported thereon to be due, including any interest and penalty, or has provided adequate reserves for payment thereof.  No audit of any tax return is pending and the Borrower has not received any notice of any pending audit;

(t)                                    There are no unpaid or unsatisfied judgments or orders of any court, arbitration or other tribunal, or governmental agency or department outstanding against the Borrower which in any case could reasonably be expected to have a material adverse effect;

(u)                                 When this Agreement and the other Loan Documents are executed and delivered to the Administrative Agent and the Lenders by the Borrower, each such instrument shall constitute the legal, valid and binding obligation of the Borrower in accordance with its terms, except as enforcement thereof may be limited by general equitable principles and by bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting creditors’ rights generally;

(v)                                 All factual information heretofore or contemporaneously furnished in writing by or on behalf of the Borrower to the Administrative Agent and the Lenders, upon which the Administrative Agent and the Lenders have relied, including, but not limited to, Financial Statements and reports, taken as a whole, are true and accurate in all material respects and fairly represent the condition and operations of the Borrower, and all future information furnished in writing by the Borrower to the Administrative Agent and the Lenders, in whatever form, will be true and accurate in all material respects as of the date on which such information is furnished;

(w)                               The Borrower enjoys peaceful and undisturbed possession under all leases of real and personal property of which it is lessee, and, all such leases are valid and subsisting and in full force and effect;

(x)                                 Each pension or other employee benefit plan as to which the Borrower may have any liability (herein called a “Pension or Benefit Plan”) has, to the extent required, been approved by the Internal Revenue Service under the Employee Retirement Income Security Act of 1974, as amended (herein called “ERISA”) and is in material compliance with all applicable requirements of law, rules and regulations adopted by regulatory authorities pursuant thereto, neither a “Reportable Event” nor a “Prohibited Transaction” has occurred with respect to any Pension or Benefit Plan, and the Borrower has filed all reports required to be filed by ERISA and such rules and regulations.  Furthermore, no steps have been taken to terminate any Pension or Benefit Plan and the Borrower has not withdrawn from any Pension or Benefit Plan or initiated steps to do so, the Borrower has met its minimum funding requirements under ERISA with respect to all of its Pension or Benefit Plans and the present value of all vested benefits does not exceed the fair market value of all Pension or Benefit Plan assets allocable to such benefits, as determined on the most recent valuation date of the Pension or Benefit Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Borrower to the Pension Benefit Guaranty Corporation (herein called the “PBGC”) or the Pension or Benefit Plan under Title IV of ERISA, and the Borrower has not incurred any liability to the PBGC under ERISA;

(y)                                 The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of the Loans will be used for the purpose of, or be made available by the Borrower in any manner to any other person or entity to enable or assist such person or entity in, purchasing or carrying margin stock.  Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used herein with such meanings;

(z)                                  Neither the business nor the properties of the Borrower are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) which has or is likely to have a material adverse effect on the business or properties or the operation of the Borrower;

(aa)                          Borrower has delivered to the Lenders all formation and organizational documents of Borrower, the partners, members, joint venturers or shareholders of Borrower, if any, and all such formation and organizational documents remain in full force and effect and have not been amended or modified since they were delivered to the Lenders;

(bb)                          (1)                                 Neither Borrower nor any of its Affiliates is in violation of any law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 10-56.  Neither Borrower nor any of its Affiliates is any of the following:

(i)                                     a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)                                  a Person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                               a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)                              supports “terrorism” as defined in the Executive Order; or

(v)                                 a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list;

(2)                                 Neither Borrower nor any of its Affiliates (1) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in paragraph (i) above, (2) deals in, or otherwise engages in any transaction relating to any property or interests in property blocked pursuant to the Executive Order, or (3) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading a person that commits, threatens or conspires to commit or of avoiding, or attempt to violate, any of the prohibitions set forth in any Anti-Terrorism Law;

(cc)                            The Master Lease, the Financial Agreement and any other documents delivered to the Lenders prior to the date hereof are true and correct copies thereof, are in full force and effect and there exists no default or event of default thereunder; and

(dd)                          Twenty percent (20%) or more of total rental units financed with QLICIs are both rent restricted, as defined in Section 42(g)(2) of the Code and occupied by individuals whose household income as illustrated by HUD Handbook 4350.3 REV-1 (or subsequent versions), is less than or equal to 80% of the area median family income as determined and adjusted annually by HUD.  The Borrower shall also provide any information, certification, and/or documentation reasonably requested by the Lenders in order to substantiate compliance with the preceding sentence.

5.2.                            Borrower covenants and agrees with Administrative Agent and the Lenders that it will:

(a)                                 Promptly comply with all laws, ordinances, orders, rules, statutes and regulations of Governmental Authorities and promptly furnish Administrative Agent with notices and reports of any official searches made by Governmental Authorities and any claims of violations thereof;

(b)                                 Permit Administrative Agent or the Lenders, their representatives and the Construction Consultant to enter upon the Premises at reasonable times and upon reasonable notice to the Borrower, to inspect the Improvements and all materials to be used in the construction thereof and examine all detailed plans and shop drawings which are or may be kept at the construction site; at reasonable times it will cooperate and cause the General Contractor and shall cause the General Contractor to cause the Major Subcontractors to cooperate with the Construction Consultant to enable it to perform its functions hereunder; at the time of each inspection by the Construction Consultant, Borrower will cause the General Contractor and cause the General Contractor to cause the Major Subcontractors to make available to said Construction Consultant, on demand, daily log sheets covering the period since the immediately preceding inspection showing the date, weather, subcontractors on the job, number of workers and status of construction;

(c)                                  Pay all costs and expenses required for completion of the Improvements and the satisfaction of the conditions of this Agreement, including, without limitation:

(1)                                 All, to the extent applicable, document and stamp taxes, recording and filing expenses and fees and commissions lawfully due to brokers in connection with the transactions contemplated hereby,

(2)                                 the fees and expenses of the Administrative Agent, the Construction Consultant and such parties’ attorneys in connection with the preparation for the consummation of the transactions contemplated hereby, and for any services of such parties which may be required in addition to those normally and reasonably contemplated hereby,

(3)                                 any taxes, insurance premiums, liens, security interests or other claims or charges against the Premises or Improvements, and

(4)                                 all costs of completion of the work to be performed by Borrower in space to be occupied in the Improvements to permit the lawful occupancy thereof, including that contemplated by the Leases or other agreements or letters of intent with respect thereto.

(d)                                 Commence physical construction of the Improvements no later than ten (10) days from the date hereof; submit a Requisition for the Initial Release within thirty (30) days after such commencement and subsequent Requisitions not more frequently than on a monthly basis thereafter; cause the construction thus begun to be prosecuted with diligence and continuity in a good and workmanlike manner substantially in accordance with the Plans except during the existence of delays (for not more than a total of sixty (60) days) caused by events which constitute Unavoidable Delay; use only materials, fixtures, furnishings and equipment in connection with construction of the Improvements that are not used or obsolete; and complete construction of the Improvements, and the installation of all necessary roads and utilities, substantially in accordance with the Plans, on or before the Completion Date, free and clear of defects and unbonded liens or claims for liens for material supplied or labor or services performed in connection with the construction of the Improvements; TIME BEING OF THE ESSENCE of this paragraph (d);

(e)                                  Indemnify Administrative Agent and the Lenders against claims of brokers arising by reason of the execution hereof or the consummation of the transactions contemplated hereby;

(f)                                   Subject to the requirements of Article X hereof, conduct its business substantially in the same manner as such business is now and has previously been conducted;

(g)                                  Promptly deliver to Administrative Agent and Lenders and, if requested to do so, the Construction Consultant, copies of all contracts, bills of sale, statements, receipted vouchers or agreements under which Borrower claims title to any materials, fixtures or articles incorporated in the Improvements or subject to the lien of the Mortgages, or under which it has incurred costs for which it is entitled to a Loan advance, and deliver to Administrative Agent and/or the Construction Consultant such other data or documents in connection with the Improvements as Administrative Agent and/or the Construction Consultant may, from time to time, reasonably request;

(h)                                 Allow Administrative Agent and the Lenders, during normal business hours, upon receipt of reasonable notice by Borrower, access to the books, records and such other documents of the Borrower as Administrative Agent and/or the Lenders shall reasonably require and allow Administrative Agent and the Lenders, at Borrower’s expense, to inspect, audit and examine same;

(i)                                     Upon reasonable demand of Administrative Agent or the Construction Consultant, correct any defects (including structural) in the Improvements or any material departures from the Plans not approved by Administrative Agent;

(j)                                    Not permit the performance of any work (i) pursuant to any General Contract, Change Order or Plans until Administrative Agent, Lenders and the Construction Consultant, shall have received copies thereof and (ii) in the case of Plans or Change Orders which will result in (A) a change in the aggregate of the contract prices for the construction of the Improvements in excess of the Change Order Amount or which, together with the aggregate of Change Orders theretofore executed by Borrower (excluding those approved by Administrative Agent pursuant to this paragraph) will result in a change in such prices in excess of the Aggregate Change Order Amount or (B) a change in the nature of the Improvements until prior written approval thereof by Administrative Agent; it being understood that approval of any Plans or Change Order will not obligate Administrative Agent to increase or advance any Loan Budget Amount on account of any such Plans or Change Orders; provided, however, that Administrative Agent shall provide each Lender with notice of any Change Order that would cause funds set aside in the Contingency Reserve to fall below $2,500,000;

(k)                                 Employ or cause the General Contractor to employ commercially reasonable means to protect from theft or vandalism all portions of the Improvements and all tools and building materials stored on the Premises;

(l)                                     Comply with all restrictions, covenants and easements affecting the Premises or the Improvements and cause the satisfaction of all conditions of this Agreement;

(m)                             Contribute the Shortfall Payment or any other payments to be made pursuant to paragraph 7.1(d) hereof, separate and apart from the Loans at such time and times as Administrative Agent shall determine in its reasonable discretion;

(n)                                 Not enter into any agreement for the sale of the Premises including, without limitation, the transfer of all or any part of the Premises to a partnership, limited liability company or other entity, without the express prior written consent of the Administrative Agent;

(o)                                 Other than the Master Lease, Residential Leases, Leases approved by the Administrative Agent and the Lenders, and the Other Mortgages, not, directly or indirectly, transfer, mortgage, convey, sell, assign, lease, sublease, pledge or encumber the Mortgaged Property, or any part thereof or any direct or indirect interest therein, without the express prior written consent of the Administrative Agent and Lenders;

(p)                                 Not incur or permit the incurrence of any debt (whether or not subordinate to the lien of the Mortgages) with respect to the Borrower or the Projects other than the Loans and the Permitted Loans without the prior written consent of the Administrative Agent and the Lenders, which consent may be granted or withheld in the sole and absolute discretion of the Administrative Agent;

(q)                                 Simultaneously send to Administrative Agent and the Lenders a copy of any notice of default under the General Contract it sends to the General Contractor;

(r)                                    Comply with all of the provisions of its organizational documents, not modify the organizational structure of the Borrower nor the direct or indirect ownership of the Borrower from that existing on the date hereof, and not modify, amend, terminate or cancel any organizational documents of the Borrower or any constituent members or managers of the Borrower in any material respect without the prior written consent of Administrative Agent and Lenders;

(s)                                   Perform all environmental remediation required to be performed at the Premises in full compliance with all applicable laws;

(t)                                    Maintain all construction and operating accounts of the Borrower at a banking institution approved by Administrative Agent and Lenders;

(u)                                 Maintain its status as an SPE;

(v)                                 Not change its fiscal year without the prior written consent of Administrative Agent;

(w)                               Comply with the reporting requirements set forth in Article VIII and Article X hereof;

(x)                                 Deliver to Administrative Agent, within five (5) Business Days after request therefor, a written statement duly acknowledged by the Borrower of the amount due under the Loans and whether offsets or defenses exists against same;

(y)                                 Pay and discharge when due, and before subject to any penalty or further charge, and otherwise satisfy before maturity or delinquency, all obligations, debts, taxes and liabilities of whatever nature or amount;

(z)                                  Not modify, amend or terminate the General Contract (other than entering into Change Orders permitted hereunder) without consent of the Administrative Agent and Lenders or agree to reduce the amount that Borrower, as owner is permitted to retain against any application for payment pursuant to the terms thereof;

(aa)                          Not, without the Lenders’ permission, permit a change in control or ownership of interests in Borrower that would result in the Lenders or its members having “control” (as defined in Treasury Regulations Section 1.45D-1(d)(6)(ii)(B)) of Borrower;

(bb)                          Comply with the terms and provisions of the Master Lease and the Leases and not permit any amendment, restatement or other modification of the Master Lease or the Leases without the consent of the Administrative Agent and Lenders, which consent shall not be unreasonably withheld, conditioned or delayed;

(cc)                            Except for the Master Lease and the Residential Leases, not enter into any Leases without the prior consent of Administrative Agent and Lenders, which consent shall not be unreasonably withheld, conditioned or delayed;

(dd)                          Not (i) be or become subject at any time to any law, regulation, or list of any governmental agency (including, without limitation, the U.S. Office of Foreign Asset Control list) and prohibits or limits Administrative Agent from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower, or (ii) fail to provide documentary and other evidence of the Borrower’s identity as may be requested by Administrative Agent at any time to enable Administrative Agent to verify the Borrower’s identity or comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.  Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act of 2001, Administrative Agent is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow Administrative Agent to identify the Borrower in accordance with the USA Patriot Act of 2001.  Borrower represents and warrants that Borrower is in compliance with such requirements on the date of this Agreement;

(ee)                            If, during the term of the Loans the City of Newark and/or the State imposes or assesses against the Lenders any fees or taxes, including, without limitation, financial institutions excise tax, or franchise, gross receipts or other similar tax

(collectively, the “Tax”) based upon Lenders’ status as an out-of-state financial institution, unincorporated business association and/or the like (collectively, “UBO”) doing business in the State solely as a result of making the Loans, pay an amount equal to such Tax to the Lenders upon presentation by the Lenders of documentation evidencing the assessment of such Tax against the Lenders and the amount thereof.  Borrower shall have the right (but not the obligation) at its sole cost and expense and with counsel of its choosing to appeal the imposition of any Tax on the Lenders, and shall be entitled to any refunds of Tax paid by Borrower to the Lenders as a result of any appeal whether or not initiated by Borrower.  The Lenders hereby agrees to make a good faith effort to provide Borrower with such information as is commercially reasonable for the Lenders to provide in connection with any appeal (all of which shall be at Borrower’s sole cost and expense);

(ff)                              Not modify, amend or terminate any of the Loan Documents without the prior written consent of the Administrative Agent and the Lenders to the extent set forth in Section 9.13(c) hereof;

(gg)                            Give prompt written notice to Administrative Agent of the occurrence of an Unavoidable Delay and any such Unavoidable Delay shall not extend the time for performance of an obligation hereunder by more than sixty (60) days;

(hh)                          Pay to Administrative Agent on behalf of the Lenders from time to time, within fifteen (15) days following written notice from Administrative Agent, the amount of CDE Expenses incurred from time to time by Administrative Agent and the Lenders or on behalf of the Lenders by their managers, to the extent the CDE Expenses exceed the amounts projected therefor in the Projections, and the amount of Fund Expenses that Investment Fund has directed Administrative Agent to require that Borrower reimburse, to the extent that distributions to Investment Fund from the Lenders are insufficient to pay such expenses after the Investment Fund shall have first paid all amounts then due and payable under the then outstanding borrowings of the Investment Fund.  Administrative Agent agrees to provide to Borrower in any such notice a summary of CDE Expenses (to the extent that the Administrative Agent has received such a summary from the Lenders) and Fund Expenses (to the extent that the Administrative Agent has received such a summary from the managing member of the Investment Fund) on account of which such notice is being given;

(ii)                                  Obtain and maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as Administrative Agent shall determine in good faith to be adequate in the circumstances;

(jj)                                Except for the Permitted Loans, not incur or permit the incurrence of any debt or financial obligation or permit the purchase price of property to be deferred (by way of conditional purchase or title retention agreement, or otherwise), or create, incur, assume or suffer to exist any mortgage (except for the Other Mortgages), pledge, lien, security interest or other charge or encumbrance (including the lien or retained security title of, a conditional vendor), whether or not subordinate to the lien of the Mortgages, upon or with respect to any of its properties or assets, tangible or intangible, real or personal, now owned or hereafter acquired (including, but not limited to the Premises), or assign or otherwise convey any right to receive income (other than with respect to the security interests securing the indebtedness of the Borrower under this Agreement or under other agreements with the Administrative Agent and the Lenders and the Other Mortgages), or to permit or suffer the filing of any financing statement with respect to any of its properties or assets, without the prior written consent of the Administrative Agent and the Lenders, which consent may be granted or withheld in the sole and absolute discretion of the Administrative Agent and the Lenders, except in favor of the Administrative Agent and the Lenders as provided in this Agreement, and except:  (i) liens securing the performance of bids, tenders, contracts, leases of real and personal property, statutory obligations, surety and appeal bonds, progress or partial payments made to it, and other liens of like nature made in the ordinary course of business; (ii) carrier’s, mechanic’s, workmen’s, materialmen’s, landlord’s or other like liens arising in the ordinary course of business in respect of obligations which are not due or which are being contested pursuant to a Permitted Contest; (iii) liens for taxes, assessments, or other governmental charges not yet due or which are being contested pursuant to a Permitted Contest; (iv) liens, pledges and security interests existing on the date hereof and previously disclosed to Administrative Agent and the Lenders in writing, provided the same are not extended to cover any of its other properties, and will not interfere with the occupation, use or enjoyment of its properties and assets in the normal course of business; (v) liens arising out of judgments or awards against it with respect to which it shall currently be prosecuting an appeal, a stay of execution pending such appeal having been secured; (vi) security interests in furniture, fixtures and equipment purchased by Borrower with proceeds from governmental grants if such a security interest is a condition to receipt of such grant proceeds; (vii) the pledge of the collateral and any other liens on the collateral in favor of the Lenders to secure the indebtedness of the Borrower to the Lenders under the Loan Documents; and (viii) liens of landlords, vendors, carriers, warehousemen, mechanics, laborers and materialmen arising by law in the ordinary course of business for sums either not yet due or being contested pursuant to a Permitted Contest;

(kk)                          Not assume, guaranty, incur, create or endorse or otherwise be or become directly or contingently liable in respect of any obligation of any person, firm or corporation, except for (i) endorsements of negotiable instruments for deposit or collection and similar transactions in the ordinary course of business; (ii) the indebtedness to the Lenders under this Agreement, (iii) trade payables or operating leases from time to time incurred in the ordinary course of business; (iv) taxes, assessments or other government charges which are not yet due or are being contested pursuant to a Permitted Contest; and (v) operating deficit loans associated with the Improvements so long as same are unsecured and subordinate to the Loans;

(ll)                                  Not merge into or consolidate with any person, firm or corporation, or acquire by lease, purchase or otherwise, all or substantially all of the assets of any person, firm or corporation;

(mm)                  Not make any loan or advance to any person, firm or corporation;

(nn)                          Not sell, lease, assign, transfer or otherwise dispose of all or a substantial portion of its assets, including its contracts and accounts receivable;

(oo)                          Not create any subsidiaries or affiliates;

(pp)                          Neither the Borrower nor any Pension or Benefit Plan of the Borrower will:  (i) engage in any “Prohibited Transaction”, such term being used herein with, the meaning ascribed to it in Section 2003(a) of ERISA; (ii) incur any “Accumulated Funding Deficiency”, such term being used herein with the meaning ascribed to it in Section 302 of ERISA, whether or not waived; or (iii) terminate any Pension or Benefit Plan in a manner which could result in the imposition of a lien on any property of the Borrower pursuant to Section 4068 of ERISA;

(qq)                          Except as may be permitted pursuant to leases approved by Administrative Agent and Lenders, not assign any lease, consent to any assignment by the tenant under any such lease, or sublet, or consent to any subletting by the tenant under any such lease of all of the Premises demised under any such lease, without the express prior written consent of Administrative Agent and Lenders, which consent shall be provided, if at all, in their sole, but reasonable discretion;

(rr)                                Comply with any and all regulatory agreements and any covenants, conditions and restrictions that have been recorded against or otherwise encumber the Premises;

(ss)                              Defend and indemnify the Administrative Agent and Lenders and hold the Administrative Agent and Lenders harmless from any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, reasonable costs and expenses of whatever kind or nature actually assessed or incurred at any time against or by the Administrative Agent and Lenders relating to, or arising in connection with, the development, construction, ownership, use, maintenance or occupancy of any of the collateral, including the breach of any representation or covenant of Borrower in any of the Loan Documents, including, but not limited to, the New Markets Tax Credit representations and covenants contained in Article X hereof (but as same may be limited under the terms and conditions under that certain Guaranty of New Markets tax Credits by Borrower in favor of GSB NMTC Investor LLC); provided, that any obligations of the Borrower to defend or indemnify a party shall not extend to any grossly negligent or intentional misconduct of such party;

(tt)                                Defend and indemnify the Administrative Agent and Lenders and hold the Administrative Agent and Lenders harmless from any allegation or charge whatsoever of negligence, misfeasance, or nonfeasance of the Administrative Agent and Lenders in whole or in part, pertaining to any defect in the Improvements, and particularly, any failure of the Administrative Agent and Lenders or any agent, officer, employee or representative of the Administrative Agent and Lenders, to note any defect in materials or workmanship or of physical conditions or failure to comply with the Plans or any ordinances, statutes or other governmental requirements, or to call to the attention of any person whatsoever, or take any action, or to demand that any action be taken, with regard to any such defect or failure or lack of compliance provided, that any obligations of the Borrower to defend or indemnify shall not extend to any grossly negligent or intentional misconduct of either the Administrative Agent or any of the Lenders;

(uu)                          Promptly notify the Administrative Agent and Lenders immediately in writing following Borrower’s receipt of any written notification of any proposed condemnation or expropriation of any portion of the Improvements or Premises;

(vv)                          On the date hereof, Borrower shall pay the out-of-pocket fees payable and other charges incurred by Lenders in connection with this Agreement, the transaction contemplated by this Agreement, and the documents entered into in connection therewith, including, without limitation, each Lender’s reasonable attorneys’ fees and reasonable accounting fees.  Borrower shall also pay, within ten (10) Business Days following written notice from any Lender, or Administrative Agent on behalf of any Lender, of the amount thereof, the out-of-pocket fees payable and other charges incurred in connection with servicing, special servicing, asset management, tax returns and audits, including audits required under the NMTC Program Requirements and each Lender’s compliance and reporting obligations, as well as any amounts requested by or on behalf of any Lender to reimburse its investor member or manager for expenses incurred by such investor member or manager to the extent the expenses incurred by such investor member or manager are related to the Loans.

5.3.                            Construction Covenants.

(a)                                 Completing Construction.  Borrower shall expeditiously complete and fully pay for the development and construction of the Improvements in a good and workmanlike manner and substantially in accordance with the contracts, subcontracts, and material supply contracts and Plans submitted to and approved by Administrative Agent, and in compliance with all applicable laws, including any covenants, conditions, restrictions and reservations applicable thereto, so that completion of the Improvements occurs on or before the Completion Date.  Borrower assumes full responsibility for the compliance of the Plans and the Projects with all applicable laws and with sound building and engineering practices, and, notwithstanding any review or approval by Administrative Agent or the Lenders, neither the Lenders nor the Administrative Agent shall have obligation or responsibility whatsoever for the Plans or any other matter incident to the Projects or the construction of the Improvements.  Borrower shall immediately correct or cause to be corrected (i) any defect in the Improvements, (ii) any material departure in the construction of the Improvements from the Plans or applicable laws, and (iii) any encroachment by any part of the Project or any other structure located on the Mortgaged Property on any building line, easement, property line or restricted area.

(b)                                 Changing Costs, Scope or Timing of Work.  If Borrower becomes aware of any change in the approved costs set forth in the Budget which would materially increase, change, or cause a reallocation of the costs as shown on the Budget, Borrower shall immediately notify Administrative Agent and the Lenders in writing and promptly submit the following to Administrative Agent for approval:  (i) a budget reallocation request, in form and substance approved by the Administrative Agent and (ii) a proposed revised Budget.  Borrower shall have no right to receive further disbursements from the Disbursement Fund unless and until the budget reallocation request and the revised Budget are approved by the Administrative Agent and the Lenders (provided, however, that if any Lender fails to respond to Administrative Agent within five (5) Business Days of receipt of written notice of Administrative Agent’s proposed determination, such Lender shall be deemed to have concurred with such proposed determination).  Borrower shall deliver to Administrative Agent and the Lenders a revised construction schedule, if and when any target date set forth therein has been delayed by ten (10) consecutive days or more, or when the aggregate of all such delays equals thirty (30) days or more.  Borrower shall promptly furnish Administrative Agent with two (2) copies of all changes or modifications in the Plans, contracts, subcontracts, and material supply contracts for the Projects.  No work may be performed (a) (i) if pursuant to any Change Order or pending Change Order where such work will not increase the Contract Price (as defined and set forth in the General Contract) by more than the Change Order Amount or which, together with the aggregate of Change Orders theretofore executed by Borrower will not result in a change in excess of the Aggregate Change Order Amount without prior written approval thereof by Administrative Agent in its sole discretion; or (ii) if pursuant to any Change Order or pending Change Order where such work will increase the Contract Price (as defined and set forth in the General Contract) by more than the Change Order Amount or which, together with the aggregate of Change Orders theretofore executed by Borrower will result in a change in excess of the Aggregate Change Order Amount without prior written approval thereof by Administrative Agent after consultation with the Lenders (provided, however, that if any Lender fails to respond to Administrative Agent within five (5) Business Days of receipt of written notice of Administrative Agent’s proposed determination, such Lender shall be deemed to have concurred with such proposed determination), and (b) without Administrative Agent’s and the Lenders’ receipt of evidence that Borrower has obtained the prior approval of all parties whose approval is required, including, without limitation, sureties and governmental authorities.  No work may be performed pursuant to any Change Order or pending Change Order prior to delivery thereof to and, if required hereunder, approval by, Administrative Agent and the Lenders.  No review by Administrative Agent or the Lenders of any contract or change order shall make the Lenders and/or Administrative Agent responsible for the adequacy, form or content of such contract or change order.

(c)                                  Using Proceeds of the Loan.  Borrower shall use the proceeds of the Loans solely to pay, or to reimburse Borrower for paying, costs and expenses shown on the Budget and incurred by Borrower in connection with the acquisition of an interest in the Premises and the construction of the Improvements on the Premises, together with other expenses set forth on the Budget and such incidental costs and expenses relating thereto as may be approved from time to time in writing by Administrative Agent.  Borrower shall take all steps necessary to assure such use of proceeds of the Loans by its contractors.  Borrower shall not use the proceeds of the Loans, or any portion of them to pay any fees or other payments to any affiliate of Borrower, other than as set forth in the Budget, and other than the developer fee payable to RBH Project, LLC, with respect to payments for construction oversight and loans from an affiliated entity, without Administrative Agent’s prior written consent, in its sole discretion.

(d)                                 Defects; No Waiver.  Borrower will, upon demand of Administrative Agent or the Lenders, correct or cause to be corrected any structural defect in any Improvements.  The advance of any of the proceeds of the Loans hereunder shall not constitute a waiver of the Administrative Agent’s right or the Lenders’ right to require compliance with this covenant.

5.4.                            Liens Pursuant to the Permitted Loans.  Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the Lenders hereby consent to the Borrower’s pledge to the Other Lenders of certain collateral to secure Borrower’s obligations under the documents executed in connection with the Permitted Loans, and the Lenders acknowledge and agree that Borrower’s pledge of such collateral to the Other Lenders shall not constitute a default under this Agreement or any other Loan Document.

5.5.                            Certificate of Borrower.  Borrower will comply, and will use commercially reasonable best efforts to ensure that General Contractor will comply, with the requirements of that certain Certificate of Borrower and General Contractor, executed as of the date hereof, a form of which is attached hereto as Exhibit F.  Furthermore, simultaneous with the completion of the Improvements, Borrower and General Contractor shall execute and deliver to BA Allocatee the Certificate of Borrower and General Contractor (Completion), a form of which is attached hereto as Exhibit G.

(End of Article V)

ARTICLE VI

EVENTS OF DEFAULT AND REMEDIES

6.1.                            Each of the following shall constitute an “Event of Default” hereunder:

(a)                                 if the Borrower fails to pay or expend promptly when due or required any sum of money due or required to be paid or expended under this Agreement, the Notes, the Mortgages or any other Loan Documents, which failure shall continue beyond five (5) days after written notice of any such event;

(b)                                 if the Borrower fails for thirty (30) days after the giving to it by Administrative Agent of written notice to comply with any covenants or agreements made by it in this Agreement other than a covenant to pay or expend any sum of money or if Borrower otherwise fails to comply with any terms or conditions of this Agreement, provided, however, that if, in Administrative Agent’s reasonable judgment said failure to comply is not capable of being cured within said thirty (30) day period and is not curable by the payment of money, then the Borrower shall have such additional time as Administrative Agent deems necessary (but in no event will such additional time exceed sixty (60) days after the initial notice of such default) to cure such failure provided that (i) Borrower promptly proceeds to commence curing said failure to comply upon Borrower’s receipt of notice of said failure from Administrative Agent, (ii) in the reasonable judgment of Administrative Agent, Borrower thereafter diligently and continuously proceeds to cure said failure so as to cure said failure in the shortest time possible, (iii) such additional time to cure does not impair any rights and/or remedies of Lenders and will not adversely affect the completion of the Improvements by the Completion Date, and (iv) the Borrower furnishes to Lenders, upon demand of any Lender, such documents and information with respect to Borrower’s curing of said failure to comply, as such Lender may request; provided, further, however, that Borrower shall not be entitled to have any opportunity to cure a breach or violation of any of the representations and warranties set forth in Article X hereof or a breach, violation, or failure to comply with any of the covenants set forth in Article X hereof;

(c)                                  if the Borrower fails to satisfy any of the covenants set forth in Section 5.3 after any applicable notice and cure periods;

(d)                                 if a default which remains uncured after applicable periods of notice and grace shall occur under any of the Loan Documents or the Master Lease;

(e)                                  if at any time any representation or warranty made by the Borrower in this Agreement shall be materially incorrect;

(f)                                   if the construction of the Improvements is not carried on with reasonable dispatch or at any time is discontinued for a period of twenty (20) consecutive days, or for up to sixty (60) total calendar days when occasioned by Unavoidable Delay; provided, however, that no such time period shall constitute an extension of the Completion Date;

(g)                                  if the Lenders, Administrative Agent or their representatives, or the Construction Consultant are not permitted at all reasonable times after prior notice, to enter upon the Premises, inspect the books and records of the Borrower, the Improvements and the construction thereof and all materials, fixtures and articles used or to be used in the construction and to examine all the Plans, or if the Borrower shall fail to within five (5) Business Days furnish to the Administrative Agent or its authorized representative, when requested, copies of the Plans;

(h)                                 if any of the materials, fixtures or articles of personal property used in the construction of the Improvements or the appurtenances thereto, or to be used in the operation thereof, are not in substantial accordance with the Plans as approved by the Administrative Agent, and such failure to be in substantial accordance is not remedied within thirty (30) days after written notice from Administrative Agent or the Lenders which specifies the items it believes are not in accordance with the Plans; provided, however, that if same cannot be remedied within said thirty (30) day period and the Borrower is diligently pursuing such remedy, the thirty (30) day period will be extended for the time necessary to complete such remedy, but in no event longer than a total of sixty (60) days after said written notice from Administrative Agent or Lenders;

(i)                                     if the Borrower executes any conditional bill of sale, chattel mortgage or other security instrument covering any furniture, furnishings, fixtures and equipment intended to be incorporated in the Improvements or the appurtenances thereto, or covering articles of personal property placed in or on the Improvements, or files a financing statement publishing notice of such security instrument, or purchases any of such furniture, furnishings, fixtures and equipment so that ownership of the same will not vest unconditionally in the Borrower, free from encumbrances, on delivery to the Premises; or if the Borrower, within ten (10) days of a request by Administrative Agent, does not produce to the Administrative Agent, upon demand, the contracts, bills of sale, statements, receipted vouchers or agreements, or any of them, under which the Borrower claims title to such materials, fixtures and articles;

(j)                                    if the Borrower does not disclose to the Administrative Agent and the Construction Consultant, within ten (10) days of a request by Administrative Agent, the names of all persons with whom the Borrower contracted for the construction of the Improvements or for the furnishing of labor or materials thereof;

(k)                                 if the Borrower fails or is unable, in the sole, but reasonable, judgment of Administrative Agent, to complete the Improvements on or before the Completion Date, with time of the essence;

(l)                                     if the Borrower is unable to satisfy any condition of its right to receipt of an advance hereunder for a period in excess of thirty (30) days, unless otherwise agreed to by Administrative Agent;

(m)                             if a lien for the performance of work or supply of materials is filed against the Premises or any part thereof and remains unsatisfied or unbonded for a period of thirty (30) days after the date Borrower receives notice of such lien which are not being contested pursuant to a Permitted Contest;

(n)                                 if the Borrower shall default beyond applicable periods of notice and grace in any respect under any other agreement with or obligation to the Administrative Agent or the Lenders;

(o)                                 if any of the following events occur: (i) if by order of a court of competent jurisdiction, a receiver, liquidator or trustee of the Borrower or of any of its or their properties, shall be appointed and shall not have been discharged within ninety (90) days, or (ii) if any of the creditors of the Borrower shall commence against the Borrower an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect and if such case shall not be discharged or dismissed within ninety (90) days after the date on which such case was commenced, or (iii) if the Borrower is adjudicated bankrupt or insolvent or a petition for reorganization is granted (without regard for any grace period provided for herein), or (iv) if there is an attachment or sequestration of any of the property of the Borrower and same is not discharged or bonded within ninety (90) days, or (v) if the Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, now or hereafter in effect, relating to the reorganization of the Borrower or the arrangement or readjustment of the debts of the Borrower or (vi) if the Borrower shall make any assignment for the benefit of its creditors or shall admit in writing its inability to pay its debts generally as they become due or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or of any part of its property, or if the Borrower shall fail generally to pay its debts as such debts become due, or if the Borrower shall take any action in furtherance of any of the foregoing;

(p)                                 if the Premises, the Improvements, or any part thereof or any direct or indirect interest therein is sold, conveyed, assigned or transferred without the prior written consent of the Lenders;

(q)                                 if there is a material adverse change in the identity, control or financial condition of the Borrower, any member of the Borrower or the Projects, or if there is any assignment of any direct or indirect interest in Borrower, as determined by Lenders in their sole, but reasonable, discretion;

(r)                                    if the Borrower fails to pay or cause to be paid within ten (10) Business Days after written notice from Administrative Agent, before the same shall become delinquent, any fine, penalty, interest or cost that may be added thereto, all franchise taxes of the Borrower, or real estate taxes, assessments, water rates and charges, and other governmental charges, general and special, ordinary and extraordinary, foreseen as well as unforeseen, of any kind and nature whatsoever, including, but not limited to, assessments for public improvements or benefits which are assessed, levied, confirmed, imposed or become a lien upon the Premises or become payable while any portion of the Loan remains outstanding or the Borrower enters into any agreement, whether written or oral, which has the effect of deferring the payment of any tax or other charges which will be assessed, levied, confirmed, imposed or become a lien on the Premises or become payable;

(s)                                   if the Borrower ceases to do business or terminates its, his or their business for any reason whatsoever or shall cause or institute any proceeding for the dissolution or termination of the Borrower;

(t)                                    if the Borrower fails for a period of five (5) days after notice from Administrative Agent to maintain in full force and effect any of the policies of insurance required by this Agreement and/or the Mortgages;

(u)                                 if the Borrower encumbers, alienates, hypothecates, grants a security interest in or grants any other interest whatsoever in the Premises, the Improvements, the “Mortgaged Property,” as that term is defined in the Mortgages, or any part thereof or any right, title or interest in this Agreement or any proceeds of the Loans without the prior written consent of the Lenders;

(v)                                 if the Borrower fails to timely perform any of the terms, conditions, covenants and/or agreements contained in Section 7.1(d) of this Agreement beyond applicable notice and cure periods;

(w)                               if a default, beyond any applicable notice and cure periods, occurs under the Leases and Borrower (or RBH Retail, LLC, as lessee under the Master Lease) has not found a suitable replacement tenant within sixty (60) days after the occurrence of such default and/or Borrower (or RBH Retail, LLC, as lessee under the Master Lease) has not executed a lease, in form and substance acceptable to the Lenders, with such tenant within one hundred twenty (120) days thereafter, or if any amendment or modification to the Leases occur without the prior written consent of the Lenders;

(x)                                 if the Borrower fails to comply with any of the representations, warranties or covenants contained in Article VIII or Article X of this Agreement or any of the warranties or representations made are false, or if of a continuing nature, becomes false;

(y)                                 if the Borrower fails to maintain its status as an SPE;

(z)                                  if any of the Borrower, any officer, director, general partner or managing member of any of the Borrower shall be convicted of fraud or a crime constituting a felony or pleads nolo contendere with respect to a fraud or crime constituting a felony;

(aa)                          if the Borrower shall assign the Master Lease, the Leases, consent to any assignment by the tenant under any of the Leases or sublet, or consent to any subletting by the tenant under any of the Leases of, all or any portion of the Premises demised under any of the Leases without the express prior written consent of the Lenders, which consent shall not be unreasonably withheld, conditioned or delayed;

(bb)                          if there is a default under ERISA or a Pension or Benefit Plan;

(cc)                            if Borrower shall fail to pay the fees set forth in Section 5.2 hereof;

(dd)                          if the Borrower shall default beyond applicable periods of notice and grace in any respect under any agreement executed in connection with the Permitted Loans or any other document previously delivered by Borrower to Lenders in connection with the construction of the Projects; and/or

(ee)                            if there is an amendment, modification or termination of the Master Lease, Financial Agreement or any other document previously delivered by Borrower to Lenders in connection with the construction of the Projects (unless Administrative Agent and Lenders have consented to same).

6.2.                            Subject to the provisions of Article IX hereof, any Lender shall have the right upon the happening of any such Event of Default under this Agreement to declare the indebtedness evidenced by the Notes, together with all sums required to be paid under the terms hereof and/or of the Mortgages and/or any other Loan Documents, immediately due and payable.

6.3.                            Subject to the provisions of Article IX hereof, upon the happening of an Event of Default under this Agreement, in addition to any other rights and/or remedies available to Lenders under the Mortgages, this Agreement or by law, Lenders also shall have the right and is hereby given an irrevocable license to enter, or to cause the Construction Consultant or another independent contractor of Administrative Agent’s selection to enter, the Premises, the Improvements or any part thereof and perform any and all work and labor necessary to complete the construction of the Improvements substantially in accordance with the Plans and employ watchmen to protect the Premises and the Improvements; all sums expended by the Lenders for such purposes shall be deemed to have been paid to the Borrower, evidenced by the Notes and secured by the Mortgages.

6.4.                            For the purposes set forth in Section 6.3 above, the Borrower hereby constitutes and appoints the Administrative Agent its true and lawful attorney-in-fact with full power of substitution, effective upon the occurrence of an Event of Default, to complete the Improvements in the name of the Borrower, and hereby empowers said attorney or attorneys as follows: to make such additions and changes and corrections in the Plans which shall be necessary to complete the Improvements in substantially the manner contemplated by the Plans; to use any funds of the Borrower including any balance which may be held in escrow and any funds which may remain unadvanced under this Agreement for the purpose of completing the Improvements in the manner called for by the Plans as may be modified hereby; to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for said purposes; to pay, settle or compromise all existing bills and claims which are or may be liens against the Premises or any part thereof, or may be necessary for the completion of the Improvements or the clearance of title; to execute all applications and certificates in the name of the Borrower which may be required by any construction contract; and to do any and every act with respect to the construction of the Improvements which the Borrower may do in its own behalf.  It is understood and agreed that this power of attorney shall be deemed to be a power coupled with an interest which cannot be revoked. Said attorney-in-fact shall also have power to prosecute and defend all actions or proceedings in connection with the construction of the Improvements on the

Premises and to take such action and require such performance as is deemed necessary.  The Borrower hereby assigns and quitclaims to the Lenders all sums advanced pursuant to either this Section and/or Section 6.3 above and all sums in escrow subject to the condition that said sums, if any, be used for the completion of the Improvements.  Entering the Premises in order to complete the Improvements and/or exercise of the aforesaid license and/or power-of-attorney will not exclude the Borrower from possession, custody, ownership or control of the Premises or Improvements or of any rents, issues or profit therefrom.  In addition, Borrower expressly agrees that any powers of attorney executed by Borrower subsequent to the date hereof shall expressly state that the powers of attorney provided for in this Agreement shall continue to be in full force and effect until terminated in accordance with the terms of this Agreement.

6.5.                            If the Borrower shall fail to perform any of the covenants contained in Section 7.1(d) of this Agreement, the Lenders may make advances to perform the same on its behalf, and all sums so advanced shall be deemed to have been paid to Borrower, evidenced by the Notes and secured by the Mortgages.  The Borrower will repay on demand of the Administrative Agent all sums so advanced pursuant to this Section 6.5 with interest at the “Involuntary Rate,” as such term is defined in the Mortgages.  The provisions of this Section 6.5 shall not prevent any default in the observance of any covenant contained in said Section 7.1(d) of this Agreement from constituting an Event of Default.

6.6.                            If the Borrower shall fail to perform any of the covenants contained in Section 7.1(d) of this Agreement, if the Borrower shall fail to perform its covenants hereunder to construct the Improvements or if a General Contractor shall fail to perform under a General Contract, the Administrative Agent may submit a claim upon the Payment and Performance Bonds and, at its option, apply such proceeds to the costs of the construction of the Improvements.

6.7.                            In addition to, but subject to, any rights of the Administrative Agent or Lenders under applicable law, and subject to Article IX hereof, if an Event of Default occurs and is continuing, any and all deposits of the Borrower (including all account balances, whether provisions or final and whether or not collected or available) and any other funds of Borrower at any time held by the Administrative Agent or any of the Lenders or any Affiliate of the Administrative Agent or any of the Lenders to or for the credit or account of the Borrower may be offset and applied toward the payment of the debt, whether or not the debt, or any part thereof, shall then be due.

(End of Article VI)

ARTICLE VII

GENERAL CONDITIONS

7.1.                            The following conditions shall be applicable at all times:

(a)                                 Any advance by the Lenders of proceeds of any of the Loans hereunder made prior to or without the fulfillment by Borrower of all of the conditions precedent thereto, whether or not known to the Lenders and/or the Administrative Agent, shall not constitute a waiver by the Lenders or the Administrative Agent of the requirement that all conditions, including the non-performed conditions, shall be required with respect to all future advances and releases of funds.

(b)                                 All documentation and proceedings deemed by Administrative Agent and Lenders to be necessary or required in connection with this Agreement and the documents relating hereto shall be subject to the prior approval of, and satisfactory to, Administrative Agent and Lenders as to form and substance.  Administrative Agent and Lenders shall receive copies (certified if requested by either of them) of all documents which they may require in connection with the transaction contemplated hereby.

(c)                                  Administrative Agent shall, at all times, be free to independently establish at its sole cost and expense to its satisfaction the existence or nonexistence of any fact or facts the existence or nonexistence of which is a condition of this Agreement. Notwithstanding the foregoing, no independent verification by the Administrative Agent shall cause a delay in any performance of the Administrative Agent of its obligations under this Agreement.

(d)                                 (1)                                 Administrative Agent shall have the right at any time to notify Borrower that, in Administrative Agent’s sole, but reasonable, judgment, the undisbursed balance of the Loans plus the balance of the proceeds of the Loans not yet released or advanced from the Disbursement Fund (including the line item for contingency costs and all retained amounts) after reallocation of the Loan Budget Amount in accordance with Section 2.7 hereof, if any, is insufficient to pay the remaining Direct Costs, Indirect Costs or any other hard or soft costs associated with the construction of the Improvements necessary to complete the Improvements in accordance with the terms hereof.  In connection with making the foregoing determination as respects Direct Costs, Administrative Agent shall consult with its Construction Consultant and shall take into account the General Contracts, its terms and the likelihood of fulfillment by the General Contractor of the terms.

(2)                                 If Administrative Agent informs Borrower of such deficiency, Borrower shall, at Borrower’s sole discretion, either:

(i)                                     deposit with the Provident Bank or into the Disbursement Fund an amount (the “Shortfall Payment”) from its own funds equal to such deficiency (the “Shortfall Amount”) which Administrative Agent may authorize, from time to time, to be applied at its own direction or at Borrower’s direction, upon approval by Administrative Agent to pay Direct Costs and Indirect Costs or cause the Borrower to complete the construction of the Improvements which is the cause of the Shortfall Amount at no cost to the Administrative Agent; or

(ii)                                  instead of requisitioning funds under this Agreement, pay for costs of completing the Improvements in accordance with the terms hereof from its own funds, up to and including the Shortfall Amount, so that the undisbursed balance of the Loans after payment of the Direct Costs and Indirect Costs by Borrower shall be sufficient to complete the Improvements substantially in accordance with the terms hereof, and Borrower shall furnish to Administrative Agent evidence of such payment as Administrative Agent shall reasonably require; or

(iii)                               deliver to Administrative Agent an irrevocable and unconditional letter of credit (the “Shortfall Letter of Credit”) in form and substance satisfactory to Administrative Agent issued in favor of Administrative Agent, for the benefit of the Lenders, by a financial institution satisfactory to Administrative Agent in its reasonable discretion, in the amount of the Shortfall Amount.

(3)                                 The Shortfall Letter of Credit shall expire no earlier than sixty (60) days after the later of (a) the date, estimated by the Construction Consultant, by which the Improvements can be completed, or (b) the Completion Date.  The estimate of time of completion shall be made by the Construction Consultant at the time that the Shortfall Amount is determined.  The Shortfall Letter of Credit may be drawn upon at any time to fund any Shortfall Amount.  Administrative Agent shall agree to reductions in the amount of any Shortfall Letter of Credit when and to the extent that Administrative Agent determines that the Shortfall Amount has been reduced or no longer exists.

(4)                                 Borrower hereby agrees that Administrative Agent, on behalf of Lenders, shall have a first priority lien on, and security interest in, any sums deposited by Borrower pursuant to clause (x) above.  In addition, Borrower shall have no right to withdraw any sums deposited on account of the Shortfall Amount except for the payment of Direct Costs and Indirect Costs as approved by Administrative Agent or upon completion of construction of the Improvements.  Any sums not used pursuant to clause (x) hereinabove shall be released to Borrower when and to the extent that Administrative Agent determines that the amount thereof is in excess of the total remaining costs of completing the Improvements substantially in accordance with the terms hereof over the undisbursed balance of the Loan (including line item for contingency) plus the undrawn portion of the Shortfall Letter of Credit.

(e)                                  During the existence of any Event of Default hereunder or under any of the Loan Documents, Borrower does hereby irrevocably authorize Administrative Agent to approve the release of any unreleased proceeds of the Loans in the Disbursement Fund for work performed or materials supplied directly to the General Contractor, Major Subcontractors and other persons to pay for completion of the Improvements, but Administrative Agent is under no obligation to do so.  No further direction or authorization from Borrower shall be necessary to warrant such direct advances and all such advances shall satisfy pro tanto the obligations of Administrative Agent and/or the Lenders hereunder and shall be secured by the Mortgages as fully as if made to Borrower, regardless of the disposition thereof by the General Contractor, any Major Subcontractor or other person.

(f)                                   This Agreement is solely for the benefit of Administrative Agent, the Lenders and Borrower.  All conditions of the obligations of Administrative Agent to approve, and Lenders to make, advances or releases of the proceeds of the Loans hereunder are imposed solely and exclusively for the benefit of Administrative Agent and the Lenders and may be freely waived or modified in whole or in part, by Administrative Agent at any time if in its sole discretion it deems it advisable to do so, and no person other than Borrower (provided, however, that all conditions have been satisfied) shall have standing to require Administrative Agent to approve, or the Lenders to make, any advances of the Loans or to be a beneficiary of this Agreement or any advances to be made hereunder.  Any waiver or modification asserted by Borrower to have been agreed to by Administrative Agent must be in writing and comply with the provisions of paragraph (i) of this Section 7.1 and Article IX.

(g)                                  The Borrower hereby irrevocably authorizes the Administrative Agent to authorize automatic releases of proceeds of the Loans from the Disbursement Fund to pay CDE Expenses and interest accrued on the Notes as they become due, to the extent that payments for such amounts are not available from another source, notwithstanding that the Borrower may not have requested authorization of the release of such amounts and whether or not the Borrower may be in default under this Agreement, the Mortgages or any other Loan Documents.  Any such disbursements shall be added to the outstanding principal balance of the Notes and shall be secured by the Mortgages.  The authorization granted hereby shall not prevent the Borrower from paying interest, or satisfying said conditions, from its own funds and shall in no event be construed so as to relieve the Borrower from its obligation to pay interest as and when due under the Notes, or to satisfy said conditions, or to obligate the Administrative Agent to approve, for the Lenders to release, proceeds of the Loans for the payment of interest or the satisfaction of said conditions.

(h)                                 All notices hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes when sent by-hand, electronic communication (as described in Section 7.1(o)) or by reputable overnight courier (e.g., FedEx), to the address of the party as stated below:

If to Administrative Agent:	GSB NMTC Investor LLC
200 West Street
New York, New York 10282
Attention: Margaret Anadu

with a copy to:	GSB NMTC Investor LLC
200 West Street
New York, New York 10282
Attention: Andrea Gift

with a copy to:	gs-uig-docs@gs.com

with a copy to:	Jones Day
222 East 41st Street
New York, New York 10017
Attention: Aviva Yakren, Esq.

and with a copy to:	NCIF New Markets Capital Fund IX CDE, LLC
c/o NCIF Capital, LLC
135 S. LaSalle Street, Suite 2040
Chicago, Illinois 60603
Attention: Saurabh Narain

and with a copy to:	SNR Denton US LLP
233 S. Wacker Drive, Suite 7800
Chicago, Illinois 60606
Attention: Scott A. Lindquist, Esq.

and with a copy to:	Carver CDC — Subsidiary CDE 21, LLC
c/o Carver Community Development Corporation
75 West 125th Street
New York, New York 10027
Attention: Blondel A. Pinnock

and with a copy to:	Manatt, Phelps & Phillips, LLP
7 Times Square
New York, New York 10036
Attention: Neil S. Faden, Esq.

and with a copy to:	BACDE NMTC Fund 4 LLC
c/o Building America CDE Inc.
2401 Pennsylvania Avenue, NW, Suite 200
Washington, DC 20037
Attention: Eric Price

and with a copy to:	Nixon Peabody LLP
401 Ninth Street NW, Suite 900
Washington, DC 20004
Attention: Scott D. Sergio, Esq.

and with a copy to:	GSNMF SUB-CDE 2 LLC
Goldman Sachs Bank USA
200 West Street
New York, New York 10282
Attention: Joe Curatolo

with a copy to:	Goldman Sachs Bank USA
200 West Street
New York, New York 10282
Attention: Andrea Gift

with a copy to:	gs-uig-docs@gs.com and gsnmf@gs.com

with a copy to:	Jones Day
222 East 41st Street
New York, New York 10017
Attention: Aviva Yakren, Esq.

If to Borrower:	Teachers Village Project A QALICB Urban Renewal Entity, LLC
c/o RBH Group
89 Market Street, 8th Floor
Newark, New Jersey 07102
Attention: Ron Beit

with a copy to:	McManimon, Scotland & Baumann, LLC
75 Livingston Avenue, 2nd Floor
Roseland, New Jersey 07068
Attention: Glenn F. Scotland, Esq.

And to Investment Fund:	GS Halsey 2 NMTC Investment Fund LLC
200 West Street,
New York New York 10282
Attention: Margaret Anadu

with a copy to:	Goldman Sachs Bank USA
200 West Street
New York, New York 10282
Attention: Andrea Gift

with a copy to:	gs-uig-docs@gs.com

with a copy to:	Jones Day
222 East 41st Street
New York, New York 10017
Attention: Aviva Yakren, Esq.

or at such other address of which a party shall have notified the party giving such notice in writing in accordance with the foregoing requirements.  Notwithstanding the foregoing, failure to deliver a notice to Investment Fund shall have no consequence whatsoever to the effectiveness of any notice made to any of the undersigned and shall not constitute a default hereunder.

(i)                                     No provision of the Notes, Mortgages or this Agreement or any other Loan Documents executed in connection with the Loans may be changed, waived,

discharged or terminated orally, by telephone or by any other means except an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

(j)                                    Except as herein provided, this Agreement shall be binding upon and inure to the benefit of Borrower, the Lenders and Administrative Agent and their respective heirs, personal representatives, successors and assigns. Notwithstanding the foregoing, Borrower, without the prior written consent of Administrative Agent and the Lenders in each instance, may not assign, transfer or set over to another, in whole or in part, all or any part of its benefits, rights, duties and obligations hereunder, including, but not limited to, performance of and compliance with conditions hereof and the right to receive the proceeds of current or future advances.

(k)                                 Borrower recognizes that without Borrower’s consent, the Lenders may sell and transfer participation interests in the Loans, this Agreement, the Notes, the Mortgages, and any other Loan Documents to one or more participants that are Permitted Transferees and that all documentation, Financial Statements, appraisals and other data, or copies thereof, relevant to the Projects, the Borrower, the Loans, and to any advances hereunder, may be exhibited to and retained by any such participant or prospective participant for its files.  The Lenders agrees that they shall notify Borrower of any sales or transfers of any interest in the Loan pursuant to this subparagraph (k).

(l)                                     Furthermore, Borrower recognizes that the Administrative Agent may be replaced hereunder pursuant to the terms of Article IX and agrees that Borrower shall not have approval rights over any of the matters provided for in Article IX.

(m)                             Borrower agrees that, by its acceptance of and failure upon request to return any advance of proceeds of the Loans under this Agreement, it shall be bound in all respects by the Requisition submitted on its behalf in connection therewith with the same force and effect as if Borrower had itself executed and submitted the Requisition and whether or not the Requisition is executed and/or submitted by an authorized person.

(n)                                 Any and all releases of proceeds of the Loans approved at any time by Administrative Agent pursuant to the irrevocable authorizations granted by paragraphs (e) and (g) of this Section 7.1 shall require no further direction, authorization or request for disbursement from Borrower.  Borrower agrees that advances made pursuant to paragraph (e) of this Section 7.1, may be made without any further direction, authorization or request for disbursement from Borrower.  Any and all such disbursements made pursuant to paragraphs (e), (f) or (g) of this Section 7.1, such disbursements, shall be added to the outstanding principal balance evidenced by the Notes and shall be secured by the Mortgages.  The aforesaid authorizations shall (1) not prevent Borrower from paying the contractors and other persons, from paying the interest, or from satisfying the conditions and obligations referred to in said paragraphs, out of its own funds, (2) in no event be construed so as to relieve Borrower or others from their obligations to pay such contractors or other persons, to pay interest as and when due under the Notes, or to satisfy such conditions and obligations and (3) in no event obligate Administrative Agent to disburse proceeds of the Loans for any such purposes.

(o)                                 Electronic Communications.

(1)                                 Notices and other communications to the Lenders, Administrative Agent or any other party hereto may be delivered or furnished by electronic communication pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Person if such Person has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless Administrative Agent otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(2)                                 Borrower understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(3)                                 Approved Electronic Communications are provided “as is” and “as available”.  Neither Administrative Agent nor any of its respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications and each expressly disclaims liability for errors or omissions in the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Approved Electronic Communications.

7.2.                            The cover page and the Exhibits annexed hereto are incorporated as a part of this Agreement with the same effect as if set forth in the body hereof.

7.3.                            This Agreement and the rights and obligations of the parties hereunder shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State (without giving effect to the State’s principles of conflicts of law).  Borrower and Administrative Agent hereby irrevocably submit to the exclusive jurisdiction of any State or Federal court sitting in The City of Newark (or any county in the State where any portion of the Mortgaged Property is located) over any suit, action or proceeding arising out of or relating to this Agreement, and Borrower hereby agrees and consents that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in any

State or Federal court sitting in The City of Newark (or such other county in the State) may be made by certified or registered mail, return receipt requested, directed to Borrower at the address indicated in Section 7.1 hereof, and service so made shall be complete five (5) days after the same shall have been so mailed.

7.4.                            To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claims against Administrative Agent and the Lenders, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions or the use of the proceeds thereof.

7.5.                            Borrower shall not have the right to make any prepayment of all or any portion of the principal amount of the Loans until the seventh (7th) anniversary of the funding of the final installment of the Loans by the Lenders into the Disbursement Fund, unless otherwise accelerated pursuant to the terms of this Agreement or any other Loan Documents. Borrower acknowledges that this prepayment restriction is derived from Section 45D of the Code and that the Lenders would not make the Loans without such prepayment restriction.  Borrower agrees that this prepayment restriction has been specifically bargained for by the Lenders and Borrower, and that such restriction is reasonable both in duration and effect. In the event that the Lenders or the Administrative Agent on behalf of the Lenders receive any amounts in excess of amounts required to be paid hereunder and pursuant to the Loan Documents, such amounts may be held in a non-interest bearing blocked escrow account with the Administrative Agent as additional collateral for the prompt and complete repayment of the amounts due with respect to the Loans until such time as a repayment of the Loans or any portion thereof is permitted.

7.6.                            The parties acknowledge that the Loans are to be funded with monies provided by the Lenders’ investor members, and that the Lenders are under no obligation to request such funds for any disbursement of proceeds of the Loans unless and until all necessary preconditions to disbursement set forth herein and in the other Loan Documents shall have been satisfied to the satisfaction of the Lenders and their investor members, and that if all conditions precedent to funding are not immediately satisfied, significant time delays might occur in the funding of such monies by the Lenders’ investor members and/or the Lenders.  Without limiting the generality of Section 7.4 hereof, in no event shall the Lenders nor the Administrative Agent be liable to Borrower for any damages whatsoever which might result in whole or in part from any such delays in funding any proceeds of the Loans.

7.7.                            This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

7.8.                            Notwithstanding anything to the contrary contained in this Agreement, neither the Administrative Agent, the Lenders nor any of their respective Affiliates, shall be required in order to resolve any objections asserted by any governmental authority under the Hart-Scott-Rodino Act, the Sherman Antitrust Laws or any other foreign antitrust or combination Laws with respect to the transactions contemplated by this Agreement to divest any of its businesses, properties or assets, or take or agree to take any other action (including agreeing to hold separate any business or assets or take other similar actions) or agree to any limitation or restriction, that the Administrative Agent determines would be or presents a risk of being, individually or in the aggregate, adverse to Administrative Agent, a the Lenders or any of their respective Affiliates.

7.9.                            Borrower agrees that it will not, without the prior written consent of the Administrative Agent or the applicable Affiliate of Goldman Sachs Bank USA (for purposes of this Section, “GS”), in each instance, (a) use in advertising, publicity, or otherwise the name of Goldman Sachs Bank USA, or any GS Affiliate, or any partner or employee of a GS Affiliate, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by GS or its Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Lenders has been approved or endorsed by GS or a GS Affiliate.

7.10.                     Borrower acknowledges that it is not relying upon any person, firm or corporation, other than the Borrower and its officers, directors, consultants and advisors in entering into the Loans.  Borrower agrees that none of Administrative Agent, the Lenders, any Affiliate of the Lenders, GS or any GS Affiliate or the respective controlling persons, officers, directors, partners, agents, or employees of any such person shall be liable to Borrower in connection with Borrower’s decision to enter into the Loans.

7.11.                     The parties hereto acknowledge and agree that nothing in this Agreement or the Loan Documents shall create a fiduciary duty of the Lenders, the Agent Affiliates, GS or any GS Affiliate to the Borrower or its shareholders.  Notwithstanding anything to the contrary herein or in the Loan Documents or any actions or omissions by representatives of the Lenders, the Agent Affiliates, GS or any GS Affiliate in whatever capacity, it is understood that none of the Lenders, the Agent Affiliates, GS or any GS Affiliate is acting as a financial advisor, agent or underwriter to the Borrower or any Affiliates of Borrower, or otherwise on behalf of the Borrower or any Affiliates Borrower, unless retained to provide such services pursuant to a separate written agreement.

7.12.                     Nothing in this Agreement will be deemed to restrict the Lenders, the Agent Affiliates, GS or any GS Affiliate from providing services to Borrower or its Affiliates or earning fees and other compensation from Borrower or its Affiliates if otherwise permitted by law, including, without limitation, the Code.

7.13.                     The Borrower grants to the Lenders, the Agent Affiliates, GS and any GS Affiliate permission to use the Borrower’s or any Affiliate of Borrower’s name and logo in the marketing materials of the Lenders, the Agent Affiliates, GS and any GS Affiliate.  GS or any GS Affiliate, shall, as applicable, include a trademark attribution notice giving notice of the Borrower’s or any Affiliate of Borrower’s ownership of its trademarks in the marketing materials in which the Borrower’s or any Affiliate of Borrower’s name and logo appear.

7.14.                     Notwithstanding anything in this Agreement, none of the provisions of this Agreement shall in any way limit the Lenders, the Agent Affiliates, GS or any GS Affiliate from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of the respective businesses of the Lenders, the Agent Affiliates, GS or the relevant GS Affiliate.

7.15.                     To the extent requested by the Internal Revenue Service or required by law, notwithstanding anything to the contrary herein, the Lenders or Borrower may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Loans and all materials of any kind (including opinions or other tax analyses) that are provided to the Lenders or Borrower relating to such tax treatment and tax structure.

7.16.                     Wherever this Agreement provides for a covenant by Borrower in favor of GS, any GS Affiliate or their respective successors and/or assigns (the “Benefitted Persons”), each Benefitted Person is hereby expressly declared to be an intended third party beneficiary of such covenant and shall have the right to directly enforce such covenant against the Borrower.

7.17.                     This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, supersedes all prior agreements and understandings, both written and oral, between the parties in respect of the subject matter hereof and no changes, amendments, or alterations hereto shall be effective unless pursuant to written instrument executed by the parties hereto.

7.18.                     Any term, covenant, agreement or condition of this Agreement or any of the Loan Documents may be amended or waived, and any departure therefrom may be consented to by Lenders, if, but only if, such amendment, waiver or consent is in writing signed by Lenders or Administrative Agent and, in the case of an amendment, by Borrower. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.  In the event that any such waiver or amendment is requested by Borrower, Administrative Agent or Lenders may require and charge a fee in connection therewith and consideration thereof in such amount as shall be determined by Administrative Agent or Lenders in their reasonable discretion.  The releases from the Disbursement Fund of proceeds of Loans by Lenders during the existence of a Event of Default shall not be deemed to constitute a waiver of such Event of Default.

7.19.                     The Borrower agrees to pay (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent and Lenders in connection with the preparation, execution and delivery of this Agreement, the Loan Documents and any other documentation contemplated or required hereby, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel to Administrative Agent and Lenders with respect thereto, (ii) within thirty (30) days of Administrative Agent’s or a Lender’s written demand, all reasonable out-of-pocket costs and expenses Administrative Agent and/or Lenders may incur in connection with this transaction resulting from the adoption of or changes, after the date hereof, in laws, regulations, rules or interpretative letters issued by the Office of the Comptroller of the Currency of the United States of America, the Banking Commissioner of the State of New York, the Federal Deposit Insurance Corporation or the Board of Governors of the Federal Reserve System (or by any successor to any thereof) (provided, however, that Borrower shall only be responsible to pay up to $500 annually of NCIF Lender’s bank fees), (iii) any state or local taxes or other charges, including, but not limited to, income, withholding or gross receipts tax, imposed on the Lenders solely as a result of the Loans, and (iv) within thirty (30) days of the Administrative Agent’s and/or a Lender’s written demand, all reasonable out-of-pocket costs and expenses (including reasonable counsel’s fees and expenses), if any, in connection with the interpretation, enforcement of, or the collection of any amounts owed to Administrative Agent or Lenders under, this Agreement or the Loan Documents which may be delivered in connection with this Agreement. Borrower covenants and agrees to pay within thirty (30) days of demand therefor Administrative Agent’s and/or Lenders’ expenses and any and all administrative and/or servicing fees charged and/or incurred by Administrative Agent and/or Lenders in connection with the administration of the Loans, and/or this Agreement.

7.20.                     TO THE EXTENT PERMITTED BY LAW, BORROWER, ADMINISTRATIVE AGENT AND LENDERS HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST BORROWER, ADMINISTRATIVE AGENT AND LENDERS ARISING OUT OF THIS AGREEMENT, THE COLLATERAL OR ANY ASSIGNMENT THEREOF OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN BORROWER, ADMINISTRATIVE AGENT AND LENDERS OF ANY KIND OR NATURE.  BORROWER, ADMINISTRATIVE AGENT AND LENDERS HEREBY AGREE THAT ANY NEW JERSEY STATE COURT OR ANY FEDERAL COURT IN EITHER CASE, LOCATED IN ESSEX COUNTY OR, AT THE OPTION OF ADMINISTRATIVE AGENT, ANY COURT IN WHICH ADMINISTRATIVE AGENT OR LENDERS SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY, SHALL HAVE NONEXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER, ADMINISTRATIVE AGENT AND LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING THEREFROM.  BORROWER, ADMINISTRATIVE AGENT AND LENDERS EACH EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS, HEREBY WAIVING PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN AND AGREEING THAT SERVICE OF SUCH SUMMONS AND COMPLAINT OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER, ADMINISTRATIVE AGENT AND LENDERS, AS APPLICABLE, AT THE ADDRESS OF BORROWER, ADMINISTRATIVE AGENT AND

LENDERS, AS APPLICABLE, SET FORTH IN THIS AGREEMENT, PROVIDED A CONCURRENT COPY IS SENT TO BORROWER’S COUNSEL, ADMINISTRATIVE AGENT’S COUNSEL OR EACH LENDER’S COUNSEL, AS APPLICABLE.  THE NONEXCLUSIVE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY APPROPRIATE JURISDICTION.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW JERSEY (DETERMINED WITHOUT PREFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS).

7.21.                     Subject to any other provisions of this Agreement applicable to Loans and subject to the Intercreditor Agreement, GS, or any Affiliate thereof (a “GS Lender”) may at any time make, guarantee, own, acquire, or otherwise credit enhance, in whole or in part, a loan or other financing secured by a mortgage, deed of trust, trust deed, or other security instrument encumbering the Premises owned by the Borrower (a “GS Loan”).  Under no circumstances whatsoever will any GS Lender be considered to be acting on behalf of or as an agent of or as the alter ego of any member of Borrower that is an Affiliate of such GS Lender (an “Affiliated Member”).  Any GS Lender may take any action or fail to take any action that it determines, in its sole and absolute discretion, to be advisable in connection with the applicable GS transaction (including, but not limited to, in connection with the enforcement of its rights and remedies related to such GS transaction).  Borrower hereby unconditionally agrees that no GS Lender owes the Borrower or any member of Borrower any fiduciary duty or other duty or obligation whatsoever by virtue of such GS Lender being an Affiliate of an Affiliated Member.  Neither the Borrower nor any member of Borrower (i) will make any claim whatsoever against any GS Lender or against any Affiliated Member or (ii) will allege any breach of any fiduciary duty, duty of care or other duty whatsoever based in any way upon any affiliation or relationship between any GS Lender and any Affiliated Member.  The Borrower and each member of Borrower hereby acknowledge and agree that any GS Loan shall be treated as debt for all purposes and no claim whatsoever shall be made that any GS Loan should be treated as equity under any circumstance whatsoever.  The Borrower and each member of Borrower hereby further acknowledge and agree that any GS Loan shall be viewed for all purposes as a separate transaction and not related in any way to the investment of an Affiliated Member in the Borrower.  Any claim whatsoever that any GS Loan should be treated as equity under any circumstance whatsoever is hereby irrevocably and unconditionally waived, to the fullest extent permitted by applicable law, by the Borrower and each member of Borrower.

(End of Article VII)

ARTICLE VIII

PARTICULAR PROVISIONS

8.1.                            Reporting Requirements.  Borrower shall comply with the following financial reporting requirements until the Loans shall have been fully repaid, maintain a standard system of accounting in accordance with generally accepted accounting principles, and furnish or cause to be furnished to Administrative Agent and the Lenders all of the following which must be satisfactory in form and substance to Administrative Agent and the Lenders:

(a)                                 Quarterly Financial Statements.  As soon as available but in any event within thirty-five (35) days after the end of each fiscal quarter (except for the quarter in which the annual Financial Statements are delivered), quarterly Financial Statements of the Borrower prepared in accordance with generally accepted accounting principles consistently applied.  All such statements of Borrower must be reasonably satisfactory in form and substance to Administrative Agent and the Lenders and shall be certified by an officer of Borrower to be true and complete as of the date so delivered.

(b)                                 Annual Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year, a copy of Borrower’s audited Financial Statements as of the end of such fiscal year, setting forth in each case in comparative form the figures for the preceding fiscal year, and, thirty (30) calendar days after filing but no later than one hundred twenty (120) days following the start of each calendar year, Borrower’s federal income tax returns for the prior year. The Financial Statements and federal income tax returns shall be prepared by the accountants for the Borrower and certified by an officer of Borrower to be true and correct, which certification shall (x) state that such Financial Statements have been prepared in accordance with generally accepted accounting principles and, accordingly, include such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances, and (y) that such Financial Statements have been prepared in accordance with generally accepted accounting principles in a manner consistent with prior fiscal periods, except as otherwise specified in such certification.

(c)                                  Officer’s Certificates. At the time of the delivery of the Financial Statements provided for in this Section 8.1, a certificate of a manager of Borrower to the effect that no Event of Default has occurred and is continuing or, if any Event of Default has occurred and is continuing, specifying the nature and extent thereof and any actions taken or proposed to be taken with respect to any such Event of Default.

(d)                                 Appraisals. Within thirty (30) days after notice from Administrative Agent, an appraisal of the Projects to be prepared at Borrower’s sole cost and expense by an appraiser acceptable to Administrative Agent, which requirement for an appraisal may be invoked by Administrative Agent at any time after the occurrence of an Event of Default and from time to time, but not more than once during any calendar year, if there is no Event of Default or it is not required by applicable law or regulation.  Borrower shall promptly pay to Administrative Agent within ten (10) days following written demand the cost of any appraisal, which payment shall be applied by Administrative Agent as a reimbursement to itself if Administrative Agent obtained the appraisal, or if Administrative Agent previously paid the appraiser for any reason.

(e)                                  Environmental Audits. Within thirty (30) days after written notice from Administrative Agent, an environmental audit or assessment of the Project of the type and scope specified by Administrative Agent to be prepared at Borrower’s sole cost and expense by an environmental engineer or consultant approved by Administrative Agent, which requirement for an environmental audit or assessment may be invoked by Administrative Agent from time to time if (i) the Lenders or the Administrative Agent reasonably believes that there may have been a release of Hazardous Materials at the Projects, that any representation relating to Hazardous Materials in the Mortgages or in the Environmental Indemnity is incorrect or that Borrower has failed to comply with any of its covenants or agreements set forth therein, or (ii) an Event of Default has occurred.  Borrower shall promptly pay to Administrative Agent the entire cost of any environmental audit or assessment relating to the Projects upon demand, which payment shall be applied by Administrative Agent as a reimbursement to itself if Administrative Agent caused any such environmental audit or assessment to be obtained, or if Administrative Agent previously paid an environmental engineer or consultant for any reason.

(f)                                   Other Indebtedness/Events of Default. Prompt written notice to Administrative Agent and the Lenders if: (i) any indebtedness of Borrower is declared or shall become due and payable prior to its stated maturity, or called and not paid when due, (ii) a default shall have occurred under any note or other evidence of indebtedness or the holder of any such note or other evidence of indebtedness has the right to declare any such indebtedness due and payable prior to its stated maturity as a result of such default, or (iii) there shall occur an Event of Default, or an event which, after the passage of time and/or the giving of notice would become an Event of Default.

(g)                                  Notices from Governmental Authorities. Prompt written notice of: (i) any citation, summons, subpoena, order to show cause, municipal violation or other order relating to a Project naming Borrower, or a Project a party to any proceeding before any Governmental Authorities, and include with such notice a copy of such citation, summons, subpoena, order to show cause, municipal violation or other order in connection with a claim in an amount exceeding $10,000, (ii) any lapse or other termination of any material license, certificate, permit, franchise or other authorization issued to Borrower or a Project by any Governmental Authorities, (iii) any refusal by any Governmental Authorities to renew or extend any such material license, permit, certificate, franchise or other authorization, (iv) any dispute between Borrower and any Governmental Authorities or Person, which dispute might have a material adverse effect on Borrower or a Project, (v) any order, notice, claim, or proceeding received by, or brought against Borrower, or with respect to a Project or any part thereof, under or in connection with any federal, state or local law or regulation; or (vi) failure of the Premises to comply with applicable building codes.

(h)                                 Leasing Status Reports.  Borrower shall, throughout the term of the Loans, deliver to Administrative Agent and the Lenders quarterly reports, within fifteen (15) Business Days after the end of each calendar quarter, setting forth, in detail reasonably acceptable to Administrative Agent and the Lenders, the status of all leasing and rental activity at the Projects for such immediately preceding quarterly period.

(i)                                     Other Information. With reasonable promptness after written request by Administrative Agent, such other reasonable financial and other information with respect to Borrower and/or the Projects as Administrative Agent may request from time to time.  In addition, Borrower shall promptly deliver to Administrative Agent and Lenders any notices it has given or received under the Master Lease or the Leases.

(j)                                    Borrower’s Statement. Within five (5) Business Days upon written request, a written statement duly acknowledged of the amount due whether for principal or interest on the Notes and whether any offsets or defenses or counterclaims exist against the obligations of the Borrower, if any are alleged to exist, the amount and nature of each such offset or defense or counterclaim shall be set forth in full detail.

(k)                                 Annual Deliverables:

(1)                                 Annual operating budget, due by the start of each fiscal year of Borrower.

(2)                                 Evidence of insurance as required by the Loan Documents.

(3)                                 Copies of Borrower’s annual real estate tax bills and evidence of payment when such taxes are due and payable.

(4)                                 Within thirty (30) days of filing, tax returns of the Borrower.

(l)                                     Semi-Annual Deliverables:

(1)                                 Semi-annual QALICB certification due as set forth in Section 10.5(b) herein.

(2)                                 Evidence that all reserve accounts required to be funded under the Loan Documents were so funded, in the form of June 30th and December 31st bank statements due July 31st and January 31st, respectively, of each year.

(m)                             Community Benefits Agreement.  Within 120 days after each fiscal year, any and all information required to be delivered pursuant to the Community Benefits Agreement.

8.2.                            Tax and Insurance Escrow.  To the extent, or when, required by the Lenders or the Administrative Agent pursuant to the terms of the Mortgages, Borrower shall deposit with Provident Bank in a blocked account in favor of Administrative Agent for the benefit of Lenders an amount sufficient to pay the next installment of taxes and/or insurance due in connection with the Projects and, thereafter, pay to the Administrative Agent monthly an amount equal to 1/12 of the amount required to pay the next installment of such taxes and/or insurance.

8.3.                            Carver Fee and Expense Reserve Account.  On the date hereof, the Borrower shall establish and fund an interest-bearing fee and expenses reserve account for the Carver Lender (the “Carver CDE Account”), and deposit, from the Initial Release, an amount equal to $370,000.  The Carver CDE Account shall be established in the name of the Borrower at a banking institution reasonably acceptable to the Administrative Agent and Carver Lender, which Carver CDE Account shall be pledged to Carver Lender.  The funds in the Carver CDE Account shall be used and applied as set forth in the Projections to pay that portion of the interest payments required to be made to Carver Lender attributable to (a) an annual asset management fee in the amount of $62,500 ($15,625 per quarter) (the “Carver Asset Management Fee”); and (b) audit, tax and accounting expenses in the amount of $15,000 annually ($3,750 per quarter) (the “Carver Audit and Tax Fee”).  With respect to the Carver Audit and Tax Fee, releases from the Carver CDE Account shall occur on a quarterly basis commencing October 15, 2012 and continuing on each January 15, April 15, July 15 and October 15 of each calendar year thereafter, through and including January 15, 2019; provided, however, that on each of October 15, 2012 and January 15, 2019 an aggregate amount equal to $15,000 shall be released from the Carver CDE Account to pay the full Carver Audit and Tax Fee payable in each such year.  The aggregate distribution from the Carver CDE Account with respect to the Carver Audit and Tax Fee shall be $120,000.  With respect to the Asset Management Fee, Lender and Borrower agree that $15,625 shall be released from the Carver CDE Account on each of the following dates: December 15, 2012, March 15, 2013, June 15, 2013, September 15, 2013, December 15, 2013, March 15, 2017, June 15, 2017, September 15, 2017, December 15, 2017, March 15, 2018, June 15, 2018 and September 15, 2018; provided, however, that on December 15, 2012 an aggregate amount equal to $62,500 shall be released from the Carver CDE Account to pay the full Carver Asset Management Fee payable in each such year.  The aggregate distribution from the Carver CDE Account with respect to the Carver Asset Management Fee shall be $250,000.  So long as no Event of Default shall exist, all interest and earnings on the Carver CDE Account shall be payable to Borrower in accordance with the terms of the applicable account agreement governing such account.  Upon an Event of Default, such funds shall be applied in such manner as the Carver Lender may determine, consistent with the provisions of the Loan Documents and applicable law.

8.4.                            NCIF Fee and Expense Reserve Account.  On the date hereof, the Borrower shall establish and fund an interest-bearing fee and expenses reserve account for NCIF Lender for a portion of the interest payments required to be made under its Loan that are intended to be used to pay its CDE Expenses, from the Initial Release, in the amount of $280,000 (such account, the “NCIF CDE Account”).  The NCIF CDE Account shall be established in the name of the Borrower at a banking institution reasonably acceptable to the Administrative Agent and NCIF Lender, which NCIF CDE Account shall be pledged to NCIF Lender.  The funds in the NCIF CDE Account shall be used and applied, and until such time as an Event of Default may occur hereunder, NCIF Lender is hereby granted the authority to cause such use and application of the funds in the NCIF CDE Account, on a quarterly basis, as follows:  (a) commencing on December 15, 2012, and continuing on each March 15th,  June 15th, and September 15th thereafter, the sum of $2,500 per quarter, to pay a portion of the interest due in each quarter on the NCIF Lender’s Loan, for application by NCIF

Lender to the annual tax, accounting, and audit expenses incurred by NCIF Lender in each year; provided, that on September 15, 2019, NCIF Lender shall be entitled to draw an additional $10,000 as a reimbursement of CDE Expenses expected to be incurred (but not yet incurred as of the payment date) with respect to calendar year 2019, and (b) commencing on December 15, 2012, and continuing on each March 15th,  June 15th, and September 15th through and including September 15, 2014, the sum of $12,500 per quarter, to pay a portion of the interest due in each quarter on the NCIF Lender’s Loan, for application by NCIF Lender to payment of the Asset Management Fees (as defined under NCIF Fee Agreement) payable by NCIF for such period, and (c) commencing December 15, 2017, and continuing on each March 15th,  June 15th, and September 15th thereafter, an amount equal to $12,500 per quarter, to pay a portion of the interest due in each quarter on the NCIF Lender’s Loan, for application by NCIF Lender to the Asset Management Fees payable by NCIF Lender for such period.  So long as no Event of Default shall exist, all interest and earnings on the NCIF CDE Account shall be payable to Borrower in accordance with the terms of the applicable account agreement governing such account.  Upon an Event of Default, such funds shall be applied in such manner as the NCIF Lender may determine, consistent with the provisions of the Loan Documents and applicable law.

8.5.                            BA Fee and Expense Reserve Account.  On the date hereof, the Borrower shall establish and fund an interest-bearing fee and expenses reserve account for the BA Lender (the “BA CDE Account”), and deposit, from the Initial Release, an amount equal to $332,000.  The BA CDE Account shall be established in the name of the Borrower at a banking institution reasonably acceptable to the Administrative Agent and BA Lender, which BA CDE Account shall be pledged to BA Lender.  The funds in the BA CDE Account shall be used and applied as set forth in the Projections to pay that portion of the interest payments required to be made to BA Lender attributable to (a) an annual asset management fee in the amount of $50,000 ($12,500 per quarter) (the “BA Asset Management Fee”); (b) loan servicing expenses in the amount of $7,000 annually ($1,700 per quarter) (the “BA Loan Servicing Fee”); and (c) audit, tax and accounting expenses in the amount of $9,500 annually ($2,375 per quarter) (the “BA Audit and Tax Fee”).  With respect to the BA Loan Servicing Fee and the BA Audit and Tax Fee, releases from the BA CDE Account shall occur on a quarterly basis commencing December 15, 2012 and continuing on each March 15, June 15, September 15 and December 15 of each calendar year, through and including March 15, 2019; provided, however that BA Lender and Borrower agree that the $16,500 shall be released on December 15, 2012 and March 15, 2019, representing the entire amount of the BA Loan Servicing Fee and the BA Audit and Tax Fee for 2012 and 2019 respectively.  With respect to the BA Asset Management Fee, BA Lender and Borrower agree that $12,500 shall be released from the BA CDE Account on each of the following dates: March 15, 2013, June 15, 2013, September 15, 2013, December 15, 2013, March 15, 2017, June 15, 2017, September 15, 2017, December 15, 2017, March 15, 2018, June 15, 2018, September 15, 2018, and December 15, 2018.  In addition, BA Lender and Borrower agree that $50,000 shall be released from the BA CDE Account on December 2012, representing the entire BA Asset Management Fee for 2012, for an aggregate amount of $200,000.

8.6.                            Pledge of Accounts; Additional Deposits.  As additional security for the Loans, the Borrower hereby unconditionally and irrevocably pledges, assigns, grants a security interest in, sets over and confirms unto the Administrative Agent for the benefit of the Lenders, all of the Borrower’s accounts as more particularly described in the Control Agreements, including, but not limited to, the Disbursement Fund, the NCIF CDE Account, the Carver CDE Account, the BA CDE Account and the Operating Account.  The Borrower acknowledges and agrees that this Agreement constitutes written notification to the Borrower with respect to the Administrative Agent’s (for the benefit of the Lenders) security interest in the above-described accounts pursuant to Articles 8 and 9 of the Uniform Commercial Code in effect in New York or New Jersey as of the date hereof and any applicable federal regulations.  Borrower agrees that, following the date on which Borrower begins to collect revenues from the Project, at such time as, and to the extent that, Borrower generates net cash flow that would otherwise be distributable to its members in accordance with the provisions of the Loan Documents and the documents pertaining to the Permitted Loans (“Available Net Cash Flow”), Borrower agrees instead to utilize such Available Net Cash Flow to replenish the Carver CDE Account, the NCIF CDE Account, and the BA CDE Account, to the extent proceeds therein were applied to make the payments described in Section 8.3 that pertain to 2012 and 2013, clause (b) of Section 8.4 and Section 8.5 that pertain to 2012 and 2013, during the period from October 15, 2012 through July 15, 2014.  Borrower shall make such deposits no later than the next monthly loan payment date following the issuance of each quarterly financial statement under Section 8.1(a) hereof showing such Available Net Cash Flow, on a pro-rata basis in proportion to the aggregate amounts previously applied from each of the Carver CDE Account, the NCIF CDE Account, and the BA CDE Account, until the amounts applied from each of such accounts have been fully replenished.

(End of Article VIII)

ARTICLE IX

ADMINISTRATIVE AGENT AND LENDER

9.1.                            Subject to the terms and conditions of this Article IX, each of the Lenders hereby appoints and authorizes Administrative Agent to enter into each of the Loan Documents to which it is a party for the benefit of the Lenders (other than this Agreement) on its behalf and to take such actions and exercise the powers of the Lenders under the Loan Documents as are delegated to Administrative Agent by the terms of this Article IX, together with all such powers as are reasonably incidental thereto.  Administrative Agent shall at all times act in accordance with the Accepted Servicing Practices (as hereinafter defined).  Subject to the terms of this Article IX and to the terms of the Loan Documents, Administrative Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the Loan Documents on behalf of the Lenders.  The provisions of this Article IX are solely for the benefit of Administrative Agent and the Lenders and Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower or any other Person.  Administrative Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

9.2.                            Administrative Agent shall have the same rights and powers under the Loan Documents as the Lenders and may exercise or refrain from exercising the same as though it were not Administrative Agent subject to direction of the Lenders, and Administrative Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with Borrower or an Affiliate thereof as if it were not Administrative Agent hereunder.

9.3.                            Subject to the standard of care set forth in Section 9.13(a), the duties of Administrative Agent shall be mechanical and administrative in nature.  Neither the Administrative Agent nor the Lenders shall have by reason of this Agreement a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any of the Loan Documents is intended to or shall be construed to impose upon Administrative Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein.  It is expressly acknowledged and agreed that the Administrative Agent shall have no fiduciary duties to Borrower with respect to Administrative Agent’s exercise of any of the Lenders rights under this Agreement or the Loan Documents.

9.4.                            Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

9.5.                            Neither Administrative Agent nor any of its partners, directors, officers, agents, employees or Affiliates shall be liable to any Lender for any action taken or not taken by it in connection with the Loan Documents, except that Administrative Agent shall be liable with respect to its specific duties set forth hereunder but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction.  Neither Administrative Agent nor any of its partners, directors, officers, agents, employees or Affiliates shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in any Loan Document; (c) the satisfaction of any condition specified in any Loan Document; (d) the validity, effectiveness, sufficiency or genuineness of any Loan Document, any lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any default or Event of Default; or (f) the financial condition of Borrower.  Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties (including as contemplated by Section 9.7 below).  Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of the Lenders to whom payment was due but not made shall be to recover from the Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to promptly return to such Lender any such erroneous payments received by them).

9.6.                            Each Lender shall, in accordance with its respective share of the Loans, severally indemnify Administrative Agent (to the extent not reimbursed by Borrower and the Borrower is actually obligated to make such reimbursement) upon demand against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Administrative Agent’s or its agents’ or Affiliates’ gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Administrative Agent may suffer or incur in connection with the Loan Documents or any action taken or omitted by Administrative Agent hereunder or thereunder; provided, however, that a Lender shall not be required to indemnify Administrative Agent if the indemnification claim by the Administrative Agent was due to the act or omission of another Lender(s), in which case the Lender(s) whose act(s) or omission(s) gave rise to the indemnification claim shall be required to indemnify Administrative Agent for its own acts or omissions.  If any indemnity furnished to Administrative Agent for any purpose shall, in the reasonable opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by the Lenders until such additional indemnity is furnished.  Administrative Agent shall indemnify each Lender (to the extent not reimbursed by Borrower) upon demand against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such Lender’s or such Lender’s agents’ or Affiliates’ gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that such Lender may suffer or incur in connection with any action taken or omitted by Administrative Agent hereunder or under the Loan Documents that is the result of gross negligence or willful misconduct on the part of the Administrative Agent.

9.7.                            Administrative Agent may at any time request instructions from the Lenders (provided, however, that if any Lender fails to respond to Administrative Agent within thirty (30) days of receipt of written notice of Administrative Agent’s request, such Lender shall be deemed to have concurred with Administrative Agent’s proposed determination; provided, further, however, that such thirty (30) day time period may be reduced, as the circumstance may require, to a shorter time period as set forth in the request sent by Administrative Agent, but which reduced time period shall in no event be less than five (5) Business Days) with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Administrative Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Lenders as shall be prescribed by this Agreement.  Without limiting the foregoing, the Lenders shall not have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Lenders and, notwithstanding the instructions of the Lenders, Administrative Agent shall have no obligation to take any action if it believes, in good faith and in accordance with the Accepted Servicing Practices, that such action would violate applicable law or exposes Administrative Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 9.6.

9.8.                            Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents.

9.9.                            Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent shall have received written notice from the Lenders or the Borrower referring to this Agreement, describing such Event of Default and stating that such notice is a “notice of default”.  Administrative Agent will notify the Lenders of its receipt of any such notice.  Administrative Agent shall take such action with respect to any Event of Default as may be requested by the Lenders in accordance with the terms hereof.  Unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interests of the Lenders.

9.10.                     Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower.  The Lenders, may, upon mutual agreement, with or without cause upon ten (10) days’ prior written notice to the Administrative Agent and the other Lenders, remove the Administrative Agent; provided, however, that while GSB NMTC Investor LLC is the administrative agent, GS Lender shall not have approval rights regarding the removal of such administrative agent.  For the purposes of this Section 9.10, the term “cause” means the gross negligence, willful misconduct or fraud by the Administrative Agent.  Upon removal of the Administrative Agent, payments, communications and determinations provided to be made by, to or through the Administrative Agent for the benefit of the Lenders, shall be made to the Lenders directly.  Upon receipt of any such notice of resignation or upon removal of the Administrative Agent by the Lenders, the Lenders shall have the right to appoint a successor Administrative Agent, solely as a result of a unanimous agreement by the Lenders as to the identity of the successor.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder and notice of such acceptance to the retiring Administrative Agent, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, subject to documentation of such succession as may be reasonably required by the Lenders, including, but not limited to, transfer of any and all collateral associated with the Loans to the successor and an acknowledgement by the successor of the terms and conditions of this Article IX, the retiring Administrative Agent’s resignation shall become immediately effective and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if such resignation was not already effective and such duties and obligations not already discharged, as provided below in this paragraph), provided that the foregoing shall not relieve retiring Administrative Agent from any liabilities occurring prior thereto.  Until such time as a replacement Administrative Agent is appointed, the existing Administrative Agent shall continue to act as Administrative Agent hereunder and in accordance with the terms of this Agreement.  If no such successor shall have been so appointed by the Lenders and shall have accepted such appointment within sixty (60) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders (but without any obligation) appoint a successor Administrative Agent.  From and following the expiration of such sixty (60) day period, Administrative Agent shall have the exclusive right, upon one (1) Business Days’ notice to the Lenders, to make its resignation effective immediately.  From and following the effectiveness of such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that the foregoing shall not relieve retiring Administrative Agent from any liabilities occurring prior to the effectiveness of such notice, and (b) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to the Lenders directly, until such time as the Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  The provisions of this Agreement shall continue in effect for the benefit of any retiring Administrative Agent and its sub-agents after the effectiveness of its resignation hereunder and under the other Loan Documents in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting or was continuing to act as Administrative Agent.’

9.11.                     Payments.

(a)                                 Payments of principal, interest and fees in respect of the Loans in accordance with the Loan Documents will be applied on the date of receipt if received by Administrative Agent on the last Business Day of a month or on the Business Day immediately following the date of receipt if received on any day other than the last Business Day of a month.

(b)                                 If Administrative Agent pays an amount to a Lender under this Agreement in the commercially reasonable belief or expectation that a related payment has been or will be received by Administrative Agent from a Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(c)                                  If a court of competent jurisdiction determines at any time that any amount received by Administrative Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Administrative Agent will not be required to distribute any portion thereof to the Lenders.  In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as such court determines that Administrative Agent is required to pay to any Borrower or such other person.

(d)                                 The failure of any Lender to make any payment required by it hereunder, including, but not limited to, such Lender funding its required share of the Loans, shall not relieve any other Lender of its obligations to make payment, but neither any other Lender nor Administrative Agent shall be responsible for the failure of any Lender to make any payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a “defaulted Lender” shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” for any voting or consent rights under or with respect to any Loan Document.

(e)                                  Any amounts received with respect to payments under the Notes shall be paid in accordance with Section 9.11(f) hereof.  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of the Loans in excess of its share of payments entitled pursuant to the other provisions of this Section and the terms of the Notes, such Lender shall refund such money to the other Lenders, as applicable.  If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (e) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (e) to share in the benefits of any recovery on such secured claim.

9.12.                     If Borrower fails to perform any obligation hereunder or under any other Loan Document, Administrative Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrower’s expense.  Administrative Agent is further authorized by Borrower and the Lenders to make expenditures from time to time which Administrative Agent, in its reasonable business judgment, deems necessary or desirable to (a) preserve or protect the business conducted by Borrower, the Projects, the Mortgaged Property or any portion thereof, and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Loans.  Borrower hereby agrees to reimburse Administrative Agent on demand for any and all costs, liabilities and obligations incurred by Administrative Agent pursuant to this Section 9.12.

9.13.                     (a)         Notwithstanding anything to the contrary herein, including Section 9.3 hereof, the Administrative Agent, as an independent contract servicer, shall service and administer the disbursement of the proceeds of the Loans from the Disbursement Fund on behalf of the Lenders in accordance with this Agreement, and the Loan Documents (all as determined by the Administrative Agent in its good-faith business judgment), and in furtherance of, and to the extent consistent with, such terms, in accordance with the same care, skill, prudence and diligence with which it services and administers similar mortgage loans for its own account and acting in accordance with applicable law, the terms of this Agreement and the terms of the Loan Documents (hereinafter referred to as “Accepted Servicing Practices”).

(b)                                 The Lenders and the Administrative Agent acknowledge and agree that the Administrative Agent has been engaged for the convenience of the Lenders and to facilitate the ease of administration of the Loans in recognition of the fact that there are four independent lenders.  Nothing in this Agreement or the Loan Documents is intended to or shall be deemed to limit the ability of the managing member of each of the Lenders to maintain a controlling influence over the investment decisions or management policies of the applicable Lender or such Lenders respective QLICIs.

(c)                                  Each of the Lenders hereby agree, and each holder of any of the Notes by the acceptance thereof will be deemed to agree, that any action taken by the Administrative Agent, in accordance with the provisions of this Agreement and the Loan Documents, and the exercise by the Administrative Agent of the powers set forth herein or therein in accordance with the terms hereof, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon the Lenders.  Without limiting the foregoing, the Administrative Agent shall be authorized and empowered, on behalf of the Lenders, without the necessity of any notice to or further consent from the Lenders from time to time to take the actions authorized hereby and by the other Loan Documents; provided, however, that unless it has obtained the prior, written consent of the Lenders, the Administrative Agent shall not agree on behalf of the Lenders to:

(1)                                 increase or decrease the interest rate under any of the Loans (other than charging, or not charging, default rate interest, late fees, or similar charges provided for in the Loan Documents);

(2)                                 agree to the forgiveness of any indebtedness under any of the Loans;

(3)                                 extend (other than for up to six (6) months of a forbearance or other extension in connection with a restructuring of the Loans) or shorten the maturity date of any of the Loans, or extend or modify the dates on which installments of principal are payable under any of the Loans, or waive any restriction on a voluntary prepayment of any of the Loans by Borrower (other than in the context of the exercise of remedies hereunder after the occurrence of an Event of Default);

(4)                                 waive, amend, or modify the provisions of any Loan Document pertaining to compliance with NMTC Program Requirements or that would materially adversely affect the rights of the Lenders in the collateral for the Loan or with respect to payment obligations;

(5)                                 sell or encumber any of the Loans, or execute any agreement for any such sale or encumbrance, or subordinate the mortgage or other security for any Loan to any other indebtedness, interest, or obligation;

(6)                                 release from liability any Person liable for the repayment of any Loan or any Guaranty;

(7)                                 release, or agree to the substitution or exchange of, any portion of the collateral;

(8)                                 sell any QLICI;

(9)                                 waive any material default under the Loan Documents or waive any default under Article X hereof;

(10)                          accelerate the repayment of the Loans;

(11)                          take title to any collateral for the Loans;

(12)                          propose or consent to any plan of reorganization in a bankruptcy of the Borrower;

(13)                          determine not to apply insurance proceeds in any case where the Administrative Agent determines that the conditions for such application under the Loan Documents are not met; and

(14)                          taking any other action or making any other determination that, under the terms of this Article IX and Section 2.12, expressly requires the consent or approval of the Lenders.

9.14.                     As set forth in this Agreement, the Carver Lender, the NCIF Lender and the BA Lender may apply or disburse the proceeds in the Carver CDE Account, the NCIF CDE Account or the BA CDE Account, respectively.

9.15.                     The Borrower acknowledges and agrees that all obligations of the Lenders including, but not limited to, releases to be made hereunder and all decisions to be made and/or consents to be given hereunder may be made by the Administrative Agent, if in compliance with this Article IX, with the same force and effect as the Lenders and the Administrative Agent, and the Borrower hereby waives any claims it may have by reason of Administrative Agent fulfilling the Lenders’ obligations hereunder.  The Borrower covenants and agrees to simultaneously deliver to Administrative Agent and all Lenders all documents, requests, statements and other information required to be delivered to the Administrative Agent or Lenders, as applicable, hereunder.

9.16.                     No provision of this Agreement or any other Loan Document may be materially amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by the Lenders.

9.17.                     Administrative Agent and each Lender hereby appoint each other Lender as agent solely for the purpose of perfecting each Lender’s security interest in assets which, in accordance with the Uniform Commercial Code, as enacted in the State, can be perfected by possession or control.  Should any Lender obtain possession or control of any such assets, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor, shall deliver such assets to Administrative Agent or in accordance with Administrative Agent’s instructions or transfer control to Administrative Agent in accordance with Administrative Agent’s instructions.  Each Lender and the Administrative Agent agree that it will not have any right individually to enforce or seek to enforce any Loan Document or to realize upon any collateral for the Loans unless, subject to the terms of Section 9.2 hereof, instructed to do so by the Lenders.

9.18.                     Lenders acknowledge and agree that the rights of the Lenders with respect to the Borrower and the Projects are as set forth herein, notwithstanding anything to the contrary in any of the other Loan Documents.

9.19.                     Approval and Funding of Other Loans.  In the event of any unscheduled or unanticipated repayment or recovery of the principal amount of the Loans during the New Markets Tax Credit compliance period applicable to the Loans, to the extent such amounts are required to be re-invested to prevent a Recapture Event (herein referred to as “Reinvestment Proceeds”), each Lender shall be entitled to elect whether (i) to separately reinvest its Pro-Rata Interest in such Reinvestment Proceeds or (ii) to collectively reinvest such Reinvestment Proceeds (in proportion to their Pro-Rata Interests therein) in accordance with this Agreement.  Unless the Lenders make the election in (ii) above, each Lender shall be separately responsible for reinvesting its Pro-Rata Interest in such Reinvestment Proceeds, and this Agreement shall be inapplicable to the selection, funding, administration, servicing, collection, or disposition of any loans or investments that each Lender may elect to make out of its portion of such Reinvestment proceeds.  Subject to the Intercreditor Agreement, such Reinvestment Proceeds shall be paid to Lenders in the following priority: (w) first, GS Lender shall receive all Reinvestment Proceeds until GS Lender has received, in the aggregate, Reinvestment Proceeds in the amount of $8,500,000.00; (x) second, any Reinvestment Proceeds over and above Reinvestment Proceeds so distributed to GS Lender shall be distributed to Carver Lender until Carver Lender has received, in the aggregate, Reinvestment Proceeds in the amount of $11,875,000, (y) third, any Reinvestment Proceeds over and above the Reinvestment Proceeds so distributed to Carver Lender shall be distributed to NCIF Lender until NCIF Lender has received, in the aggregate, Reinvestment Proceeds in the amount of $9,700,000, and (z) fourth, any Reinvestment Proceeds over and above the Reinvestment Proceeds so distributed to NCIF Lender shall be distributed to BA Lender.

9.20.                     As used in this Article 9, the following term has the following meaning:

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the business day next succeeding such day; provided, however, that (a) if such day is not a business day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding business day, and (b) if no such rate is so published on such next preceding business day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.

ARTICLE X

NEW MARKETS TAX CREDITS PROVISIONS

10.1.                     New Markets Tax Credit Program.  Borrower acknowledges that the Loans are intended to constitute “qualified low-income community investments” and that, for such purpose, Borrower will be required to be a “qualified active low-income community business”, as such terms are defined in Section 45D of the Code, as amended.  Without limiting the foregoing, Borrower shall conduct the development, ownership and operation of the Premises, in a manner that complies with Treasury Regulations Section 1.45D-1(d)(4) and otherwise in the manner provided in this Article X.

10.2.                     Failure to Qualify for New Markets Tax Credit Program.  Without limiting any other rights or remedies of the Administrative Agent or the Lenders, Borrower acknowledges and agrees that the failure of any of the Loans to constitute a QLICI as a result of Borrower’s actions, inaction or status as a QALICB, as well as the failure of Borrower to provide the certifications and other information that Administrative Agent or the Lenders may require in order to confirm and report that the Loans constitute QLICIs and that the Borrower is a QALICB, could have a material, adverse effect on the Lenders, and, accordingly, in the event that any Event of Default shall arise as a result of (i) a breach or violation of any of the representations and warranties set forth in this Article X or (B) a breach, violation, or failure to comply with any of the covenants set forth in this Article X, such Event of Default or breach shall be material and shall entitle the Administrative Agent (on behalf of the Lenders) to exercise any and all remedies available under this Agreement and the Loan Documents, or at law or in equity on account of any such Event of Default.

10.3.                     New Markets Tax Credit Representations and Warranties.  Borrower hereby represents and warrants to the Administrative Agent and the Lenders as follows throughout the term of the Loans:

(a)                                 The Borrower is, and shall at all times remain, a QALICB; the Borrower is, and shall at all times remain, a disregarded entity for federal income tax purposes;

(b)                                 the Premises, as of the date hereof, is located within the Census Tract, which is a “low-income community” (as defined in Code Section 45D(e)(1) and the related Treasury Regulations and Guidance);

(c)                                  fifty percent (50%) or more of the use of the tangible property of the Borrower (whether owned or leased) is now and shall hereafter remain within the Census Tract, which percentage shall be determined utilizing the methodology set forth in Treasury Regulations Section 1.45D-1(d)(4)(i)(B); provided, however, that if Borrower has no employees, at least eighty-five percent (85%) of the use of tangible property of the Borrower (whether owned or leased) is now and shall remain in the Census Tract;

(d)                                 with respect to each taxable year of the Borrower, at least fifty percent (50%) of the total gross income of the Borrower is and will be derived from the active conduct of a qualified business, as defined in Section 45D of the Code and the Treasury Regulations and Guidance, within the Census Tract, which percentage shall be determined utilizing the methodology set forth in Treasury Regulations Section 1.45D-1(d)(4)(i)(A);

(e)                                  if Borrower has one or more employees, not less than fifty percent (50%) of the services performed for Borrower during Borrower’s most recent fiscal year and during Borrower’s current fiscal year, to date, are performed at the Projects or otherwise performed in one or more other Low-Income Communities, which percentage shall be determined utilizing the methodology set out in Treasury Regulations Section 1.45D-1(d)(4)(i)(C). If Borrower has any employees, Borrower has provided to the Administrative Agent and the Lenders a true, correct, and complete list of such employees that includes a description of where such employees’ services are performed;

(f)                                   with respect to each taxable year of the Borrower, less than five percent (5%) of the average of the aggregate unadjusted basis of the property of Borrower is attributable to collectibles (as defined in Section 408(m)(2) of the Code), other than collectibles that are held primarily for sale to customers in the ordinary course of business. Borrower acknowledges that collectibles include, without limitation: (i) works of art, (ii) rugs or antiques, (iii) metals or gems, (iv) stamps or coins, (v) alcoholic beverages, and (vi) any other tangible personal property specified by the Secretary of the United States Department of Treasury as a “collectible” other than collectibles primarily held for sale in the ordinary course of business;

(g)                                  with respect to each taxable year of the Borrower, less than five percent (5%) of the average of the aggregate unadjusted basis of the property of Borrower is attributable to “nonqualified financial property” (as defined in Treasury Regulations Section 1.45D-1(d)(4)(i)(E)). Borrower acknowledges that “nonqualified financial property” includes, without limitation: debt, stock, partnership interests, options, futures contracts, forward contracts, warrants, notional principal contracts, annuities, and other similar property.  Borrower has provided, and upon request will provide, to Administrative Agent and the Lenders a true, correct, and complete listing of any nonqualified financial property Borrower owns, including therein the unadjusted basis of such property;

(h)                                 no part of Borrower’s business activities includes the rental to others of residential rental property (as defined in Section 168(e)(2)(A) of the Code) whereby more than 80% of the Borrower’s income is derived from revenues from residential rental property;

(i)                                     no part of Borrower’s business activities includes the development or holding of intangibles for sale or license;

(j)                                    no part of Borrower’s business activities includes the operation of any private or commercial golf course, country club, massage parlor, hot tub facility, suntan facility, racetrack or other facility used for gambling, or any store the principal business of which is the sale of alcoholic beverages for consumption off premises (“Excluded Businesses”);

(k)                                 no part of the business activities of any tenant or subtenant at the Premises of the Borrower includes the operation of any Excluded Businesses;

(l)                                     the principal activity of Borrower’s trade or business is not farming (within the meaning of Code Section 2032A(e)(5)(A) or (B) and the related Treasury Regulations and Guidance);

(m)                             none of Borrower or any of its respective principals, directors or officers has been debarred, declared ineligible or voluntarily excluded from participation in a covered transaction by any federal department or agency, as described in Executive Order 12549, nor is any such action pending or proposed, and Borrower shall, simultaneously with execution and delivery of this Agreement, execute and deliver a separate certification in form and substance satisfactory to the Lenders to further evidence such representation and warranty;

(n)                                 none of Borrower’s assets are now nor shall hereafter be directly or indirectly subsidized by the low-income housing tax credit provided by Code Section 42 and no portion of the Projects constitutes a qualified low-income building under Section 42 of the Code;

(o)                                 Borrower has not taken and shall not take any action which would or could cause the Loans not to constitute “qualified low-income community investments” (as defined Code Section 45D(d)(1) and the related regulations);

(p)                                 Borrower has no information or knowledge that Borrower’s ownership, operation and maintenance of the Premises or any other owned or leased real property of Borrower, to the extent applicable, does not satisfy the definition of a qualified active low-income community business (as defined in Code Section 45D(d)(2)(A) and the related regulations);

(q)                                 Borrower has not had any correspondence or any communication with, to or from the CDFI Fund concerning Borrower’s non-compliance with, or deficiencies in, reporting practices;

(r)                                    Borrower acknowledges and agrees that the Loans shall be subject to the provisions of the NMTC Program Requirements, and Borrower covenants to cooperate fully and promptly with the Administrative Agent and the Lenders in strictly complying with the NMTC Program Requirements;

(s)                                   all material information concerning Borrower and Borrower’s property known to Borrower requested by the Administrative Agent or the Lenders, has been disclosed by Borrower to the Administrative Agent and the Lenders, and there are no facts or information known to Borrower that would make any of the facts or information submitted by Borrower to Administrative Agent and/or the Lenders with respect to Borrower or its property inaccurate, incomplete or misleading in any material respect;

(t)                                    all documents and information provided by Borrower to Administrative Agent and the Lenders are substantially complete and accurate in all material respects and represent the entire business of Borrower;

(u)                                 all balance sheets and statements of operations supplied to Administrative Agent and the Lenders by Borrower fairly present, in all material respects, the financial condition of Borrower, as applicable, as at the close of business on the dates thereof and the results of operations for the periods then ended for all material respects of satisfying and complying with this Agreement;

(v)                                 Borrower shall promptly pay to the Lenders any monitoring (and other) fees related to the Loans that are imposed on the Lenders or the Borrower directly or indirectly by the CDFI Fund, if any;

(w)                               the amounts of reserves, receivables, assets and other items of working capital shown on the balance sheets of Borrower submitted to Administrative Agent and the Lenders are reasonable based upon Borrower’s reasonably anticipated business operations;

(x)                                 Borrower expects to generate revenue from the Projects within three (3) years after the date of this Agreement;

(y)                                 except as expressly permitted by the Mortgages, and subject to the terms of this Agreement (including but not limited to Section 5.2(pp) and Section 6.1(cc) hereof), Borrower shall not assign any of its respective rights, or lease any space, in the Premises without the prior written consent of the Lenders (which consent shall not be unreasonably withheld);

(z)                                  Borrower is not a bank, credit union or other financial institution;

(aa)                          Borrower does not have any information or knowledge indicating that Borrower might not satisfy all of the requirements of a QALICB;

(bb)                          Borrower has fully and accurately stated in writing to the Administrative Agent and the Lenders the nature of Borrower’s business and of the goods or services provided, Borrower’s primary sources of revenue, and Borrower’s primary expenditures;

(cc)                            Borrower does not have any present plans or intentions to (i) change the nature of, or manner in which it conducts, its business; (ii) move or expand its business to a new address; (iii) reduce the percentage of gross income derived from the active conduct of a qualified business within any Low-Income Community; (iv) reduce the percentage of employee services performed in any Low-Income Communities (if Borrower has any employees); (v) reduce the percentage of use of tangible property in any Low-Income Community; (vi) maintain collectibles not held primarily for sale in the ordinary course of business at more than 5% of the aggregate unadjusted cost basis of its assets; (vii) maintain nonqualified financial property at more than 5% of the aggregate unadjusted costs basis of its assets; or (viii) enter into leases with one or more tenants who engage in one or more Excluded Businesses, in any way that would cause to be untrue any of the representations, warranties or covenants set out herein;

(dd)                          there have been no irregularities or illegal acts that would have a material effect on the matters described in this Section 10.3; there has been no: fraud involving management or employees who have significant roles in the internal control structure of Borrower, fraud involving other employees that could have a material effect on the matters described in this Section 10.3, or communications from the CDFI Fund or other regulatory agencies concerning noncompliance with, or deficiencies in, financial reporting practices that could have a material effect on the matters described in this Section 10.3;

(ee)                            if any of the proceeds of the Loans are being used to take-out or refinance existing debt on the Premises, such existing debt was used for (a) costs in connection with new construction or substantial rehabilitation of existing improvements on the Premises, and/or (b) costs in connection with the acquisition and new construction or acquisition and substantial rehabilitation on the Premises;

(ff)                              The Census Tract in which the Projects are located has a poverty rate greater than thirty percent (30%);

(gg)                            Borrower shall maintain in full force and effect the policies of insurance described in the Mortgages;

(hh)                          The assumptions underlying the Projections, a true and complete copy of which has been certified to the Lenders and Administrative Agent, are accurate and complete in all material respects and reasonable in light of all facts and circumstances; and

(ii)                                  The Borrower shall be treated as a partnership for federal income tax purposes.

10.4.                     New Markets Tax Credit Covenants.  Borrower hereby covenants and agrees to Administrative Agent and the Lenders that for so long as any of the Loans remain outstanding:

(a)                                 Borrower shall maintain its status as a QALICB;

(b)                                 with respect to each taxable year, at least fifty percent (50%) of the use of the tangible property of Borrower (whether owned or leased) will be within the Census Tract, which percentage shall be determined utilizing the methodology set out in Treasury Regulations Section 1.45D-1(d)(4)(i)(B); provided, however, that for any taxable year in which Borrower has no employees, at least eighty-five percent (85%) of the use of the tangible property of Borrower (whether owned or leased) will be within the Census Tract;

(c)                                  with respect to each taxable year of Borrower, at least fifty (50%) percent of the total gross income of the Borrower will be derived from the conduct of a qualified business, as defined in Section 45D of the Code and the Treasury Regulations and

Guidance, within the Census Tract, which percentage shall be determined utilizing the methodology set forth in Treasury Regulations Section 1.45D-1(d)(4)(i)(A);

(d)                                 if Borrower has one or more employees, then not less than fifty percent (50%) of the services performed for Borrower by such employees will be performed at the Projects or otherwise performed in one or more other Low-Income Communities, which percentage shall be determined utilizing the methodology set out in Treasury Regulations Section 1.45D-1(d)(4)(i)(C). Borrower shall provide to Administrative Agent a true, correct, and complete list of such employees that includes a description of where their services are performed and Administrative Agent shall promptly forward copies of same to the Lenders;

(e)                                  less than five percent (5%) of the average of the aggregate unadjusted basis of the property of Borrower will be attributable to collectibles (as defined in Section 408(m)(2) of the Code), other than collectibles that are held primarily for sale to customers in the ordinary course of business. Borrower will update semi-annually and provide to Administrative Agent a true, correct, and complete listing of any non-qualified collectible property Borrower owns, including therein the unadjusted basis of such property;

(f)                                   less than five percent (5%) of the average of the aggregate unadjusted basis of all the property of Borrower will be attributable to nonqualified financial property (as defined in Treasury Regulations Section 1.45D-1(d)(4)(i)(E)). Borrower will update semi-annually and provide to Administrative Agent a true, correct, and complete listing of any non-qualified financial property Borrower owns, including therein the unadjusted basis of such property and Administrative Agent shall promptly forward copies of same to the Lenders;

(g)                                  no part of Borrower’s business activities will include the rental to others of residential rental property (as defined in Section 168(e)(2)(A) of the Code) whereby more than 80% of the Borrower’s gross income is derived from revenues from residential rental property, or consist of the operation of any Excluded Businesses;

(h)                                 no part of the business activities of any tenant or subtenant of the Borrower at the Projects will consist of the operation of any Excluded Businesses;

(i)                                     the trade or business of Borrower will not include the development or holding of intangibles for sale or license;

(j)                                    farming (within the meaning of Section 2032A(e)(5)(A) or (B) of the Code) will not be an activity of Borrower;

(k)                                 Borrower shall ensure that all tenants of the Premises satisfy all applicable requirements in order for the Borrower to at all times maintain its status as a QALICB.

(l)                                     Borrower shall not be a bank, credit union or other financial institution;

(m)                             Borrower shall not discontinue conducting business, materially change the nature of its business, nor materially change the manner in which its business activities are conducted, other than changes in the nature of its business or the manner in which it conducts its business, provided such changes do not cause the Loans to cease to constitute QLICIs (as determined by the Lenders in their good faith judgment and based upon the advice of counsel) and which are otherwise permitted hereunder;

(n)                                 no portion of the Projects will constitute a qualified low-income building under Section 42 of the Code;

(o)                                 upon request, Borrower will certify in writing to the Administrative Agent and the Lenders that it remains in compliance with the provisions of this Section 10.4, including in such certification the current percentages or ratios under the above paragraphs that are applicable to Borrower at such time;

(p)                                 Borrower will supply all data, reports or statements required by the Administrative Agent and the Lenders for purposes of satisfying reporting requirements; monitoring compliance with Section 45D of the Code; and measuring the community benefit of Borrower’s activities. In connection therewith, Borrower shall:

(1)                                 maintain records of the activities and services performed by employees, if any, and the administration of their employment (including where their services are performed and, in instances where such employees also perform services for persons or entities other than Borrower, the allocation of their time between Borrower and any such other person or entity) that are sufficient to establish compliance with the requirements of this Section 10.4;

(2)                                 maintain records of the average values and locations of its tangible personal property that are sufficient to establish compliance with the requirements of this Section 10.4;

(3)                                 maintain records of the unadjusted basis of its property generally and in particular, any collectibles and any nonqualified financial property it may own, that are sufficient to establish compliance with the requirements of this Section 10.4;

(4)                                 promptly supply the Administrative Agent and the Lenders with any reports, records, statements, documents or other information reasonably requested by the Administrative Agent and the Lenders in connection with responding to any request by the CDFI Fund or as may be required to comply with the NMTC Program Requirements; and

(5)                                 maintain records of the total gross income of Borrower sufficient to establish compliance with the requirements of this Section 10.4.

(q)                                 Borrower shall not by its action or inaction cause an event of recapture (as defined in Section 45D(g) of the Code and Treasury Regulation Section 1.45D-1(e));

(r)                                    Borrower will treat the Loans as indebtedness for all purposes, and will not take any positions contrary to such treatment;

(s)                                   Borrower shall generate revenues within three (3) years from the date hereof;

(t)                                    Borrower shall collaborate with the Administrative Agent and the Lenders with respect to the response to be made to any ninety (90)-day notice of noncompliance and ability to cure the provisions of this Section 10.4 provided by the CDFI Fund to the Lenders;

(u)                                 Borrower shall cooperate with the Administrative Agent and the Lenders and their members in seeking any waiver or extension sought by the Lenders and their members with respect to a Recapture Event (regardless of whether or not Borrower has violated any covenants provided herein or failed to act or not act as directed by the Administrative Agent or the Lenders and their members), pursuant to Treasury Regulations Section 1.45D-1(e)(5);

(v)                                 Borrower will execute and deliver such documents, certifications or amendments to the Loan Documents as may be reasonably requested by the Administrative Agent or the Lenders to maintain the status of the Loans as QLICIs and the status of the Borrower as a QALICB;

(w)                               Borrower shall promptly notify Administrative Agent of any risk of noncompliance with this Agreement and Administrative Agent shall promptly notify the Lenders of the same;

(x)                                 Borrower shall expend all then available proceeds of the advances of the Loans within eighteen (18) months after the date thereof;

(y)                                 Borrower shall not, without the Lenders’ permission, permit a change in control or ownership of interests in Borrower that would result in the Lenders or their members having “control” (as defined in Treasury Regulations Section 1.45D-1(d)(6)(ii)(B)) of Borrower;

(z)                                  Borrower shall not accept any capital contribution from, and shall not issue any equity interest to, the Lenders or its members or any Person in which the Lenders’ members or any of their affiliates may own an interest without the prior written consent of the Lenders in each instance, which consent shall not be withheld unless the Lenders shall have a reasonable belief that such capital contribution or equity interest would cause any Lender to violate its Allocation Agreement;

(aa)                          The fair market value of the Projects, after completion, is not expected to be less than the aggregate amount of the Loans;

(bb)                          Borrower shall engage solely in the ownership, development, operation and management of the Projects, which is and shall remain a qualified business under the Treasury Regulations, and no other activity;

(cc)                            Borrower shall comply with Section 6.1 (Compliance with Government Requirements), Section 6.2 (Fraud Waste and Abuse), and Section 6.4 (Retention of Records) of the Allocation Agreements; and

(dd)                          Borrower will treat the Master Lease as a true lease for federal income tax purposes and not as a transfer of ownership.

10.5.                     New Markets Tax Credit Reporting Requirements.

(a)                                 General NMTC Reporting Requirements. Borrower shall deliver to Administrative Agent and the Lenders, (i) such information, reports and certifications as Administrative Agent and the Lenders deems reasonably necessary to demonstrate compliance with the NMTC Program Requirements applicable to Borrower or the Lenders, including, without limitation, reports which the Lenders or Borrower must make on-line in connection with the NMTC Program Requirements, (ii) any information reports and certifications necessary to reasonably assess and report on employment and community impacts, and (iii) any other information reports and certifications that the United States Treasury Department may from time to time require the Lenders to collect or submit, including submissions required by the CDFI Fund’s Community Investment Impact System.  Such reports shall include but are not limited to the following:

(1)                                 at the closing of the Loans, an estimate of the number of construction jobs, if any, involved in any anticipated improvement of the Premises, including the jobs held by low-income persons or residents of Low-Income Communities and a breakdown of the construction jobs based upon wages;

(2)                                 an estimate of the number of full-time equivalent jobs as of the date hereof, and the projected full-time equivalent jobs to be created or retained, and within forty-five (45) days of the close of each tax year, the jobs actually created or retained as a result of the Loan, including an estimate of the number of permanent jobs held by low-income persons or residents of low-income communities, as defined in Section 45D of the Code and a breakdown of such jobs based on wages;

(3)                                 at the closing of the Loans, the annual gross revenues of Borrower as of Borrower’s fiscal year ending prior to the Loans, and within forty-five (45) days of the close of each tax year, the annual gross revenues of Borrower for each subsequent tax year; and

(4)                                 at the closing of the Loans, a copy of Borrower’s form of lease (if any and to the extent applicable).

(b)                                 Semi-Annual Certifications. Each June 1 and December 1, or semi-annually on dates to be identified by the Lenders, throughout the term of the Loans, Borrower will (i) certify in writing to Administrative Agent and the Lenders that Borrower remains in compliance with the provisions of Section 10.3 and Section 10.4 of this Agreement by delivery of a certificate in the form set forth on Exhibit D attached hereto, and (ii) provide to Administrative Agent and the Lenders evidence including, without limitation the data to be maintained pursuant to Section 10.4(p) above, to reasonably substantiate such certifications. At the request of the Administrative Agent or the Lenders, Borrower will permit each of their books and records to be audited (at Borrower’s cost and expense and upon reasonable prior notice) for purposes of substantiating such certification. Borrower shall maintain records of the average values and locations and the unadjusted basis of its property.

(c)                                  Additional Notice Requirements. Notwithstanding anything to the contrary contained herein, Borrower shall promptly (but in no event greater than five (5) Business Days following the date that Borrower shall acquire actual knowledge thereof) notify Administrative Agent and the Lenders of:

(1)                                 The occurrence of any act, event, condition or omission which constitutes, or which after notice or lapse of time or both, would constitute or result in a Recapture Event, together with a written statement of any actions which have been proposed in order to cure or remedy such default, and any action taken with respect thereto;

(2)                                 Receipt of any material communication from any taxing authority by Borrower; or

(3)                                 Any other material information Borrower receives from time to time regarding the conduct of the Borrower’s business.

(d)                                 Furnishing Information. Within ten (10) Business Days after the written request of Administrative Agent or the Lenders or such longer period of time as may be reasonably necessary to comply with such request if same is being diligently pursued, Borrower shall furnish such reports, projections, certifications, budgets (including the annual operating budget to be approved by Administrative Agent), operating reports, tax returns and analyses as required by the NMTC Program Requirements, or by other applicable federal, state or local statutes or requirements and shall give specific answers to reasonable questions from the Administrative Agent and the Lenders, from time to time, relative to Borrower’s income, assets, liabilities, contracts and operations, all in connection with the Borrower’s property, and the administration, operation, maintenance, occupancy, financial soundness and physical condition of the Borrower’s property.

(e)                                  Further Documentation. Borrower will execute and deliver such documents, certifications or amendments to the Loan Documents as may be reasonably requested by Administrative Agent or the Lenders to maintain the status of the Loans as QLICIs and the status of Borrower as a QALICB.

10.6.                     Penalty.  Without limiting any of Administrative Agent’s or the Lenders’ rights or remedies pursuant to the Loan Documents, in the event the reports or information provided for in this Article X are not provided within the time period(s) specified therein, at the discretion of the Administrative Agent or the Lenders, Borrower shall be obligated to pay to the applicable party a fee of $150 per day, as liquidated damages, for each day from the date ten (10) Business Days after notice has been provided to Borrower until the date upon which such reports or information is (are) provided to the applicable party.

10.7.                     Indemnity.  Borrower hereby agrees to indemnify Lenders and Administrative Agent and save each harmless from and against any and all claims, actions, damages, costs, liabilities and expenses, including, without limitation, attorneys’ fees, incurred by Lenders and/or Administrative Agent in connection with the Premises or the Projects or occasioned wholly or in part by any act or omission of Borrower, its officers, directors, partners, managers, members, agents, contractors, employees or tenants, including, without limitation, Borrower’s fraud, gross negligence, willful misrepresentation, willful misconduct, or misappropriation and/or misapplication of funds, voluntary bankruptcy filings, or otherwise engineering a bankruptcy filing.  Without limiting the generality of the foregoing, in case any Lender or Administrative Agent shall, without fault on its part, be made a party to any litigation commenced by or against Borrower, then Borrower shall protect and hold such Lender and/or Administrative Agent harmless and shall pay all costs, expenses and attorneys’ fees incurred or paid by Lender and/or Administrative Agent in connection with such litigation.  The obligations of Borrower under this Section 10.8 shall survive the making and repayment of the Loan.

10.8.                     Notwithstanding anything to the contrary set forth in this Agreement, Lenders acknowledge and agree that Administrative Agent is not required to act on behalf of the Lenders with respect to Borrower’s compliance with Sections 10.1 through 10.5 hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written, the execution hereof by Borrower constituting a certification by the Borrower that the representations and warranties made in Article V and Article X are true and correct as of the date hereof and that the person executing on behalf of the Borrower duly holds and is incumbent in the position indicated under his name.

ADMINISTRATIVE AGENT:

GSB NMTC INVESTOR LLC,
a Delaware limited liability company

By:
Name:
Title:

LENDERS:

GSNMF SUB-CDE 2 LLC,
a Delaware limited liability company

By:	GS New Markets Fund, LLC,
a Delaware limited liability company,
its manager

By:
Name:
Title:

CARVER CDC — SUBSIDIARY CDE 21, LLC,
a Delaware limited liability company

By:	Carver Community Development Corporation,
a Delaware corporation,
its managing member

By:
Name:
Title:

[Signatures Continue on Following Page]

BACDE NMTC FUND 4, LLC,
a Delaware limited liability company

By:	Building America CDE, Inc.,
its managing member

By:
	Name:	Eric W. Price
	Title:	Chief Executive Officer

NCIF NEW MARKETS CAPITAL FUND IX CDE, LLC,
a Delaware limited liability company

By:	NCIF Capital, LLC,
an Illinois limited liability company,
its managing member

By:	National Community Investment Fund,
a charitable trust established under the laws of the State of Illinois, its managing member

By:
Name:
Title:

BORROWER:

TEACHERS VILLAGE PROJECT A QALICB URBAN RENEWAL ENTITY, LLC,
a New Jersey limited liability company

By:
	Name:	Ron Beit-Halachmy
	Title:	Authorized Signatory

SCHEDULE A

DESCRIPTION OF REAL PROPERTY

EXHIBIT A

(PENDING DISBURSEMENTS CLAUSE)

Pending disbursement of the full proceeds of the loan secured by the insured mortgage described herein, this policy insures only to the extent of the amount actually disbursed plus interest accrued thereon but increases up to the face amount of the policy as disbursements are made in good faith and without knowledge of any defects in, or encumbrances prior to, the lien of the insured mortgage other than exceptions on Schedule B of this policy not insured against hereunder.

Title shall be continued down to the date of each disbursement and the Borrower shall furnish to the Insured a continuation report which shall note (1) the new effective date and amount of the policy, (2) all assessments, taxes, liens, encumbrances, leases, Mortgages, easements and other items including survey variations, encroachments and setback violations then affecting the insured premises which have been filed of record or discovered by the Company since the original date of the policy regardless of whether they affect the lien of the insured mortgage, (3) which of the aforesaid items have been filed or recorded since the date of the last preceding continuation report, and (4) which said items are intended to be added as exceptions to the coverage of the policy as to (a) all amounts secured by the insured mortgage, and (b) only amounts secured by the insured mortgage advanced on or after the new effective date of the policy.

In addition, each continuation search will notify Administrative Agent of any liens which have been discharged by bonding, court deposit or any other means other than full payment.

In the event that the lien of the insured mortgage described herein is insured by more than one insurer, this company agrees that it shall be bound by the continuation reports of a single company specified as “lead” insurer herein.

EXHIBIT B

(BORROWER’S REQUISITION — DISBURSEMENT FUND)

REQUISITION NO.

TO GSB NMTC INVESTOR LLC (“ADMINISTRATIVE AGENT”):

Date:	Borrower:
Period Covered	Premises
To	Retainage
Percentage:
Acct. No.:	Loan No.:

Pursuant to the Loan Agreement for the subject Loan, Borrower hereby authorizes and requests an advance to its Operating Account having the Acct No. in the amount of $                             which is calculated as follows:

(1)                                 Direct Costs incurred to the

end of the Period Covered

(from SCHEDULES I AND I-A

hereto):                                            $

(2)                                 Less the greater of —

(a)  Retainage Amounts

or of said costs :$

(b)  Retained Amounts

to the end of the Period

Covered (from SCHEDULES I

AND I-A hereto):                           $

   (     )  $

(3)                                 Indirect Costs incurred to

end of the Period Covered

(from SCHEDULE II hereto):                                $

(4)                                 Amount Requisitioned for

the Period Covered

(1-2+3-4):                                         $

REQUISITION NO.

In connection with and in order to induce Administrative Agent to advance the amount requested above, Borrower hereby represents, warrants and stipulates as follows:

1.                                      The information stated above and the representations and warranties in Section 5.01 of the Loan Agreement are true and correct in all material respects as of the date of this Requisition and, unless Administrative Agent is notified to the contrary prior to the disbursement of the advance requested above, will be so on the date thereof.

2.                                      The amounts and percentages set forth on SCHEDULES I, I-A and II hereto are true and correct to the best of Borrower’s knowledge.

3.                                      All sums previously requisitioned have been applied to the payment of the Direct Costs and Indirect Costs heretofore incurred, or such sums have been retained in the Operating Account for such purpose and no other.

4.                                      Names, addresses, contract dates and amounts for the contractors, subcontractors, suppliers and materialmen responsible for performing each item of Direct Cost listed on SCHEDULES I and I-A hereto have been heretofore or are herewith submitted to Administrative Agent and the construction consultant and copies of any General Contract or major Subcontracts not previously delivered to Administrative Agent or the Construction Consultant are enclosed herewith.

5.                                      All Change Orders have been submitted to Administrative Agent and the Construction Consultant and all Change Orders for which an advance is requested hereby have been approved by Administrative Agent for funding.

6.                                      All payment receipts due in accordance with the terms of the Loan Agreement as of the end of the Period Covered have been submitted to the Construction Consultant.

7.                                      Capitalized terms used herein not otherwise defined shall have the meanings ascribed to them in the Loan Agreement.

Very truly yours,

By:

Subscribed and sworn to before me on , 20

Notary Public

EXHIBIT C

(INTENTIONALLY OMITTED)

EXHIBIT D

COMPLIANCE CERTIFICATE
(REAL ESTATE)

In order to ensure that the loans (the “Loans”) among NCIF NEW MARKETS CAPITAL FUND IX CDE, LLC, a Delaware limited liability company, CARVER CDC — SUBSIDIARY CDE 21, LLC, a Delaware limited liability company, BACDE NMTC FUND 4, LLC, a Delaware limited liability company, and GSNMF SUB-CDE 2 LLC, a Delaware limited liability company (collectively, the “Lenders”), and Teachers Village Project A QALICB Urban Renewal Entity, LLC (the “Borrower”) each qualify as a Qualified Low-Income Community Investment (“QLICI”), Borrower hereby certifies that it is a Qualified Active Low-Income Community Business (“QALICB”), as that term is defined by Section 45D of the Internal Revenue Code, as amended (the “Code”) and Section 1.45D-1(d)(4) of the Treasury Regulations:

1.              Capitalized terms not otherwise defined in this Certificate have the meanings set forth in the Building Loan Agreement (the “Loan Agreement”) dated as of September     , 2012 (the “Closing Date”) among Lenders, Borrower and GSB NMTC Investor LLC, as administrative agent.

2.              Borrower acknowledges and agrees that the Loans constitute QLICIs and that the Borrower is and will remain a QALICB during the respective terms of the Loans.  Accordingly, Borrower hereby certifies that, as of the date hereof:

a.              The ratio of (i) the average value of the tangible property owned or leased by Borrower and used by the Borrower during the current fiscal year of the Borrower to date within any “low-income community” as such term is defined in Section 45D of the Code, to (ii) the total average value of the tangible property owned or leased by the Borrower and used by the Borrower in the current fiscal year of the Borrower to date, is no less than eighty-five percent (85%).  For purposes of the preceding sentence, tangible property owned by the Borrower has been valued at its cost basis as determined under Section 1012 of the Code and tangible property leased by the Borrower has been valued at a reasonable amount established by the Borrower and reasonably acceptable to the Lenders. Specifically, the foregoing ratio is: 0%.

b.              Less than five percent (5%) of the average aggregate unadjusted basis of Borrower’s property is attributable to collectibles (as defined in Section 408(m)(2) of the Code) other than collectibles held primarily for sale to customers in the ordinary course of business. The Borrower has provided the Lenders a true, correct and complete listing of any collectables owned by the Borrower, which includes the unadjusted bases of such property. Specifically, the foregoing percentage is: 0%.

c.               Less than five percent (5%) of the average aggregate unadjusted basis of Borrower’s property is attributable to nonqualified financial property (as defined in Section 1397C(e) of the Code).  The Borrower has provided the Administrative Agent and the

Lenders with a true, correct and complete listing of any non-qualified financial property owned by the Borrower, which includes the unadjusted bases of such property.  Specifically, the foregoing percentage is: 2.63%.

d.              Borrower has maintained records sufficient to establish compliance with Sections 2(a), (b), and (c) of this Compliance Certificate, and has provided copies of such records to Lender with this Compliance Certificate.

e. The business activities of the Borrower do not include operation of any of the following: (i) rental of residential real property (as defined under Section 168(e)(2)(A) of the Code); (ii) development or holding of intangibles for sale or license; (iii) farming; (iv) a massage parlor, hot tub facility, suntan facility, country club, racetrack or other facility used for gambling, or private or commercial golf course; (v) any store the principal business of which is the sale of alcoholic beverages for consumption off premises; or (vi) unimproved real property.

f.                Additionally, no lessee of the Borrower is a business operating any of the above-described enterprises as of the date hereof.  Except that Borrower shall be permitted to engage in the business of renting residential rental property so long as not more than 80% of the Borrower’s gross income is not derived from such rentals.

g.               The Borrower does not currently have any employees; however, the Borrower anticipates having employees at any time during the respective terms of the QLICI Loans.  If Borrower has one or more employees, then not less than fifty percent (50%) of the services performed for Borrower by such employees will be performed at the Projects or otherwise performed in one or more other Low-Income Communities, which percentage shall be determined utilizing the methodology set out in Treasury Regulations Section 1.45D-1(d)(4)(i)(C).

h.              The Borrower expects to generate revenues from the leasing of the Projects within three (3) years from the closing of the QLICI Loans, and have provided the Lenders documentation supporting the reasonableness of this expectation.

i.                  The Projects are located within Census Tract No. 34013008100 which constitutes a “low-income community” under Section 45D of the Code.  In addition, the Projects are located within a targeted distressed community because it meets the following criteria [check all that apply]:

☐ (i) Located in a census tract with a poverty rate greater than 30 percent;

☐ (ii) Located in a census tract that (a) if located within a non-Metropolitan Area, has a median family income that does not exceed 60 percent of statewide median family income; or (b) if located within a Metropolitan Area, has a median family income that does not exceed 60 percent of the greater of statewide median family income or the Metropolitan Area median family income;

☐ (iii) Located in a census tract with an unemployment rate at least 1.5 times the national average;

☐ (iv) Located in a census tract that is located in a county not contained within a Metropolitan Statistical Area (MSA), as defined in OMB Bulletin No. 99-04, with respect to the 2000 Census data.

☐ (v) As permitted by IRS and related CDFI Fund guidance materials, serves Targeted Populations to the extent that: (a) the project is 60% owned by low-income persons (LIPs); or (b) at least 60% of employees are LIPs; or (c) at least 60% of customers are LIPs.

[NOTE:  If none of (i) through (v) are selected, then at least two of (vi) through (xviii) below must be selected:]

☐ (vi) Located in a census tract with one of the following: (a) poverty rate greater than 25%; or (b) if located within a non-Metropolitan Area, median family income that does not exceed 70% of statewide median family income, or, if located within a Metropolitan Area, median family income that does not exceed 70% of the greater of the statewide median family income or the Metropolitan Area median family income; or (c) unemployment rate at least 1.25 times the national average.

☐ (vii) Located in a federally designated Empowerment Zone, Enterprise Community, or Renewal Community, specifically:                                                                         ;

☐ (viii) Located in a U.S. Small Business Administration (SBA) designated HUB Zones, to the extent that the QLICI supports a business that obtains HUB Zone certification from the SBA;

☐ (ix) Located in a Brownfield site as defined under 42 U.S.C. 9601(39)

☐ (x) Located in an area encompassed by a HOPE VI redevelopment plan;

☐ (xi) Located in an area federally designated as a Native American or Alaskan Native area, Hawaiian Homeland, or redevelopment area by the appropriate Tribal or other authority, specifically:                                                                      ;

☐ (xii) Located in an area designated as distressed by the Appalachian Regional Commission or Delta Regional Authority;

☐ (xiii) Located in a Colonias area as designated by the U.S. Department of Housing and Urban Development;

☐ (xiv) Located in a federally designated medically underserved area, to the extent that QLICI activities support health related services;

☐ (xv) Located in a state enterprise zone program, or other similar state/local program targeted towards particularly economically distressed communities, specifically:                                                                                     ;

☐ (xvi) Located in a county for which the Federal Emergency Management Agency (FEMA) has (a) issued a “major disaster declaration” and (b) made a determination that such County is eligible for both “individual and public assistance;” provided that the initial project investment was made within 24 months of the disaster declaration;

☐ (xvii) a business certified by the Department of Commerce as eligible for assistance under the Trade Adjustment Assistance for Firms (TAA ) Program; or

☐ (xviii) located in a Food Desert, which must either be: 1) a census tract determined to be a Food Desert by the U.S. Department of Agriculture (USDA), as identified in USDA’s Food Desert Locator Tool; or 2) a census tract that qualifies as a Low-Income Community and has been identified as having low access to a supermarket or grocery store through a methodology that has been adopted for use by another governmental or philanthropic healthy food initiative, to the extent QLICI activities will increase access to healthy food.

j.                 The nature of the Borrower’s business, and its primary sources of revenue, is the development and use of the Projects, and the Borrower’s primary expenditures are projected to be as set forth in the financial projections prepared by Reznick Group, P.C., dated the Closing Date.  The Borrower does not have any present plans or intentions to change the nature or manner of the conduct its business which would cause it not to be in accordance with the provisions of this Section 2(j).

k.              The representations and warranties set forth in Article X of the Loan Agreement are true and correct in all respects and the Borrower remain in compliance with the provisions of Section 10.3 and 10.4 of the Loan Agreement.

l.                  The Borrower agrees to execute and deliver such documents, certifications or amendments to the Loan Documents as may reasonably be requested by the Lenders to maintain the status of the Loans as QLICIs and the status of the Borrower as a QALICB.

m. No default or Event of Default exists as of the date hereof.

[Signature Page Follows]

BORROWER:

TEACHERS VILLAGE PROJECT A QALICB URBAN RENEWAL, LLC,
a New Jersey limited liability company

By:
Name:
Title:

EXHIBIT E

INTENTIONALLY OMITTED

EXHIBIT F

CERTIFICATE OF BORROWER AND GENERAL CONTRACTOR

                               , 201

1.                                      The undersigned, Teachers Village Project A QALICB Urban Renewal Entity, LLC, a New Jersey limited liability company, and Del-Sano Contracting Corp., a                      corporation, are the owner (“Borrower”) and the general contractor (“Contractor”), respectively, of the project known as Teachers Village Workforce A Project located in Newark, New Jersey (the “Project”), which will be constructed in part using the proceeds of one or more qualified low-income community investments made in the form of loans (collectively, the “Loan”) to Borrower by BACDE NMTC Fund 4, LLC, a Delaware limited liability company (“Sub-CDE”), a subsidiary community development entity of Building America CDE, Inc. (“BACDE”).  In order for Sub-CDE to make the Loan, BACDE will suballocate a portion of its allocation of New Markets Tax Credits (“NMTCs”) to Sub-CDE.

2.                                      In order to induce the BACDE to suballocate the NMTCs to Sub-CDE in connection with the financing of the Project, the Borrower and Contractor DO HEREBY JOINTLY AND SEVERALLY CERTIFY the following to BACDE.  The Borrower and Contractor have employed and will employ, for all on-site work on this Project, only employees who are represented by unions affiliated with the local Building and Construction Trades Council, American Federation of Labor and Congress of Industrial Organizations (“AFL-CIO”) and/or The Building and Construction Trades Department, AFL-CIO.  In addition, the Borrower and Contractor will contract only with contractors and subcontractors who (i) will employ, for all on-site work on this Project, only employees who are represented by unions affiliated with the local Building and Construction Trades Council, AFL-CIO, and/or The Building and Construction Trades Department, AFL-CIO, and (ii) will themselves contract for the construction of the Project only with subcontractors who will employ, for all on-site work on this Project, only employees who are represented by unions affiliated with the local Building and Construction Trades Council, AFL-CIO, and/or The Building and Construction Trades Department, AFL-CIO.  To help ensure that work on the Project proceeds in a timely and harmonious manner, the Borrower and Contractor will further ensure (i) that all on-site work for this Project will be performed within traditional craft lines in the area and (ii) that all contractors and subcontractors retained for on-site work for the Project shall agree to utilize and be bound by the jointly administered “Plan for the Settlement of Jurisdictional Disputes in the Construction Industry” established by The Building and Construction Trades Department, AFL-CIO, and various construction industry employer associations.

3.                                      In order to induce BACDE to suballocate the NMTCs to Sub-CDE in connection with the financing of the Project, the Borrower and Contractor do hereby agree to certify substantially as set forth in the document attached as “Exhibit F” of the Sub-CDE operating agreement executed as of even date herewith, upon BACDE’s request after completion of the construction of the Project.

4.                                      Any and all disputes arising from or relating to the obligations under Paragraph 2 of this Certificate of Borrower and Contractor (“Certificate”), and not subject to resolution under the Plan for Settlement of Jurisdictional Disputes in the Construction Industry, shall be settled by final and binding arbitration procedures to be administered by the American Arbitration Association (“AAA”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Procedures shall be in conformity with the specific provisions set forth in this paragraph, and in all other respects, in conformity with AAA’s Commercial Arbitration Rules, Expedited Procedures.  The arbitrator shall be a member of the National Academy of Arbitrators with substantial experience in resolving construction industry labor disputes and shall be selected, using lists of such arbitrators submitted to the parties by the AAA, following the procedures set out in the regular AAA Commercial Arbitration Rules (i.e., non-expedited rules).  The arbitrator may award any and all appropriate relief, interim or final, equitable or legal, injunctive or monetary, including awards of costs and fees to the prevailing party (including reasonable attorney fees, arbitration fees, and related expenses).  The arbitration shall be in Washington, DC, unless the parties agree otherwise.

5.                                      This certification is not intended to create rights in anyone other than BACDE.  The interpretation of any provision herein shall be in the exclusive discretion of BACDE.  No signatory or other party may challenge said interpretation or insist upon the application of the terms of this certification.  The BACDE’s interpretation of this certification in relation to any particular situation shall be consistent with the BACDE’s internal policies and procedures.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the date first written above.

BORROWER:

TEACHERS VILLAGE PROJECT A QALICB URBAN RENEWAL ENTITY, LLC, a New Jersey limited liability company

By:
Name:
Title:

CONTRACTOR:

DEL-SANO CONTRACTING CORP., a corporation

By:
Name:
Title:

EXHIBIT G

CERTIFICATE OF BORROWER AND GENERAL CONTRACTOR (COMPLETION)

                               , 201

The undersigned, Teachers Village Project A QALICB Urban Renewal Entity, LLC, a New Jersey limited liability company, and Del-Sano Contracting Corp., a                      corporation are the owner (“Borrower”) and the general contractor (“Contractor”), respectively, of the project known as Teachers Village Workforce A Project located in Newark, New Jersey (the “Project”) which has been constructed in part using the proceeds of one or more qualified low-income community investments made in the form of loans (collectively, the “Loan”) to Borrower by BACDE NMTC Fund       , LLC, a Delaware limited liability company (“Sub-CDE”), a subsidiary community development entity of Building America CDE, Inc. (“BACDE”).  In order for Sub-CDE to make the Loan, BACDE suballocated a portion of its allocation of New Markets Tax Credits (“NMTCs”) to Sub-CDE.  In satisfaction of the inducement to BACDE to suballocate NMTCs to Sub-CDE in connection with the financing of the Project the Borrower and Contractor agreed DO HEREBY JOINTLY AND SEVERALLY CERTIFY to BACDE as follows:

The Borrower and Contractor have employed, for all on-site work on this Project, only employees represented by unions affiliated with the local Building and Construction Trades Council, American Federation of Labor and Congress of Industrial Organizations (“AFL-CIO”) and/or The Building and Construction Trades Department, AFL-CIO.  In addition, the Borrower and Contractor have contracted only with contractors and subcontractors who (i) employed, for all on-site work on this Project, only employees represented by unions affiliated with the local Building and Construction Trades Council, AFL-CIO, and/or The Building and Construction Trades Department, AFL-CIO, and (ii) contracted for the construction of the Project only with subcontractors who employed, for all on-site work on this Project, only employees who were represented by unions affiliated with the local Building and Construction Trades Council, AFL-CIO, and/or The Building and Construction Trades Department, AFL-CIO.

This certification is not intended to create rights in anyone other than BACDE.  The interpretation of any provision herein shall be in the exclusive discretion of BACDE.  No signatory or other party may challenge said interpretation or insist upon the application of the terms of this certification.  BACDE’s interpretation of this certification in relation to any particular situation shall be consistent with BACDE’s internal policies and procedures.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the date first written above.

BORROWER:

TEACHERS VILLAGE PROJECT A QALICB URBAN RENEWAL ENTITY, LLC, a New Jersey limited liability company

By:
Name:
Title:

CONTRACTOR:

DEL-SANO CONTRACTING CORP., a corporation

By:
Name:
Title:

EXHIBIT H

INSURANCE REQUIREMENTS

Goldman Sachs Bank USA

Insurance Requirements

I. INSURANCE REQUIREMENTS

General Insurance Requirements

•             All policies must be written on a per occurrence basis except for pollution liability and professional liability coverage which may be written on a Claims Made.

•             Each policy must have a cancellation provision requiring the carrier to notify the Certificate Holder at least 30 days in advance of any policy reduction or cancellation for any reason except non-payment of premium. The cancellation provision must provide for at least a 10-day written notification for non-payment of premium. In the cancellation section of the ACORD Form the words “Endeavor to” and “But failure..through..Representatives” must be deleted. If this cannot be done, Goldman Sachs Bank USA (“GS Bank”) will accept the following sentence under the Description of Operations: “Certificate holder will receive 30 days written notice of cancellation.”

•             All policies must name the Project Partnership as the Insured and GS Bank and the Investor Limited Partner and their successors and/or assigns as “Loss Payee” and “Additional Insured” for property coverage and “Additional Insured” for liability coverage.

•             Each insurance policy must contain a Loss Payable clause and Additional Insured clause acceptable to GS Bank

Please note: depending on the size, scope and location of the project, insurance requirements, including types of coverage, can change.

Blanket Policies

Use of a blanket or package policy (or policies) of insurance covering the Property and other properties and liabilities of the Borrower is acceptable, provided that:

•             The policy provides the same or better insurance coverage as a single property insurance policy.

•             The property is listed and identifiable in the policy and/or associated schedules; and

•             The policy complies with all other applicable requirements contained in this document.

Carriers

•             All carriers must meet the following rating requirement:

•             A.M. Best general policyholder’s rating of “A-” or better and a financial performance index rating of VI or better in Best’s Insurance Reports or Key Ratings Guide or

•             A-or better by Standard and Poor’s.

•             Various state wind pools or flood companies approved under the National Flood Insurance Program (NFIP)

Term

Each policy must either:

•                  Have a term of at least one year at the time of closing; or

•                  Have a term with less than 12 months remaining at the time of closing so long as the policy contains the required coverage and is being added to an existing policy.

Evidence must be provided that the policy premium has been paid in full.

Financing the Premium

All premiums for existing, new policies or renewal policies must be paid in full at closing and cannot be financed.

Evidence of Insurance

Either (i) an ACORD 28 (either the 2003 or 2006 version is acceptable), combined with ACORD 25S, or (ii) ACORD 75S, are acceptable forms of evidence. The Policy Declaration page of a National Flood Insurance Policy (NFIP) is acceptable evidence of flood insurance coverage.

II. CONSTRUCTION PERIOD

Builders Risk

What is Required	Section 1 - “All Risk” of Physical Loss or Damage Section 2 — Delay in start-up/soft costs

Amount of Coverage	• 100% Replacement Cost (completed value) on Completed Value Form • Coverage must contain no coinsurance, or a coinsurance clause that is offset by an Agreed Amount provision.

Coverage Must Include	• Permission to Occupy • Contractors Equipment (if applicable) • Design Error (if applicable) • Removal of Debris • Expediting Expenses • Transit and Off-site Storage

Delay in Start-up/Soft Costs Should Include

•                  Loss of Earnings (12 months loss of rents)

•                  Debt Service Payments

•                  Fixed Operational & Maintenance Expenses

•                  Additional Interest Expense

•                  Construction Loan Refinancing Fees

•                  Real Estate Taxes

•                  Legal Professional Fees

•                  Insurance Premiums

Maximum Deductible	Physical Damage: • $10,000 up to $50 million in replacement cost values • $25,000 up to $100 million in replacement cost values • $100,000 over $100 million in replacement cost values • .

Delayed Opening • 60 days

Loss Payee and Additional Insured Clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as loss payees and additional insureds

Windstorm Coverage

What is Required	If the Builders Risk policy excludes any type of wind-related event, a separate windstorm insurance policy must be obtained.

When Does it Apply	Required for all properties

Amount of Coverage	See Builders Risk for What’s Required and Amount of Coverage

Maximum Deductible	5% of the total insured value, as listed in the policy

Loss Payee and Additional Insured clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as loss payees and additional insureds

Flood Insurance

What is Required	Flood Insurance

When Does it Apply	Flood insurance is required for Property improvements located in SFHA A or V GS Bank may require flood insurance for improvements located outside a SFHA. It will be evaluated on a case by case basis.

Amount of Coverage

•                  100% of the replacement cost of improvements located in an SFHA.

•                  Business Income / Rent Loss Coverage for a minimum of 12 months plus a 90 Day Extended Period of Indemnity for improvements located in an SFHA. Business Income / Rent Loss coverage is required even if written on a stand-alone basis.

•                  If 100% of the full replacement cost is unavailable, then the maximum amount of insurance available under the National Flood Insurance Program (NFIP) must be obtained. An excess flood or Difference in Conditions (DIC) policy must provide for the difference, if any, between maximum limit provided by NFIP policies and the full replacement cost and the required Business Income / Rent Loss coverage as noted above.

Maximum Deductible	5% of the Total Insured Value as listed on the policy The acceptable deductible for a DIC is the limit of the NFIP policy (ies)

Loss Payee and Additional Insured clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as loss payees and additional insureds

Flood insurance must be in the form of the standard policy issued by members of the National Flood Insurance Program (NFIP). Other policies that meet the NFIP’s requirements—such as those issued by licensed property and casualty insurance companies that are authorized to participate in NFIP’s “Write Your Own” program—will be acceptable.

Earthquake Insurance

What is Required	Earthquake Insurance

When Does it Apply

If the property is in a high probability earthquake zone (i.e. Zone 3 or 4), then GS Bank will require a Probable Maximum Loss (“PML”) study to be conducted for each building. If the PML study reveals that the PML is less than 20% of the replacement cost earthquake insurance will not be required

Amount of Coverage

•                  If PML is greater than or equal to 20% of the replacement cost, then earthquake insurance must be maintained at an amount equal to the PML percentage of the replacement cost.

•                  Business Income / Rent Loss Coverage for a minimum of 12 months plus a 90 Day Extended Period of Indemnity. Business Income / Rent Loss coverage is required even if written on a stand-alone basis.

Maximum Deductible	5% of the total insured value as listed on the policy

Loss Payee and Additional Insured Clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as loss payees and additional insureds

Ordinance and Law Coverage

What is Required	Ordinance and Law Coverage (if applicable)

When Does it Apply	Properties that contain any type of non-conformance under current building, zoning, or land use laws or ordinances.

Amount of Coverage

1. Coverage A - Loss of Undamaged Portion of the Building

• Equal to 100% of the full replacement cost of the Property less the damage threshold of the local building ordinance. If threshold is not available, 100% of the full replacement cost of the Property

2. Coverage B - Demolition Cost

• Minimum 10% of the replacement cost.

3. Coverage C - Increased Cost of Construction

• Minimum 10% of the replacement cost.

Commercial General Liability Insurance

What is Required

Commercial General Liability Insurance for bodily injury, property damage and personal injury.

Coverage must include:

•                  Dedicated project limits if part of a master program

•                  Completed Operations Extension

•                  Post Completion Construction defects insurance clause continues for a period equal to the applicable Statute of Limitation/Repose.

Amount of Coverage

1. $1 million per occurrence/$2 million minimum general aggregate limit plus

2. Minimum Umbrella Liability Insurance (above the primary) of $25 million

The minimum required coverage limit may be satisfied by adding any combination of primary and umbrella/excess per occurrence and aggregate limits so that the sum of both equals the sum of the limits required in 1. plus 2. above. Umbrella coverage must sit above general liability, auto liability and employers liability.

Maximum Deductibles	$10,000 total combined deductibles and self insured retentions

Additional Insured Clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as additional insured.

Commercial Auto Liability Insurance

What is Required	Commercial Auto Liability Insurance that covers owned, non-owned, hired and/or leased vehicles (whichever shall apply), including personal injury protection and uninsured motorist liability.

When Does it Apply	If the developer/sponsor uses cars, vans or trucks for business purposes, Commercial Auto Liability Insurance must cover those vehicles.

Amount of Coverage	$1 million per occurrence

Maximum Deductible	$10,000

Workers’ Compensation

What is Required	Statutory Workers’ Compensation and Employer’s Liability Insurance

When Does it Apply	Where employees of the Borrower are required to be covered by workers’ compensation laws of the state where the Property is located.

Amount of Coverage	• Employer’s Liability with a limit of $1 million and • Statutory Limits for compensation

Terrorism Insurance

What is Required	Terrorism Insurance (if available, TRIA is acceptable). Coverage is required for both the property and general liability policy.

When Does it Apply	For all properties

Amount of Coverage

•                  100% of the replacement cost of the property improvements

•                  Business Income / Rent Loss Coverage for a minimum of 12 months plus a 90 Day Extended Period of Indemnity. Business Income / Rent Loss coverage is required even if written on a stand-alone basis.

Maximum Deductible	• Not more than the deductible of property insurance policy.

Loss Payee and Additional Insured Clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as loss payees and additional insureds

Environmental / Pollution Legal Liability

What is Required

Pollution condition causes bodily injury or property damage to any party: construction workers, project or existing facilities, employees, general public or neighboring property owners. Owner has ultimate responsibility for clean-up, transportation and disposal of toxic substances.

When Does it Apply	Will be reviewed on a case-by-case basis to determine if coverage is required.

Amount of Coverage	Will vary depending on the property condition

Maximum Deductible	$10,000

Additional Insured Clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as additional insured.

Architect Professional Liability

What is Required	Professional liability for Architects

When Does it Apply	When a design professional is involved in the project

Amount of Coverage	Will vary depending on the property

Maximum Deductible	$10,000

General Contractor/Other Policies:

If the general contractor is different from the Project Partnership, it is expected they carry their own respective insurance. Their insurance must comply with these requirements. In addition, they must carry contractor’s equipment. Please have proof of coverage provided accordingly.

III. POST CONSTRUCTION — PERMANENT INSURANCE

Property Damage Insurance

What is Required	“Special Form” (“All Risk”) Property Insurance Policy

Amount of Coverage	• 100% Replacement Cost • Coverage must contain no coinsurance, or a coinsurance clause that is offset by an Agreed Amount provision.

Maximum Deductible

Physical Damage:

•                  $10,000 up to $50 million in replacement cost values

•                  $25,000 up to $100 million in replacement cost values

•                  $100,000 over $100 million in replacement cost values

•                  Blanket Policy — up to 1% of the total replacement values as listed in the policy, but no more than $250,000.

Loss Payable and Additional Insured Clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as loss payees and additional insureds

Windstorm, Flood and Terrorism exclusions also are acceptable, provided a separate policy or coverage is obtained for these exclusions, as specified in this document.

Mechanical Breakdown / Boiler & Machinery

What is Required	Comprehensive Form, Including Mechanical Breakdown

Amount of Coverage	• Total Building Value

Maximum Deductible

Physical Damage:

•                  $10,000 up to $50 million in replacement cost values

•                  $25,000 up to $100 million in replacement cost values

•                  $100,000 over $100 million in replacement cost values

•                  Blanket Policy — up to 1% of the total replacement values as listed in the policy, but no more than $250,000.

Loss Payable and Additional Insured Clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as loss payees and additional insureds

Business Income/Rent Loss Coverage

What is Required

1. Business Income / Rent Loss Coverage

2. 90-day Extended Period of Indemnity

Business Income / Rent Loss Coverage is required (as applicable in this document) for all property insurance coverage including windstorm, flood, earthquake and terrorism even if written on a stand-alone basis.

When Does it Apply	All property types

Amount of Coverage	• Actual loss sustained or minimum 12 months’ gross income/rents. • Extended Period of Indemnity - 90 days’ loss of income / rents

Maximum Deductible	Two weeks per occurrence

Windstorm Coverage

What is Required	If the Special Form policy excludes any type of wind-related event, a separate windstorm insurance policy must be obtained.

When Does it Apply	Required for all properties

Amount of Coverage	See Property Insurance and Business Income sections for amount of coverage required.

Maximum Deductible	5% of the total insured value, as listed in the policy

Loss Payable and Additional Insured Clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as loss payees and additional insureds

Flood Insurance

What is Required	Flood Insurance

When Does it Apply

Flood insurance is required for Property improvements located in SFHA A or V

GS Bank may require flood insurance for improvements located outside SFHA A or V. It will be evaluated on a case by case basis.

Amount of Coverage

100% of the replacement cost of improvements located in SFHA A or V.

See “Business Income/Rent Loss” for coverage required for improvements located in SFHA A or V.

If 100% of the full replacement cost is unavailable, then the maximum amount of insurance available under the National Flood Insurance Program (NFIP) must be obtained. An excess flood or Difference in Conditions (DIC) policy must provide for the difference, if any, between maximum limit provided by NFIP policies and the full replacement cost and the required Business Income / Rent Loss coverage as noted above.

Maximum Deductible	5% of the Total Insured Value as listed on the policy The acceptable deductible for a DIC is the limit of the NFIP policy (ies)

Loss Payee and Additional Insured Clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as loss payees and additional insureds

Flood insurance must be in the form of the standard policy issued by members of the National Flood Insurance Program (NFIP). Other policies that meet the NFIP’s requirements—such as those issued by licensed property and casualty insurance companies that are authorized to participate in NFIP’s “Write Your Own” program—will be acceptable.

Earthquake Insurance

What is Required	Earthquake Insurance

When Does it Apply

If the property is in a high probability earthquake zone (i.e. Zone 3 or 4), then GS Bank will require a Probable Maximum Loss (“PML”) study to be conducted for each building. If the PML study reveals that the PML is less than 20% of the replacement cost earthquake insurance will not be required

Amount of Coverage

If PML is greater than or equal to 20% of the replacement cost, then earthquake insurance must be maintained at an amount equal to the PML percentage of the replacement cost.

See “Business Income/Rent Loss” for coverage required

Maximum Deductible	5% of the total insured value as listed on the policy

Loss Payee and Additional Insured Clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as loss payees and additional insureds

Ordinance and Law Coverage

What is Required	Ordinance and Law Coverage

When Does it Apply	Properties that contain any type of non-conformance under current building, zoning, or land use laws or ordinances.

Amount of Coverage

1. Coverage A - Loss of Undamaged Portion of the Building

• Equal to 100% of the full replacement cost of the Property less the damage threshold of the local building ordinance. If threshold is not available, 100% of the full replacement cost of the Property

2. Coverage B - Demolition Cost

• Minimum 10% of the replacement cost.

3. Coverage C - Increased Cost of Construction

• Minimum 10% of the replacement cost.

Commercial General Liability Insurance

What is Required	Commercial General Liability Insurance for bodily injury, property damage and personal injury. Coverage must include dedicated project limits if part of a master program.

Amount of Coverage

1. $1 million per occurrence/$2 million minimum general aggregate limit plus

2. Minimum Umbrella Liability Insurance (above the primary): $25 million

•

The minimum required coverage limit may be satisfied by adding any combination of primary and umbrella/excess per occurrence and aggregate limits so that the sum of both equals the sum of the limits required in 1. plus 2. above. Umbrella coverage must sit above general liability, auto liability and employers liability.

Maximum Deductibles	$10,000 total combined deductibles and self insured retentions

Additional Insured Clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as additional insureds

Commercial Auto Liability Insurance

What is Required	Commercial Auto Liability Insurance that covers owned, non-owned, hired and/or leased vehicles (whichever shall apply), including personal injury protection and uninsured motorist liability.

When Does it Apply	If the developer/sponsor uses cars, vans or trucks for business purposes, Commercial Auto Liability Insurance must cover those vehicles.

Amount of Coverage	$1 million per occurrence

Maximum Deductible	$10,000

Workers’ Compensation

What is Required	Statutory Workers’ Compensation and Employer’s Liability Insurance

When Does it Apply	Where employees of the Borrower are required to be covered by workers’ compensation laws of the state where the Property is located.

Amount of Coverage	Employer’s Liability with a limit of $1 million and Statutory Limits for compensation

Terrorism Insurance

What is Required	Terrorism Insurance (if available, TRIA is acceptable). Coverage is required for both the property and general liability policy.

When Does it Apply	For all properties

Amount of Coverage	• 100% of the replacement cost of the property improvements • See “Business Income/Rent Loss” for coverage required

Maximum Deductible	• Not more than the deductible of property insurance policy.

Loss Payee and Additional Insured Clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as loss payees and additional insureds

Environmental / Pollution Legal Liability

What is Required

Pollution condition causes bodily injury or property damage to any party: construction workers, project or existing facilities, employees, general public or neighboring property owners. Owner has ultimate responsibility for clean-up, transportation and disposal of toxic substances.

When Does it Apply	Will be reviewed on a case-by-case basis to determine if coverage is required.

Amount of Coverage	Will vary depending on the property condition

Maximum Deductible	$10,000

Additional Insured Clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as additional insureds

Sinkhole/Mine Subsidence Insurance

What is Required	Required for properties in areas prone to these geological phenomena.

When Does it Apply	Will be reviewed on a case-by-case basis to determine if coverage is required.

Amount of Coverage	See Property Insurance and Business Income/Rent Loss

Loss Payee and Additional Insured Clause	GS Bank USA and the Investor Limited Partner and their successors and/or assigns, ATIMA named as loss payee and additional insureds